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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Allstate Corporation
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The Allstate Corporation 2775 Sanders Road, Northbrook, IL 60062
April 10, 2013
To Our Stockholders,

Allstate's strong results in 2012 demonstrate the effectiveness of the strategies and operational changes put in place over the last five years to adapt to increased severe weather, low interest rates, global financial instability, and changing customer requirements. We appreciate the confidence shareholders have had in the company and want to recognize 38,000 Allstate employees, more than 9,300 Allstate agencies, and our senior leadership team for a job well done.
CORPORATE GOVERNANCE

Corporate governance is one of our board's most important areas of focus. We maintain an interactive dialogue with stockholders and governance organizations on key issues. Our chairman, Tom Wilson, met with proxy advisory firms and with investors representing more than a third of outstanding shares in 2012. Their feedback on many issues was reviewed by the relevant board committees. The results of their deliberations on certain of the key issues are as follows:

•

Board leadership structure. Our shift from a rotating to a traditional lead director role in 2011 enhanced board effectiveness, and we're pleased with how H. John Riley, Jr. developed the role in its first year. We determined it would be in the best interests of Allstate and its stockholders for Mr. Riley to continue shaping the role as lead director for an additional year past his normal board retirement, which would otherwise occur in May 2013.

•

Limits on board service. Our nominating and governance committee formalized a policy to limit the number of boards on which our directors may serve. You should expect us to continue to devote the time necessary to serve Allstate at an exemplary level. Directors who are active executives are limited to two public company boards and other directors are limited to five public company boards, in addition to Allstate in each case. This is in line with current corporate governance best practices. Our full policy is stated in our Corporate Governance Guidelines.

•

Director experience. We reviewed concerns about service by Allstate directors on the boards of companies going through difficult times. We agreed that, in each individual case, the director capabilities were enhanced by dealing with the challenges facing these companies.

• Board tenure limits. We chose not to replace our retirement age policy with board tenure limits.

•

Social responsibility. Allstate has been recognized for its commitment to corporate citizenship. We considered whether to expand our strong social and environmental policies and reporting practices and chose to continue with the annual report format initiated in 2012, which includes expenditures and the board's oversight role. Support for a proposal at last year's annual meeting to expand the report was relatively low at 9.96%.

Board Capabilities

We believe that the Board's most critical roles are strategic oversight, corporate governance, stockholder advocacy, and leadership. All of the directors have strong skills in these four areas based on their considerable professional experience and career successes. In addition, each director has unique expertise that enhances the board's ability to oversee Allstate's long-term success. Our collective expertise is based on each director's experience in operating businesses, working in relevant industries, serving in financial management roles, or overseeing executive compensation and succession planning. We invite you to review our individual biographies on pages 9-20. We further enhanced our board's capabilities by recruiting Kermit Crawford, President of the Walgreen Company pharmacy business, and Herbert Henkel, former Chairman and CEO of Ingersoll-Rand Company.
Executive Compensation

We made several changes to Allstate's executive compensation program for 2012, which are detailed in the compensation discussion and analysis on pages 25-39. We would like to highlight the following changes:

•

Performance stock awards. We replaced time-based restricted stock awards with performance stock awards (PSAs). PSAs are earned upon achievement of future return on equity targets as outlined on pages 32-34.

•

CEO Compensation. Mr. Wilson's target compensation was below the benchmark 50th percentile for the last several years. Based on improved business results, his continued tenure and experience as Allstate's CEO, and an independent compensation consultant's review of market and industry data, we increased Mr. Wilson's incentive compensation targets. The changes place Mr. Wilson's total target direct compensation opportunity at approximately the 50th percentile of our compensation peer group. The performance-based incentive compensation design requires strong corporate performance before Mr. Wilson's actual compensation increases. See pages 34-35 for more details on the adjustments to Mr. Wilson's compensation.

STRATEGY AND BUSINESS RESULTS

Allstate's strategy of providing differentiated products and services to the four consumer segments of the insurance market is working. The Property-Liability combined ratio improved from 2011 and as a result net income rose to $2.3 billion in 2012 from $787 million in 2011. The 2011 Esurance acquisition has rewarded Allstate with unit growth of 31% in the self-directed, brand-sensitive consumer segment. The investment portfolio generated a return of 7.3% despite the low interest rate environment. Return on equity increased 7.6 points to 11.9% in 2012, benefiting from good weather, continued strong auto profitability, and improved returns in the homeowners business. These results have been recognized by the market, giving Allstate stockholders a total return of 50% in 2012 and 44% over the past three years.

Finally, we wish to extend our gratitude to Joshua Smith and Jim Farrell for their 16 and 14 years, respectively, of outstanding service as Allstate directors. Their considerable expertise in strategy, board governance, and leadership development provided great insights in overseeing Allstate's strategy and performance. We wish them all the best in retirement.

The Allstate board is fully committed to fulfilling its fiduciary obligations to all stockholders. We are steadfast in our belief that Allstate's current business strategy will reward your continued support.

The Allstate Board of Directors

THE ALLSTATE CORPORATION 2775 Sanders Road Northbrook, Illinois 60062-6127 April 10, 2013 Notice of 2013 Annual Meeting and Proxy Statement

Dear Stockholder:

Allstate's 2013 annual meeting of stockholders will be held on Tuesday, May 21, 2013, at 11:00 a.m. (CDT) at our offices in Northbrook, Illinois. Your vote on the issues being considered at this meeting is important to Allstate's continued success. This proxy statement contains the information you will need to make an informed decision on the election of directors and five governance proposals.
Your vote is important. Please vote as soon as possible by telephone, Internet, or mail, even if you plan to attend the meeting.
Sincerely,

Thomas J. Wilson Chairman, President and Chief Executive Officer

Notice of 2013 Annual Meeting of Stockholders

When:	Tuesday, May 21, 2013, at 11:00 a.m. Registration begins at 10:00 a.m.
Where:	West Plaza Auditorium Allstate 3100 Sanders Road Northbrook, Illinois 60062
Items of Business:	1.	To elect to the Board of Directors the 12 director nominees named in this proxy statement to serve until the 2014 annual meeting.
	2.	To provide an advisory vote on the compensation of the named executive officers as disclosed in this proxy statement.
	3.	To approve the 2013 equity incentive plan.
	4.	To ratify the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2013.
	5.	To consider a stockholder proposal on equity retention by senior executives, if properly presented.
	6.	To consider a stockholder proposal on reporting lobbying expenditures, if properly presented.
In addition, any other business properly presented may be acted upon at the meeting.
Who Can Vote:	Holders of Allstate stock at the close of business on March 22, 2013.
Attending the Meeting:	Stockholders who wish to attend the meeting in person should review the instructions on page 80.
Date of Mailing:

Allstate began mailing its Notice of Internet Availability of Proxy Materials, proxy statement and annual report, and proxy card/voting instruction form to stockholders and to participants in its Allstate 401(k) Savings Plan on April 10, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 21, 2013. The Notice of 2013 Annual Meeting, Proxy Statement, and 2012 Annual Report and the means to vote by Internet are available at www.proxyvote.com.

By Order of the Board,

Mary J. McGinn Secretary
April 10, 2013

Proxy and Voting Information	PROXY STATEMENT

WHO IS ASKING FOR YOUR VOTE AND WHY	The annual meeting will be held only if there is a quorum, which means that a majority of the outstanding common stock entitled to vote is represented at the meeting by proxy or in person. To ensure there will be a quorum, the Allstate Board of Directors asks you to vote before the meeting, which allows your Allstate stock to be represented at the annual meeting by the proxies named on the proxy card/voting instruction form.

WHO CAN VOTE
You are entitled to vote if you were a stockholder of record at the close of business on March 22, 2013. On that date, there were 468,014,179 Allstate common shares outstanding and entitled to vote at the annual meeting.

HOW TO VOTE

If you hold shares in your own name as a registered stockholder, you may vote in person by attending the annual meeting, or you may instruct the proxies how to vote your shares by following the instructions on the proxy card/voting instruction form. If you plan to attend the meeting in person, please see the instructions on page 80.

If you hold shares in street name (that is, through a broker, bank, or other record holder), you should follow the instructions provided by your broker, bank, or other record holder to vote your shares. If you hold shares through the Allstate 401(k) Savings Plan, see the instructions on page 79.

Before your shares have been voted at the annual meeting by the proxies, you may change or revoke your vote by voting again by telephone, by Internet, in writing, or, if you are a registered stockholder, in person at the annual meeting.

CONFIDENTIALITY OF VOTES
All proxies, ballots, and tabulations that identify the vote of a particular stockholder are confidential, except as necessary to allow the inspector of election to certify the voting results or to meet certain legal requirements. A representative of American Election Services, LLC will act as the inspector of election and will count the votes. The representative is independent of Allstate and its directors, officers, and employees.

If you write a comment on your proxy card, voting instruction form, or ballot, it may be provided to our secretary along with your name and address. Your comments will be provided without reference to your vote, unless the vote is mentioned in your comment or unless disclosure of the vote is necessary to understand your comment. At our request, the distribution agent or the solicitation agent may provide us with periodic status reports on the aggregate vote. These status reports may include a list of stockholders who have not voted and breakdowns of vote totals by different types of stockholders, as long as we are not able to determine how a particular stockholder voted.

1   --  The Allstate Corporation

 Providing voting instructions, discretionary voting authority of proxies

You may instruct the proxies to vote "FOR" or "AGAINST" each proposal, or you may instruct the proxies to "ABSTAIN" from voting. Each share of our common stock outstanding on the record date will be entitled to one vote on each of the 12 director nominees and one vote on each other proposal. A description of how votes are counted is included with each proposal.

Proposal		Board Recommendation	Rationale for Board Recommendation

1.	Election of directors	FOR	Talented slate of nominees bringing the full complement of director skills to serve Allstate.

2.	Approve compensation — advisory vote to approve the executive compensation of the named executives.*	FOR	Executive compensation program designed to align pay with performance.

3.	Approve equity plan — vote to approve an equity incentive plan.	FOR	Plan provides a reasonable approach to equity incentive compensation awards.

4.	Ratification of auditors — ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2013.*	FOR	Auditor remains independent and fees continue to be reasonable.

5.	Stockholder proposal — stockholder proposal on equity retention by senior executives.*	AGAINST	Allstate already has robust stock ownership guidelines for senior executives that include a retention requirement of 75% of net after-tax shares acquired through equity compensation up to required ownership guidelines.

6.	Stockholder proposal — stockholder proposal on reporting lobbying expenditures.*	AGAINST	Allstate already provides a summary report of political contributions, lobbying expenditures, and payments to associations.

* Advisory/Non-Binding Proposal

Abstentions are counted for quorum purposes. If you return a signed proxy card/voting instruction form to allow your shares to be represented at the annual meeting, but do not indicate how your shares should be voted on one or more proposals listed above, then the proxies will vote your shares as the Board of Directors recommends on those proposals. Other than the proposals listed above, we do not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their best judgment.

The Allstate Corporation  --  2

Corporate Governance Practices	PROXY STATEMENT

Corporate Governance Practices

Allstate has a history of strong corporate governance, as governance "best practices" are a critical component to our success in driving sustained stockholder value. Over the years, our Board of Directors has evolved our practices to best serve the interests of Allstate stockholders, including:

✓	Annual election of all directors.
✓	Majority vote standard in uncontested elections. Each director must be elected by a majority of votes cast, not a plurality.
✓	No stockholder rights plan ("poison pill").
✓	No supermajority voting provisions.
✓	Confidential voting.
✓	Stockholders holding 10% or more of our outstanding stock have the right to call a special meeting.
✓	Stockholders holding 10% or more of our outstanding stock have the right to request action by written consent.
✓	Stockholder engagement. Allstate regularly engages with its stockholders to better understand their perspectives.
✓
Annual report on corporate involvement with public policy. The report provides transparency on Allstate initiatives to promote sound public policy in areas such as teen safe driving and can be found at www.allstate.com/publicpolicyreport.
✓	Independent Board. Our Board is comprised of all independent directors, except our CEO.
✓	Regular Board self-evaluation process. The Board and each committee evaluates its performance at the end of each in-person meeting.
✓	Independent lead director.
✓
Independent Board committees. Each of the audit, compensation and succession, and nominating and governance committees is made up of independent directors. Each standing committee operates under a written charter that has been approved by the Board.
✓	Each of the audit, compensation and succession, and nominating and governance committees has the authority to retain independent advisors.
✓
Robust code of ethics. Allstate is committed to operating its business with the highest level of ethical conduct and has adopted a Code of Ethics that applies to all employees, including the chief executive officer, the chief financial officer, the controller, and other senior financial and executive officers, as well as the Board of Directors. Allstate's Code of Ethics is available at www.allstatecodeofethics.com.
✓	Stock ownership guidelines for executives and directors. Significant requirements strongly link the interests of the Board and management with those of stockholders.

You can learn more about our corporate governance by visiting www.allstateinvestors.com, where you will find our Corporate Governance Guidelines, each standing committee charter, our Code of Ethics, and Director Independence Standards. Each of these items also is available in print upon request made to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A2W, Northbrook, Illinois 60062-6127.

Board Meetings and Committees

The Board held eight meetings during 2012. Currently, the Board has four standing committees: audit, compensation and succession, executive, and nominating and governance. The following table identifies each standing committee, its members, functions, and number of meetings held during 2012. The Board has determined the members of the audit, compensation and succession, and nominating and governance committees are independent within the meaning of applicable laws, NYSE listing standards, and the Director Independence Standards in effect at the time of determination.

3   --  The Allstate Corporation

	Key Responsibilities	Meetings in 2012	Directors	Committee Report

The Allstate Corporation Board of Directors	• Strategic Oversight • Corporate Governance • Stockholder Advocacy • Leadership	8	Chair: Thomas J. Wilson • 11 Independent directors	None

Nominating and Governance Committee	• Recommends candidates to be nominated by the Board for election as directors. • Reviews the Corporate Governance Guidelines and advises the Board on corporate governance issues. • Determines performance criteria and oversees assessment of the Board's performance and director independence.	6	Chair: F. Duane Ackerman • W. James Farrell • Andrea Redmond • H. John Riley, Jr. • John W. Rowe • Joshua I. Smith • Judith A. Sprieser • Mary Alice Taylor	None

Audit Committee(1)	• Appoints, oversees, approves the fees of, and evaluates the independence of the independent registered public accountant. • Reviews Allstate's financial statements and recommends to the Board whether the audited financial statements should be included in Allstate's annual report on Form 10-K. • Reviews Allstate's accounting principles and practices affecting the financial statements. • Discusses risk assessment and risk management processes with management. • Oversees Allstate's ethics and compliance program; periodically reviews and approves its Code of Ethics.	9	Chair: Judith A. Sprieser • F. Duane Ackerman • Robert D. Beyer • Jack M. Greenberg • Ronald T. LeMay • Mary Alice Taylor Financial Experts(2): • Judith A. Sprieser • Jack M. Greenberg	Page 74

Compensation and Succession Committee	• Assists the Board in determining the compensation of the CEO and other executive officers. • Administers Allstate's executive compensation plans and has sole authority to retain the committee's independent compensation consultant. • Reviews management succession plans and executive organizational structure for Allstate and each significant operating subsidiary.	9	Chair: W. James Farrell • Robert D. Beyer • Jack M. Greenberg • Ronald T. LeMay • Andrea Redmond • John W. Rowe • Joshua I. Smith	Page 39

Executive Committee	• Has the powers of the Board in the management of Allstate's business affairs to the extent permitted under the bylaws, excluding any powers granted by the Board to any other committee of the Board.	0	Chair: Thomas J. Wilson • F. Duane Ackerman • W. James Farrell • H. John Riley, Jr. • Judith A. Sprieser	None

(1)   Separately established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

(2) The Board determined that Ms. Sprieser and Mr. Greenberg are each individually qualified as an audit committee financial expert, as defined in Regulation S-K, Item 407(d)(5) under the Securities Exchange Act of 1934, and each is independent under the listing standards of the NYSE.

The Allstate Corporation  --  4

Nomination Process for Board Election

The Board is continually engaged in identifying potential director candidates to anticipate retirements, resignations, or the need for expanded capabilities. The graphic and bullets below describe the ongoing nominating and governance committee process to identify highly qualified candidates for Board service.

•
Board nominees are identified through a retained search firm, suggestions from current directors and stockholders, and other solicitations, including self nominations. Our newest directors, Messrs. Crawford and Henkel, were identified by our retained search firm and by an existing Board member, respectively.

•
The nominating and governance committee discusses the desired skills and perspectives. Directors evaluate all candidates for diversity of background, expertise, and perspective, as well as the criteria described in our Corporate Governance Guidelines on allstate.com.

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Following this initial screening, management conducts deeper inquiries to determine whether there are any existing or potential business conflicts with the candidate or any business entity affiliated with that candidate.

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Based on these results, the committee decides which candidates warrant further consideration.

•
Certain directors are designated to meet with each candidate. At the same time, both the search firm and management conduct additional research and analysis.

•
Conclusions from due diligence and impressions from meetings are discussed by the committee. If all interactions and research results are positive, the committee recommends that the Board elect the candidate.

5   --  The Allstate Corporation

An invitation to join the Board may be extended by the Board, the nominating and governance committee chair, or the chairman of the Board. The Board ultimately is responsible for naming nominees for election or appointing nominees to serve until election at the next annual meeting. Over the last two years, we have considered about 40 potential candidates. As a result, we have added three highly qualified directors in Messrs. Crawford, Henkel, and Rowe.

The Board and nominating and governance committee believe that each director should, based on his or her professional experiences, be well-versed in strategic oversight, corporate governance, stockholder advocacy, and leadership in order to be an effective member of the Allstate Board. In addition to this fundamental expertise, the Board and committee seek directors with corporate operating experience, relevant industry experience, financial expertise, and/or compensation and succession experience. The Board and committee also look for a balance of retired former executives and executives who are actively engaged in operating a business. The image below depicts the overall skill set required to be an effective Allstate director as well as additional capabilities of our current Board.

The Board and committee expect each non-employee director to be free of interests or affiliations that could give rise to a biased approach to directorship responsibilities or a conflict of interest, and free of any significant relationship with Allstate that would interfere with the director's exercise of independent judgment. The Board and committee also expect each director to act in a manner consistent with a director's fiduciary duties of loyalty and care. All nominees for election must comply with the applicable requirements of Allstate's bylaws, which are posted on allstate.com. Allstate executive officers may not serve on boards of other corporations whose executive officers serve on Allstate's Board.

The Allstate Corporation  --  6

  Candidates nominated by stockholders

The nominating and governance committee will consider director candidates recommended by a stockholder in the same manner as all other candidates recommended by other sources. A stockholder may recommend a candidate at any time of the year by writing to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A2W, Northbrook, Illinois 60062-6127. A stockholder also may directly nominate someone for election as a director at a stockholders' meeting. Under our bylaws, a stockholder may nominate a candidate at the 2014 annual meeting of stockholders by providing advance notice to Allstate that is received by the Office of the Secretary no earlier than the close of business on January 21, 2014, and no later than February 20, 2014. The notice must be sent to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A2W, Northbrook, Illinois 60062-6127 and must meet the requirements set forth in the corporation's bylaws. A copy of the bylaws is available from the Office of the Secretary upon request or can be accessed on the Corporate Governance portion of allstate.com.

7   --  The Allstate Corporation

Proposal 1 — Election of Directors	PROXY STATEMENT

Management Proposals
Proposal 1 Election of Directors

The Board recommends 12 nominees for election to the Allstate Board for one-year terms beginning May 2013. This is a talented slate of nominees, both individually and as a team. They bring a full complement of business and leadership skills to their oversight responsibilities. Half have been public company CEOs and most nominees serve on other public company boards, enabling best practices from other companies to be adapted to serve Allstate. Their diversity of experience and expertise facilitates robust and thoughtful decision-making on Allstate's Board.

Each nominee, other than Messrs. Crawford and Henkel, previously was elected at Allstate's annual meeting of stockholders on May 22, 2012, and has served continuously since then. Mr. Crawford was elected by the Board effective January 30, 2013. Mr. Henkel was elected by the Board effective March 1, 2013. The terms of all directors expire at the annual meeting in May 2013. The Board expects all nominees named in this proxy statement to be available for election. If any nominee is not available, then the proxies may vote for a substitute. On the following pages, we list the background and reasons for nominating each individual. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.

To be elected under our majority vote standard, each director must receive the affirmative vote of the majority of the votes cast. In other words, the number of shares voted "FOR" a director must exceed 50% of the votes cast on that director. Abstentions will not be counted as votes cast and will have no impact on the vote's outcome. Broker non-votes will not be counted as shares entitled to vote on the matter and will have no impact on the vote's outcome.

  The Board recommends that you vote FOR all director nominees listed in this proxy statement.

The Allstate Corporation  --  8

F. Duane Ackerman

Independent	PROFESSIONAL EXPERIENCE • Chairman Emeritus of BellSouth Corporation, a communication services company. • Former Chairman and CEO of BellSouth.
	Allstate Board Service • Director since 1999 • Audit committee member • Executive committee member	Other Public Board Service: • United Parcel Service, Inc. • Home Depot	2007–present 2007–present
Age 70	• Nominating and governance committee chair

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — director and former chairman and CEO.
✓ Stockholder advocacy — experience managing risk.
✓ Leadership — expertise in leadership development and succession planning.
✓ Strategic oversight — experience in a highly regulated industry.
ADDITIONAL CAPABILITIES
Corporate Operating Experience
• CEO of a publicly traded company for nearly a decade.
• Extensive experience in the telecommunications industry which, like insurance and financial services, is highly regulated.
Compensation and Succession Experience
• Expertise in leadership development and succession planning from former operating roles and other directorships.
• Extensive experience with executive compensation decisions from his service as a director and former chairman and CEO.

9   --  The Allstate Corporation

Robert D. Beyer

Independent
PROFESSIONAL EXPERIENCE
• Chairman of Chaparal Investments LLC since 2009, a private investment firm and holding company.
• Former CEO of The TCW Group, Inc., a global investment management firm with over $150 billion under management when he was CEO.
• Former director of Société Générale Asset Management, S.A. and The TCW Group, Inc.
	Allstate Board Service • Director since 2006 • Audit committee member	Other Public Board Service: • The Kroger Company	1999–present
Age 53	• Compensation and succession committee member

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — director and former CEO.
✓ Stockholder advocacy — strong investment acumen.
✓ Leadership — former CEO of a global investment management firm.
✓ Strategic oversight — extensive experience developing and implementing investment strategies.
ADDITIONAL CAPABILITIES
Corporate Operating Experience
• Strategic and operational leadership of large asset management firm with a total investment portfolio comparable in size to Allstate's.
• Experience in evaluating companies' strategies, operations, and financial performance.
Relevant Industry Experience
• Risk management expertise proven through conception and development of TCW's risk management infrastructure.
• Global investment management expertise applied in assessing the strategies and performance of Allstate's $97 billion investment portfolio.

The Allstate Corporation  --  10

Kermit R. Crawford

Independent
PROFESSIONAL EXPERIENCE
• President, Pharmacy, Heath and Wellness for Walgreen Company, which operates the largest drugstore chain in the United States, since April 2011.
• Former Executive Vice President of Pharmacy Services, Senior Vice President of Pharmacy Services, Vice President and Executive Vice President of Pharmacy Benefit Management Services of Walgreen Company.
	Allstate Board Service • Director since 2013 • Elected to the Board on January 30, 2013	Other Public Board Service: • None
Age 53	• Consistent with past practice, committee assignments will be established during first year of service

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — service on the boards of civic organizations.
✓ Stockholder advocacy — establishment of strong platforms for long-term value creation.
✓ Leadership — senior leadership positions at a large public company operating in the highly competitive drugstore industry.
✓ Strategic oversight — experience leading a geographically distributed, consumer-focused service business.
ADDITIONAL CAPABILITIES
Corporate Operating Experience
• Extensive operating experience valuable in overseeing Allstate's agency relationships and the delivery of exemplary customer service.
• Full-time current executive, providing ongoing consumer insights.
Relevant Industry Experience
• Expertise assessing the strategies and performance of a geographically distributed consumer-focused service business such as Allstate's.

11   --  The Allstate Corporation

Jack M. Greenberg

Independent
PROFESSIONAL EXPERIENCE
• Chairman of The Western Union Company, a money transfer service firm.
• Chairman of Innerworkings, Inc., a global provider of print and promotional services, since 2010.
• Former Chairman and CEO of McDonald's Corporation.
	Allstate Board Service • Director since 2002 • Audit committee member	Other Public Board Service: • Hasbro, Inc. • Innerworkings, Inc.	2003–present 2007–present
Age 70	• Compensation and succession committee member	• Manpower, Inc. • The Western Union Company	2003–present 2006–present

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — chairman and former CEO.
✓ Stockholder advocacy — experience in delivering stockholder value.
✓ Leadership — led a global public company.
✓ Strategic oversight — expertise in consumer focused businesses.
ADDITIONAL CAPABILITIES
Corporate Operating Experience
• Insight on global economy based on experience leading worldwide businesses provides perspective on Allstate's operations across the U.S. and Canada.
• In-depth understanding of consumer focused business that invests heavily in marketing.
• Experience leading a business that manages extensive small business relationships and navigating a regulated industry.
Financial Expertise
• Extensive experience in evaluating financial statements and overseeing financial executives in his earlier role as Chief Financial Officer at McDonald's Corporation.
• Expertise as an attorney, a certified public accountant, and a member of the American Institute of Certified Public Accountants.
• Experience in executive compensation as chair of the compensation committee at Manpower, Inc.

The Allstate Corporation  --  12

Herbert L. Henkel

Independent
PROFESSIONAL EXPERIENCE
• Former Chairman and CEO of Ingersoll-Rand Company, a commercial manufacturer of industrial products, since 2010.
• Former President and Chief Operating Officer of Textron, Inc., a global manufacturing company.
• Former director of AT&T Corporation and Visteon Corporation.
	Allstate Board Service • Director since 2013 • Elected to the Board effective March 1, 2013	Other Public Board Service: • 3M Company • C.R. Bard	2007–present 2002–present
Age 64	• Consistent with past practice, committee assignments will be established during first year of service

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — extensive public company board service.
✓ Stockholder advocacy — lead director at C.R. Bard.
✓ Leadership — former Chairman and CEO of a global public company.
✓ Strategic oversight — extensive experience in global business development.
ADDITIONAL CAPABILITIES
Corporate Operating Experience
• CEO of a publicly traded company for nearly a decade.
• Expertise in strategy formation and execution as former Chairman and CEO.
Financial Expertise
• Prior and current experience as chair of the 3M audit committee.
• Experience overseeing financial executives as a former CEO.

13   --  The Allstate Corporation

Ronald T. LeMay

Independent
PROFESSIONAL EXPERIENCE
• Chairman of October Capital and Razorback Capital, private investment companies. Serves in various board and executive capacities in their portfolio companies.
• CEO of MachineryLink, Inc., a farm equipment leasing and harvest information business, since 2010.
• Chairman since 2010 and former CEO of Gogo, Inc. (formerly Aircell Corporation), a telecommunications company.
• Managing Director of Openair Equity Partners, LLC, a wireless venture capital investment firm, since 2008.
• Executive Chairman of E-Recycling Corporation, a cell phone recycling company, since 2009.
• Former Executive Chairman and CEO of Last Mile Connections, Inc., a telecommunications company.
• Former President and Chief Operating Officer of Sprint Corporation.
Age 67	Allstate Board Service • Director since 1999 • Audit committee member • Compensation and succession committee member	Other Public Board Service: • None

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — chairman and CEO.
✓ Stockholder advocacy — investment management expertise.
✓ Leadership — broad operational and leadership experience.
✓ Strategic oversight — experience developing strategies in a highly regulated industry.
ADDITIONAL CAPABILITIES
Corporate Operating Experience
• Experience as a former president and chief operating officer provides insight into regulated industries where technology drives business model changes.
• Broad operational and leadership experience as chairman of October Capital for more than a decade.
Financial Expertise
• Extensive experience in evaluating business and financial results as a private equity and venture investor.
• Financial oversight experience as CEO of MachineryLink, Inc. and former CEO of Gogo, Inc.

The Allstate Corporation  --  14

Andrea Redmond

Independent
PROFESSIONAL EXPERIENCE
• Independent consultant with more than 20 years of experience providing executive recruiting, succession planning, and talent management services.
• Former managing director and co-head of the CEO/board services practice at Russell Reynolds Associates Inc., a global executive search firm.
	Allstate Board Service • Director since 2010 • Compensation and succession committee member	Other Public Board Service: • None
Age 57	• Nominating and governance committee member

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — executive recruitment and talent management expertise.
✓ Stockholder advocacy — expertise in identifying high performing leaders.
✓ Leadership — experience assessing and evaluating CEOs and candidates for boards.
✓ Strategic oversight — insights from a wide range of industries.
ADDITIONAL CAPABILITIES
Compensation and Succession Experience
• Expertise in succession planning, talent management, and compensation in public companies across industries, including financial services, technology, transportation, consumer products, and health care.
• Experience helping companies identify and recruit leaders capable of building high performance organizations.
Relevant Industry Experience
• Experience leading Russell Reynolds' financial services and board recruitment practices for more than a decade.
• Founded and led Russell Reynolds' global insurance practice providing her with insight into the insurance industry.

15   --  The Allstate Corporation

H. John Riley, Jr.

Independent	PROFESSIONAL EXPERIENCE • Former Chairman and CEO of Cooper Industries, Ltd., a diversified manufacturer of electrical products, tools, and hardware.
	Allstate Board Service • Director since 1998 • Lead Director • Executive committee member	Other Public Board Service: • Baker Hughes, Inc. • Westlake Chemical Corporation	1997–present 2007–present
Age 72	• Nominating and governance committee member

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — former chairman and CEO.
✓ Stockholder advocacy — Allstate's lead director.
✓ Leadership — led a large public company.
✓ Strategic oversight — former head of worldwide manufacturer.
ADDITIONAL CAPABILITIES
Corporate Operating Experience
• Executive leadership and management experience from nearly a decade of leading a large publicly traded company.
• Lead director and chair of compensation committee of Baker Hughes Incorporated.
Compensation and Succession Experience
• Extensive experience in executive compensation, succession planning, and leadership development.
• Former chair of Allstate's compensation and succession committee.

The Allstate Corporation  --  16

John W. Rowe

Independent
PROFESSIONAL EXPERIENCE
• Chairman Emeritus of Exelon Corporation, one of the country's largest electric utilities, since 2012.
• Former Chairman and CEO of Exelon Corporation.
• Former director of Sunoco, Inc. and Exelon Corporation.
	Allstate Board Service • Director since 2012 • Compensation and succession committee member	Other Public Board Service: • Northern Trust Corporation • SunCoke Energy	2002–present 2012–present
Age 67	• Nominating and governance committee member

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — former chairman and CEO.
✓ Stockholder advocacy — lead director at Northern Trust Corporation.
✓ Leadership — led one of the country's largest electric utility companies.
✓ Strategic oversight — experience in a highly regulated industry.
ADDITIONAL CAPABILITIES
Corporate Operating Experience
• Extensive leadership and management experience as a CEO.
• Expertise in strategy formation and execution, which will help advance Allstate's current strategy to deliver stockholder value.
Relevant Industry Experience
• Experience in a highly regulated industry comparable to the complex insurance regulatory system in which Allstate operates.
• Lead director on the board of Northern Trust Corporation and a former director of Unum Provident, which provides him with insight into financial services and insurance.

17   --  The Allstate Corporation

Judith A. Sprieser

Independent	PROFESSIONAL EXPERIENCE • Former CEO of Transora, Inc., a technology software and services company. • Former director at USG Corporation and Adecco SA.
	Allstate Board Service • Director since 1999 • Audit committee chair	Other Public Board Service: • Experian plc • InterContinental Exchange Inc.	2010–present 2004–present
Age 59	• Nominating and governance committee member	• Reckitt Benckiser Group plc • Royal Ahold NV	2003–present 2006–present

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — broad public company director service.
✓ Stockholder advocacy — risk management experience.
✓ Leadership — former CEO.
✓ Strategic oversight — skills to drive innovation.
ADDITIONAL CAPABILITIES
Corporate Operating Experience
• Leadership of a start-up company provides insight into Allstate's initiatives to drive change and innovation.
• Managed several large consumer focused businesses with leading brands and significant ongoing investments in marketing while at Sara Lee Corporation.
• Oversight of a highly regulated business as a director at InterContinental Exchange.
Financial Expertise
• Considerable experience in evaluating financial statements and supervising financial executives, including as Chief Financial Officer of the Sara Lee Corporation.
• Prior and current experience as chair of the audit committee at Allstate and InterContinental Exchange.

The Allstate Corporation  --  18

Mary Alice Taylor

Independent	PROFESSIONAL EXPERIENCE • Independent business executive with prior extensive experience in senior executive positions with Fortune 500 companies, including Citicorp and FedEx Corporation.
	Allstate Board Service • Director since 2000 • Former service from 1996 to 1998 • Audit committee member	Other Public Board Service: • Blue Nile, Inc.	1999–present
Age 63	• Nominating and governance committee member

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — director and former chairman and CEO.
✓ Stockholder advocacy — experience with long-term growth strategies.
✓ Leadership — former senior executive of major public companies.
✓ Strategic oversight — strategy formation expertise.
ADDITIONAL CAPABILITIES
Corporate Operating Experience
• Senior executive roles in technology, finance, operations, and distribution logistics.
• Former Chairman and CEO of HomeGrocer.com, and subsequently, Chairman and CEO of Webvan Group, Inc.
Financial Expertise
• Experience in financial oversight roles at Cook Industries, Northern Telecom, Homegrocer.com, Webvan Group, Inc., Citicorp, and FedEx Corporation.
• Certified Public Accountant

19   --  The Allstate Corporation

Thomas J. Wilson

Chief Executive Officer	PROFESSIONAL EXPERIENCE • Chairman of Allstate since May 2008. • CEO of Allstate since January 2007. • President of Allstate since January 2005.
	Allstate Board Service • Director since 2006 • Chairman of the Board	Other Public Board Service: • State Street Corporation	2012–present
Age 55	• Executive committee chair

QUALIFICATIONS
CORE CAPABILITIES
✓ Corporate governance — chairman, CEO, and president.
✓ Stockholder advocacy — active stockholder engagement.
✓ Leadership — assembled and leads Allstate's senior leadership team.
✓ Strategic oversight — in-depth understanding of insurance industry and Allstate's competitive position.
ADDITIONAL CAPABILITIES
Corporate Operating and Relevant Industry Experience
• Key leadership roles over 18 years throughout the enterprise.
• Thorough and in-depth understanding of Allstate's business, including its employees, agencies, products, investments, customers, and investors.
• Leadership of Allstate's differentiated consumer strategy and operating priorities to achieve long-term stockholder value.
• Creation and implementation of Allstate's risk and return optimization program, allowing Allstate to withstand the recent financial market crisis and adapt to increases in severe weather and hurricanes.
• Industry leadership, including as chair of the Property and Casualty CEO Roundtable and the Financial Services Roundtable.

The Allstate Corporation  --  20

Corporate Governance Practices	PROXY STATEMENT

Board Leadership Structure

Allstate's Corporate Governance Guidelines allow the Board the flexibility to allocate the responsibilities of chairman and of CEO in any way it considers to be in Allstate's best interests. Currently, Thomas J. Wilson is the chairman of the Board as well as CEO. The Board has determined that Allstate currently is well-served by having these roles performed by Mr. Wilson, who provides unified leadership and direction for management to execute our strategy and business plans. At other times, such as when Mr. Wilson was transitioning into the CEO role in 2007, Allstate has split the roles of chairman and CEO between two individuals.

H. John Riley, Jr. is the Board's independent lead director. As lead director, Mr. Riley:

•
Presides at all Board meetings at which the chairman is not present and at all executive sessions.

•
Serves as a liaison between the chairman and the independent directors when necessary to provide a supplemental channel of communication.

•
Works with the chairman in developing Board meeting agendas, schedules, and information provided to the Board.

•
In conjunction with the chair of the nominating and governance committee, facilitates and communicates the Board's performance evaluation of the CEO.

•
Facilitates the evaluation of the Board and director performance.

•
Communicates with significant stockholders on matters involving broad corporate policies and practices when appropriate.

Board Role in Risk Oversight

The Board is responsible for the oversight of Allstate's business and management, including risk management. In exercising this responsibility, the Board adopted enterprise risk-return principles to guide management decision-making in optimizing long-term value creation. In addition, the Board regularly reviews strategy; business plans; investment portfolios; liquidity and use of capital; and legal, regulatory, and legislative issues. Allstate's risk management objectives and processes are reviewed quarterly by the audit committee and semi-annually by the Board. This includes how management measures, evaluates, and manages exposure to risks posed by a wide variety of events and conditions, including the capital markets and natural catastrophes. The audit committee and the Board each meet annually in executive session with the chief risk officer. The compensation and succession committee reviews Allstate's compensation design to ensure that it aligns with Allstate's risk-return principles.

Board Role in Management Succession

The Board oversees the recruitment, development, and retention of executive talent. Management succession is discussed by the Board, in executive session and in committee meetings, as appropriate. As described in our Corporate Governance Guidelines, the CEO meets at least annually with the compensation and succession committee and the nominating and governance committee to discuss succession planning and management development for senior executives.

In addition, the CEO advises the nominating and governance committee and the Board about chairman and CEO succession plans under various scenarios, such as CEO retirement or incapacity. In the event of a leadership transition, the nominating and governance committee would recommend candidates to the Board for the roles of chairman and CEO.

Board Role in Setting Compensation

Our executive compensation program is based on the philosophy that compensation should be directly linked to performance; a significant percentage of compensation should be at risk for senior executives; and compensation should be aligned with shareholder return. The compensation and succession committee reviews the executive compensation program annually and uses an independent compensation consultant to benchmark market practices and to evaluate changes to the design of our executive compensation program. The compensation and succession committee makes recommendations to the Board regarding the compensation package for the CEO and modifications to existing plans for executive officers.

The compensation and succession committee grants all equity awards to individuals designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 or covered employees as defined in Internal Revenue Code section 162(m)(3). The compensation and succession committee has authority to grant equity awards to eligible employees in accordance with the terms of our 2009 Equity Incentive Plan. In between meetings, the Board has delegated limited

21   --  The Allstate Corporation

authority to an equity award committee, consisting of the CEO, to grant awards of stock options or restricted stock units in connection with hiring, promotion, and recognition of employees other than executive officers. All awards granted between compensation and succession committee meetings are reported at the next meeting.

The compensation and succession committee has sole authority to retain, terminate, and approve the fees of its independent compensation consultant. In 2012, the committee retained Towers Watson as its independent compensation consultant after an evaluation of the firm's independence and performance in the role in prior years. In this role, Towers Watson assessed Allstate's executive compensation design, peer group selection, and relative pay for performance. In addition, Towers Watson provided a competitive assessment of total direct compensation (base salary and annual and long-term incentives) for senior executive positions. Towers Watson also evaluated changes to the executive compensation program that were proposed by management to better align pay and performance with investor input and competitive market levels and practices. Towers Watson representatives participated in five committee meetings in 2012.

In 2012, Allstate paid $177,000 in aggregate fees to Towers Watson for executive compensation consulting services. The committee reviewed a report on additional services provided to Allstate by Towers Watson or its affiliates in 2012 for fees that exceeded $120,000 in the aggregate. In addition to executive compensation consulting services, Allstate engaged Towers Watson to provide services including benefits consulting and software license and maintenance services for fees totaling $2,879,000. These fees were primarily incurred under an agreement entered into with Watson Wyatt, prior to its merger with Towers Perrin in 2010.

The committee reviewed the additional services provided by Towers Watson and concluded that they did not create a conflict of interest. The professionals who provide executive compensation services are not involved in the provision of the other services to Allstate. The provision of the other services has had no impact on whether the executive compensation consulting services provided by Towers Watson would continue.

In 2012, the committee conducted a review of various executive compensation consultant service providers, including Towers Watson, in the ordinary course of its approval of an independent compensation consultant. The committee considered various consultant characteristics, including, independence, resources and scale, technical and industry expertise, boardroom presence, and interaction with committee members. The committee approved a new independent executive compensation consultant with services to begin in 2013.

Management Participation in Committee Meetings

Audit Committee.    Our CEO, chief financial officer, chief risk officer, general counsel, secretary, controller, and senior internal audit officer participate in audit committee meetings. Executive sessions of the committee are scheduled and held throughout the year, including sessions in which the committee meets exclusively with the independent registered public accountant and the senior internal audit officer.

Nominating and Governance Committee.    Our CEO, general counsel, and secretary participate in nominating and governance committee meetings. The committee regularly meets in executive session without management present.

Compensation and Succession Committee.    Our CEO, senior human resources officer, chief financial officer, general counsel, secretary, controller, and senior internal audit officer participate in compensation and succession committee meetings. The committee regularly meets in executive session without management present.

•
Our CEO advises on the alignment of our incentive plan performance measures with our overall strategy, appropriate weightings of performance measures with the responsibilities of each executive, and how the design of our equity incentive awards affects our ability to attract, motivate, and retain highly talented executives. He provides this advice in the context of our products, business risks, financial results, and stockholder return. He also provides the committee with performance evaluations of executives who report to him and recommends senior executive merit increases and compensation packages.

•
Our senior human resources officer provides the committee with internal and external analyses of the basic structure and competitiveness of our compensation program and operational details on our various compensation and incentive plans, including the design of performance measures for our annual cash incentive plan and the design of our equity awards. Throughout the year, he also provides the committee with a detailed review of the estimated and actual results for each performance measure compared to threshold, target, and maximum ranges, along with the resulting estimated and actual payments to executive officers.

The Allstate Corporation  --  22

•
Our chief financial officer discusses financial results relevant to incentive compensation, other financial measures, or accounting rules. The general counsel is available at meetings to provide input on the legal and regulatory environment. The secretary attends meetings to respond to questions about corporate governance and to assist in the preparation of minutes.

For both the chief executive officer and the chief financial officer, committee meeting participation is one of the ways in which they assure themselves that the Compensation Discussion and Analysis included in this proxy statement is accurate so that they can provide the certification required by the Sarbanes-Oxley Act of 2002.

Board Attendance Policy

Each incumbent director attended at least 75% of the combined Board meetings and meetings of committees of which he or she was a member. Attendance at Board and committee meetings during 2012 averaged 98% for directors as a group. Directors are expected to make every effort to attend all meetings of the Board and the committees on which they serve, to actively participate in discussions, and to attend the annual meeting of stockholders. All directors who stood for election at the 2012 annual meeting of stockholders attended that meeting.

Communication with the Board

The Board has established a process to facilitate communication by stockholders and other interested parties with directors as a group. Written communications may be sent by mail or email to the Board. Communications received will be handled as directed by the general counsel. The general counsel reports regularly to the nominating and governance committee on all correspondence received that, in her opinion, involves functions of the Board or its committees or that she otherwise determines merits Board attention. The communication process is posted on the Corporate Governance section of allstate.com.

Compensation Committee Interlocks and Insider Participation

There were no compensation committee interlocks with other companies in 2012 within the meaning of the Securities and Exchange Commission's proxy rules. During 2012, the compensation and succession committee consisted of Ms. Redmond and Messrs. Beyer, Farrell, Greenberg, LeMay, Rowe, and Smith. None is a current or former officer or employee of Allstate or any of its subsidiaries.

Related Person Transactions

There were no related person transactions identified for 2012. The nominating and governance committee has adopted a written policy on the review, approval, or ratification of transactions with related persons, which is posted on the Corporate Governance portion of allstate.com. In accordance with the policy, the committee or committee chair reviews transactions with the corporation in which the amount involved exceeds $120,000 and in which any "related person" had, has, or will have a direct or indirect material interest. In general, "related persons" are directors, executive officers, their immediate family members, and stockholders beneficially owning five percent or more of our outstanding stock. The committee or chair approves or ratifies only those transactions that are in, or not inconsistent with, the best interests of the corporation and its stockholders. Transactions are reviewed and approved or ratified by the chair when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports any approved transactions to the committee. Any ongoing, previously approved or ratified related person transactions are reviewed annually.

Nominee Independence Determinations

The Board has determined that all nominees other than Mr. Wilson are independent according to applicable law, the NYSE listing standards, and the Board's Director Independence Standards. In accordance with the Director Independence Standards, the Board has determined that the nature of the relationships with the corporation that are set forth in Appendix A do not create a conflict of interest that would impair a director's independence.

23   --  The Allstate Corporation

Proposal 2 — Approve Compensation	PROXY STATEMENT

Proposal 2 Advisory Vote to Approve the Executive Compensation of the Named Executives

We will conduct a say-on-pay vote every year at the annual meeting. A say-on-pay vote is required by section 14A of the Securities Exchange Act. Although the say-on-pay vote is non-binding, the Board and the compensation and succession committee will consider the voting results as part of their annual evaluation of our executive compensation program.

You may vote to approve or not approve the following advisory resolution on the executive compensation of the named executives.

RESOLVED, on an advisory basis, the stockholders of The Allstate Corporation approve the compensation of the named executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and accompanying tables and narrative on pages 25-57 of the Notice of 2013 Annual Meeting and Proxy Statement.

To be approved, a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal must be voted "FOR." Abstentions will be counted as shares present at the meeting and will have the effect of a vote against the proposal. Broker non-votes will not be counted as shares entitled to vote on the matter and will have no impact on the vote's outcome.

  The Board of Directors recommends that you vote FOR the resolution to approve the compensation of the named executives. Please read the following Executive Compensation section for information necessary to inform your vote on this proposal.

The Allstate Corporation  --  24

Executive Compensation	PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

Named Executives

Our Compensation Discussion and Analysis describes Allstate's executive compensation program, including total 2012 compensation for our named executives, who are listed below with titles as of December 31, 2012:

•
Thomas J. Wilson — Chairman, President and Chief Executive Officer (CEO)

•
Steven E. Shebik — Executive Vice President and Chief Financial Officer (CFO since February 27, 2012)

•
Don Civgin — President and Chief Executive Officer, Allstate Financial (served as CFO until February 26, 2012)

•
Judith P. Greffin — Executive Vice President and Chief Investment Officer of Allstate Insurance Company

•
Suren K. Gupta — Executive Vice President — Technology & Operations of Allstate Insurance Company

•
Matthew E. Winter — President, Allstate Auto, Home, and Agencies

Compensation Program Changes for 2012

The compensation and succession committee (Committee) considered the results of the 2011 "say-on-pay" vote, investor input, and current market practices and made several changes to our executive compensation program for 2012. Stockholders approved the "say-on-pay" resolution in 2012 with 92% of the votes cast in favor. The Committee considered the same factors, including the 2012 "say-on-pay" vote result, as it evaluated whether any further changes to our executive compensation program were warranted. In the third quarter, Tom Wilson, our chairman and CEO, met with stockholders representing approximately 30% of our outstanding stock to discuss a number of corporate governance matters and executive compensation program changes implemented in 2012. This ongoing dialogue with our stockholders has been very valuable. For 2012 we:

•
Benchmarked pay at 50th percentile of peer group.    In response to investor feedback, we replaced the former benchmark range of the 50th to 75th percentiles and now use the 50th percentile of our peer group as our benchmark for target compensation.

•
Replaced restricted stock units with performance stock awards.    We awarded performance stock awards tied to achievement of performance measures instead of time-based restricted stock units beginning in 2012 for our senior executives. The mix of long-term incentives changed in 2012 for our senior executives from 35% restricted stock units and 65% stock options to 50% performance stock awards and 50% stock options.

•
Reduced change-in-control benefits.    We replaced our change-in-control agreements with a new change-in- control plan that eliminated excise tax gross-ups and reduced severance benefits payable upon a qualifying termination following a change-in-control. See page 38 for more information.

•
Implemented broader stock ownership guidelines.    We adjusted stock ownership guidelines to a salary multiple of six times for the CEO and three times for senior executives. We also implemented an additional requirement that 75% of net after-tax shares received as equity compensation be retained until an executive meets the stock ownership guideline. See pages 38-39 for more information.

•
Increased CEO incentive compensation target opportunities.    The CEO's total target direct compensation was below the 50th percentile of our peer group. The Committee made changes to the CEO's incentive compensation target opportunities. There was no change to salary. See pages 34-35 for more information.

25   --  The Allstate Corporation

Allstate's Executive Compensation Practices

Allstate's executive compensation program features many "best practices."

✓	Pay for performance. A significant percentage, 91% for our CEO, of total target direct compensation is "pay at risk" that is connected to actual performance.
✓
Linkage between performance measures and strategic objectives. Performance measures for incentive compensation are linked to both strategic and near-term operating objectives designed to create long-term stockholder value.
✓	Independent compensation consultant. The Committee retains an independent compensation consultant to review the executive compensation program and practices.
✓	No tax gross ups. We do not provide tax gross ups beyond what is generally available to all full-time employees.
✓
"Double trigger" in the event of a change-in- control. Beginning with awards granted in 2012, long-term equity incentive awards have a "double-trigger;" that is they will not vest in the event of a change-in-control unless also accompanied by a qualifying termination of employment.
✓
No repricing or exchange of underwater stock options. Our equity incentive plan does not permit repricing or exchange of underwater stock options or stock appreciation rights without stockholder approval, except in connection with certain corporate transactions involving Allstate or a change-in-control.
✓	No employment contracts. Our executives are "at will" employees with no employment agreements.
✓	Policy on insider trading that prohibits hedging of Allstate securities.
✓	Moderate change-in-control benefits. Change-in-control severance benefits are three times target cash compensation for the CEO and two times target cash compensation for senior executives.
✓
No dividends or dividend equivalents paid on unearned performance stock awards. Dividend equivalents are accrued but not paid on PSAs until the performance conditions are satisfied and the PSAs vest after the performance measurement period.
✓	Maximum payout caps for annual cash incentive compensation and performance stock awards.
✓
"Clawback" of certain compensation in the event of restatement. Awards to executive officers made after May 19, 2009, under short- and long-term incentive compensation plans are subject to clawback in the event of certain financial restatements. The clawbacks are designed to discourage imprudent risk taking.
✓
Robust stock ownership guidelines. Executives are required to hold stock equal to a multiple of six times salary for our CEO and three times salary for each other named executive. In addition, 75% of net after-tax shares received as equity compensation must be retained until an executive meets the stock ownership guideline.
✓	No inclusion of equity awards in pension calculations.
✓	Limited executive perquisites.

Elements of 2012 Executive Compensation Program

The following table lists the elements of target direct compensation for our 2012 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall corporate performance, specific business unit strategies, and individual performance using performance and operational measures that correlate to stockholder value and align with our strategic vision and operating priorities. The Board establishes the

The Allstate Corporation  --  26

performance measures and ranges of performance for the variable compensation elements. An individual's award is based primarily on corporate performance, market based compensation levels, and individual performance.

	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2012 Decisions

Fixed	Base salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, market data, individual performance.	5 of 6 named executives received a salary increase in 2012. Mr. Wilson's salary has not been increased in three years. See pages 34-37.

Variable	Annual incentive awards	Variable compensation component payable in cash based on performance against annually established goals and assessment of individual performance.	Motivate and reward executives for performance on key strategic, operational, and financial measures during the year.
 Target based on job scope and market data. Actual awards based on company performance on three measures:

•

Adjusted operating income

•

Total premiums

•

Net investment income

Individual contribution to performance.

Strong performance on all three measures resulted in funding at 187% of target for the CEO and 229% of target for the other named executives. See pages 31-32.

	Performance stock awards	PSAs vest on the third anniversary of the grant date.	Coupled with stock options, align the interests of executives with long-term stockholder value and retain executive talent.
 Target awards based on job scope and market data.

Actual awards based on company performance on annual adjusted operating income return on equity with a requirement of positive net income for any payout above target.

 Eliminated time-vested restricted stock units in favor of PSAs for senior executives beginning with 2012 award.

Strong performance resulted in the maximum number of earned PSAs for the 2012 performance year. See pages 32-33.

	Stock options	Nonqualified stock options that expire in ten years and become exercisable over four years: 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversary dates.	Coupled with PSAs, align the interests of executives with long-term stockholder value and retain executive talent.	Job scope, market data, individual performance.
Beginning with the 2012 awards for senior executives, stock options make up 50% of the equity awards rather than the 65% in 2011, reflecting a move to equally balance the overall long-term equity incentives between stock options and PSAs.

27   --  The Allstate Corporation

Pay for Performance

Our compensation program is designed to deliver compensation in accordance with corporate, business unit, and individual performance. A large percentage of each named executive's target total direct compensation is "pay at risk" through long-term equity awards and annual incentive awards. These awards are linked to actual performance, consistent with our belief that a significant amount of executive compensation should be in the form of equity and that a greater percentage of compensation should be tied to performance for executives who bear higher levels of responsibility for Allstate's performance. The Committee determined the mix of compensation for the named executives based on job scope, market data, and investor feedback regarding the link between pay and performance. The mix of compensation for 2012 for our CEO and the average of our other named executives is shown in the charts below.

Mr. Wilson	Average of Other Named Executives

Because a large portion of executive compensation is in the form of incentive compensation that is tied to actual performance, compensation realized by the named executives will vary from the compensation targeted by the Committee. Allstate's unique strategy of offering differentiated products and services to the four consumer segments of the insurance market is working to deliver stockholder value. Allstate's total stockholder return relative to the market cap weighted average of the peer group used for compensation benchmarking (identified on page 29) over one-, three-, and five-year periods is demonstrated in the following chart.

Comparison of Total Shareholder Return

The Allstate Corporation  --  28

Our strong performance, both relative and absolute, combined with our compensation program design that emphasizes incentive compensation tied to performance, resulted in a strong linkage between performance and compensation for the named executives in 2012.

Compensation Practices

  Peer Benchmarking

The Committee monitors performance toward goals throughout the year and reviews executive compensation program design and executive pay levels annually. As part of that evaluation, independent compensation consultant Towers Watson provided executive compensation data, information on current market practices, and alternatives to consider when determining compensation for our named executives. The Committee benchmarked our executive compensation program design, executive pay, and performance against a group of peer insurance companies that are publicly traded and comparable to Allstate in product offerings, market segment, annual revenues, premiums, assets, and market value. The Committee believes Allstate competes against these companies for executive talent and stockholder investment. The Committee established the current peer group in 2009. The Committee reviews the composition of the peer group annually with the assistance of its compensation consultant. There were no modifications to the peer group for 2012.

PEER INSURANCE COMPANIES(1)

Company Name	Revenue ($ in billions)	Market Cap ($ in billions)	Assets ($ in billions)	Premiums ($ in billions)	Property and Casualty Insurance Products	Life Insurance and Financial Products

ACE Ltd.	18.0	27.2	92.5	15.7	✓

AFLAC Inc.	25.4	24.8	131.1	22.1		✓

The Chubb Corporation	13.6	19.7	52.2	11.8	✓

The Hartford Financial Services Group, Inc.	26.4	9.8	298.5	17.5	✓	✓

Lincoln National Corporation	11.5	7.0	218.9	6.2		✓

Manulife Financial Corporation	36.3	24.9	488.8	18.1		✓

MetLife Inc.	68.2	36.0	836.8	46.5	✓	✓

The Progressive Corporation	17.1	12.8	22.7	16.0	✓

Prudential Financial, Inc.	84.8	24.8	709.3	69.8		✓

The Travelers Companies, Inc.	25.7	27.1	104.9	22.4	✓

Allstate	33.3	19.2	126.9	29.0	✓	✓

Allstate Ranking	4 of 11	8 of 11	7 of 11	3 of 11

(1)
Information as of year-end 2012.

In its executive pay discussions, the Committee also considered compensation information for S&P 100 companies with $15 billion to $60 billion in fiscal 2011 revenue. We compete with these publicly traded companies for executive talent. If compensation data was unavailable for certain executive positions, the Committee considered compensation surveys that provided information on companies of broadly similar size and business mix as Allstate, as well as companies with a broader market context. The compensation surveys considered include the Towers Watson Diversified Insurance Survey, the Towers Watson General Industry Survey, and the Frederic W. Cook General Industry Survey. The Towers Watson Diversified Insurance Survey includes insurance companies with assets greater than $100 billion. The Towers Watson General Industry Survey includes companies with revenue greater than $20 billion.

The Committee uses the 50th percentile of our peer group as a guideline in setting the target total direct compensation of our named executives. Within the guideline, the Committee balances the various elements of compensation based on individual performance, job scope and responsibilities, experience, and market practices.

29   --  The Allstate Corporation

  Salary

Executive salaries are set by the Board based on the Committee's recommendations. In recommending executive base salary levels, the Committee uses the 50th percentile of our peer insurance companies as a guideline, which supports Allstate's ability to compete effectively for executive talent. Annual merit increases for the named executives other than the CEO are based on evaluations of their performance by the CEO, Committee, and Board, using the enterprise-wide merit increase budget as a guideline. An annual merit increase for the CEO is based on an evaluation of his performance and market conditions by the Committee and the Board.

  Annual Cash Incentive Awards

In 2012 executives could earn an annual cash incentive award based on Allstate's achievement of performance measures during the year and assessments of individual performance.

In order to qualify annual incentive awards as deductible performance-based compensation under Internal Revenue Code section 162(m), a pool equal to 1.0% of Adjusted Operating Income (defined on page 56) was established. The maximum amount payable to any named executive who served as CFO during the year is an amount equal to 15% of the award pool. The maximum amount payable to the CEO and the three most highly compensated executives, excluding any named executive who served as CFO during the year, is the lesser of a stockholder approved maximum of $8.5 million under the Annual Executive Incentive Plan or a percentage, which varies by executive, of the award pool. The CEO can earn up to 40% of the pool, while the maximum percentage for each other named executive is 15% of the pool. These limits established the maximum annual cash incentive awards that could be paid while preserving deductibility under section 162(m). The Committee retained complete discretion to pay less than these maximum amounts, with actual awards based on the named executive's target annual incentive award opportunity and the achievement of performance measures and assessments of individual performance. The target annual incentive award opportunity for each named executive was determined based on market data pay levels at peer insurance companies and our benchmark target for total direct compensation at the 50th percentile.

  Long-term Equity Incentive Awards

We grant equity awards to executives based on scope of responsibility, consistent with our philosophy that a significant amount of executive compensation should be in the form of equity and that a greater percentage of compensation should be tied to performance for executives who bear higher levels of responsibility for Allstate's performance. Additionally, from time to time, equity awards are also granted to attract new executives. The Committee annually reviews the mix of equity incentives provided to the named executives. Beginning with awards made to our senior executives in 2012, the mix of equity incentives changed to 50% performance stock awards and 50% stock options. We believe stock options are a form of performance-based incentive compensation because they require stock price growth to deliver any value to an executive, while performance stock awards provide direct alignment with stockholder interests.

  Timing of Equity Awards and Grant Practices

Typically, the Committee approves grants of equity awards during a meeting in the first fiscal quarter. The timing allows the Committee to align awards with our performance and business goals. Throughout the year, the Committee may grant equity incentive awards to newly hired or promoted executive officers.

The Committee approves grants of equity awards to executive officers. Under authority delegated by the Board and Committee, an equity award committee may grant, to employees other than executive officers, restricted stock units and stock options to newly hired and promoted executives and in recognition of outstanding achievements. At each regularly scheduled meeting the Committee reviews equity awards granted by the equity award committee. The grant date for awards to newly hired or promoted executives is fixed as the first business day of a month following the later of committee action or the date of hire or promotion. For additional information on the Committee's practices, see the Corporate Governance Practices section of this proxy statement.

The Allstate Corporation  --  30

Performance Measures for 2012

The performance measures are based on Allstate's strategy of providing differentiated products and services to distinct consumer segments, 2012 priorities, and the profitability commitments made to investors.

Our unique strategy	2012 Priorities
• Maintain auto profitability • Raise returns in homeowners and annuities businesses • Grow insurance premiums • Proactively manage investments and capital

In 2012, Allstate continued to deliver on its strategy and operating priorities. Net income for 2012 was $2.31 billion, or $4.68 per diluted share, compared to $787 million, or $1.50 per diluted share, in 2011. The increase was primarily due to higher property-liability and Allstate Financial operating income, partially offset by lower net realized capital gains.

Allstate Protection made progress on achieving its priorities in 2012. We maintained strong auto insurance profitability and significantly improved homeowners underlying margins, despite the impact of catastrophes. Total net written premium was $27.03 billion, an increase of 4% over 2011. The increase was primarily the result of our acquisition of Esurance to serve the self directed consumer segment. The property-liability combined ratio of 95.5 was a 7.9 point improvement from the 2011 combined ratio of 103.4.

Allstate Financial increased sales through Allstate agencies with a 9.3% increase in issued life insurance policies written in 2012. Allstate Benefits, Allstate Financial's voluntary employee benefits unit, had a successful annual enrollment season, achieving a 6.5% increase in new business written for the year.

Allstate Investments continued to apply a proactive approach to risk and return optimization throughout 2012. Proactive management actions delivered solid total returns of 7.3% in 2012, driven by increases in fixed income and equity appreciation, and stable net investment income reflecting higher limited partnership results.

  Annual Cash Incentive Awards

The total funding for 2012 annual incentive awards is calculated based on three measures: Adjusted Operating Income, Total Premiums, and Net Investment Income. These measures were selected based on their strong correlation with overall stockholder value creation through profitable growth, business unit performance, or achievement of strategic priorities. All of these measures are defined in detail on pages 56-57. The ranges of performance are shown in the following table.

31   --  The Allstate Corporation

2012 Annual Cash Incentive Award Performance Measures

Measure	Threshold		Target	Maximum	Actual Results

Adjusted Operating Income (in millions)		$2,650	$3,100	$3,500	Above Maximum $3,685

Total Premiums (in millions)		$28,100	$28,800	$29,500	Between Target and Maximum $29,248

Net Investment Income (in millions)		$3,600	$3,765	$3,900	Between Target and Maximum $3,879

Payout Percentages

CEO	50%*		100%	200%	187% payout

Other Named Executives	50%*		100%	250%	229% payout

*
Actual performance below threshold results in a 0% payout.

Targets were set based on the 2012 operating plan, which was extensively reviewed, discussed, and assented to by the Board. The ranges for threshold and maximum were then informed by statistical modeling and probability testing. Our models measured the variability of actual results so that the measures require superior performance to achieve maximum levels. The performance ranges were then calibrated against expectations of business operations, risks, and industry and economic trends.

In the event of a net loss, the annual cash incentive award pool would have been reduced by 50% of actual performance. For example, if performance measures ordinarily would fund the pool at 60% and there was a net loss, then the pool would be funded at 30%. This mechanism would have prevented a misalignment between pay and performance in the event of a natural catastrophe or extreme financial market conditions.

The Committee approved the annual incentive award performance measures and the threshold, target, and maximum ranges in the first quarter of 2012. Beginning in the second quarter, the Committee reviewed the extent to which performance measures were achieved, and it approved the final results in the first quarter of 2013. Actual performance on the three performance measures determined the overall funding level of the pool and the aggregate total award budget for eligible employees. Individual awards are based on actual performance on the three performance measures and the resulting payout percentage, each named executive officers' target annual incentive award opportunity percentage, and considerations of individual performance. The Committee evaluated each executive officer's individual performance and contributions and approved the actual amount of all cash incentive awards for our executive officers, including the named executives. Further information on annual incentive award decisions can be found in the Compensation Decisions for 2012 section below. We paid the cash incentive awards in March 2013.

  Performance Stock Awards

Beginning in 2012, we granted one-half of our long-term equity incentive awards to senior executives in the form of performance stock awards (PSAs) tied to achievement of performance measures. The PSAs were granted instead of time-based restricted stock units as they more closely align compensation with stockholder interests and Allstate's long-term performance.

In March 2012, each of the named executives was awarded a target number of PSAs. The PSAs granted in 2012 have a three-year performance cycle (2012-2014). The number of PSAs which become earned and vested at the end of the three-year performance cycle depends on our annual adjusted operating income return on equity attained during each year of the performance cycle. Annual adjusted operating income return on equity ("Adjusted Operating Income ROE") is defined on page 57. Adjusted Operating Income ROE includes a minimum and maximum amount of after-tax catastrophe losses if actual catastrophe losses are less than or exceed those amounts, respectively, which serves to decrease volatility and stabilize the measure by limiting the impact of extreme weather conditions. The Committee selected

The Allstate Corporation  --  32

Adjusted Operating Income ROE as the performance measure because it —

•
Captures both income and balance sheet impacts, including capital management actions.

•
Provides a useful gauge of overall performance while limiting the effects of extreme weather conditions and other items that management cannot influence.

•
Measures performance in a way that is tracked and understood by investors.

•
Correlates to changes in long-term stockholder value.

Performance is measured in three separate one-year periods. The actual number of PSAs earned for each measurement period varies from 0% to 200% of that period's target PSAs based on Adjusted Operating Income ROE for the period. The measurement periods and levels of Adjusted Operating Income ROE needed to earn the threshold, target, and maximum number of PSAs for the measurement period are set forth in the table below. The annually increasing performance goals and a 13% maximum in 2014 are consistent with the corporation's return objectives and recognize the inherent earnings volatility of Allstate's business.

2012-2014 Performance Stock Awards Ranges of Performance

Annual Adjusted Operating Income Return on Equity	Threshold	Target	Maximum	Actual Results

Measurement Period 2012	4.0%	10.0%	11.5%	12.3%

Measurement Period 2013	4.5%	10.5%	12.25%	To be determined 2014

Measurement Period 2014	5.0%	11.0%	13.0%	To be determined 2015

Payout	0%	100%	200%

The Committee included a requirement of positive net income in order to earn PSAs based on Adjusted Operating Income ROE above target. In the event of a net loss in a measurement period, the number of PSAs earned would be limited to target, regardless of the Adjusted Operating Income ROE. This hurdle was included to prevent misalignment between Allstate reported net income and the PSAs earned based on the Adjusted Operating Income ROE result. This situation could occur if catastrophe losses or investment losses that are not included in Adjusted Operating Income ROE caused Allstate to report a net loss for the period.

At the end of each measurement period, the Committee certifies the level of our Adjusted Operating Income ROE achievement, as well as the resulting number of PSAs earned by each named executive for that measurement period. The Committee does not have the discretion to adjust the performance achievement upward for any measurement period. PSAs earned will vest following the end of the three year performance cycle, subject to continued employment (other than in the event of death, disability, retirement, or a qualifying termination following a change in control).

Based on our Adjusted Operating Income ROE of 12.3% for 2012, 200% of the target number of PSAs for the 2012 measurement period were earned by our named executives and will be received on the conversion date in 2015, subject to continued employment (other than in the event of death, disability, retirement, or a qualifying termination following a change in control). The following table shows the target number of PSAs granted to each of our named executives for the 2012-2014 performance cycle, the target number of PSAs for the 2012 measurement period, and the number of PSAs earned based on achievement of the performance measure.

33   --  The Allstate Corporation

Named Executive	Target Number of PSAs (2012-2014 Performance Cycle)	Target Number of PSAs (2012 Measurement Period)	Achievement for 2012 Measurement Period	Number of PSAs Earned (2012 Measurement Period)

Mr. Wilson	124,194	41,398	Maximum	82,796

Mr. Shebik	9,736	3,245	Maximum	6,490

Mr. Civgin	30,645	10,215	Maximum	20,430

Ms. Greffin	29,032	9,677	Maximum	19,354

Mr. Gupta	21,169	7,056	Maximum	14,112

Mr. Winter	40,323	13,441	Maximum	26,882

In response to stockholder feedback, we are disclosing the ranges of performance for the 2013-2015 PSA performance cycle. The 2013-2015 performance cycle uses the same design as the 2012-2014 cycle adjusted to reflect an updated maximum and minimum amount of catastrophe losses. The Committee considered historical and expected performance when approving the ranges of performance for the 2013-2015 performance cycle.

2013-2015 Performance Stock Awards Ranges of Performance

Annual Adjusted Operating Income Return on Equity	Threshold	Target	Maximum

Measurement Period 2013	6.0%	11.0%	12.5%

Measurement Period 2014	6.0%	12.0%	13.5%

Measurement Period 2015	6.0%	13.0%	14.5%

Payout	0%	100%	200%

Compensation Decisions for 2012

Mr. Wilson, Chairman, President and Chief Executive Officer

As stated in its charter, one of the Committee's most important responsibilities is to recommend the CEO's compensation to the Board. The Committee establishes the CEO's goals and, in conjunction with the nominating and governance committee, evaluates performance based on predetermined goals and actual results. When reviewing performance relative to these goals, the Board discusses the Committee's recommendations in executive session, without the CEO present. The Committee fulfills its oversight responsibilities and provides meaningful recommendations to the Board by analyzing competitive compensation data provided by its independent compensation consultant and company performance data. The Committee reviews the various elements of the CEO's compensation in the context of the total compensation package, including salary, annual cash incentive awards, and long-term incentive awards, and then presents its recommendations to the Board within this total compensation framework.

Mr. Wilson's total compensation and the amount of each compensation element are driven by the design of our compensation program, his experience, responsibility for Allstate's overall strategic direction, performance, and operations, and the Committee's analysis of peer company CEO compensation. In conjunction with the Committee's independent compensation consultant, the Committee conducts an annual review of Mr. Wilson's total target direct compensation and determines if any changes are warranted.

During the 2012 annual review, it was determined that Mr. Wilson's compensation opportunity should be increased to align with Allstate's practice of targeting

The Allstate Corporation  --  34

compensation at the median of its insurance industry peer group. Mr. Wilson's total target direct compensation has historically been significantly below the 50th percentile of our peer group. Because of Mr. Wilson's leadership responsibilities, experience, and ultimate accountability for company performance, the Committee set a higher level of target total direct compensation for him than for other executive officers.

•
Salary.  In 2012, the Committee did not adjust Mr. Wilson's annual base salary of $1,100,000, which was effective in March 2010.

•
Annual Incentive Award.  Since Mr. Wilson's total target direct compensation was well below the guideline of the 50th percentile of our peer group, the Committee approved an increase to his annual incentive award target for 2012 from 200% to 300% of base salary. The Committee also reduced the maximum opportunity for Mr. Wilson from 250% of target to 200% of target. Mr. Wilson's impact on overall returns included the following:

•
Under Mr. Wilson's leadership, in 2012 Allstate delivered on its strategy to provide differentiated products to four consumer segments while improving returns. An increase in overall premiums and a doubling of net and operating income in 2012 versus 2011 resulted in a strong year.

•
Allstate Protection maintained strong auto profitability, dramatically improved returns in homeowners, and began to reduce the negative impact on policies in force related to profit improvement actions.

•
Allstate Financial's strategic shift to underwritten products continued to provide strong results.

•
Allstate Investments proactive investment actions continued to produce solid total returns despite the low interest rate environment,

  The Committee approved an annual cash incentive award of $6,164,730 for Mr. Wilson based on its assessment of his performance in improving overall returns.

  Under the new target and reduced maximum, the payout was $6,164,730, while under the old methodology it would have been $5,046,360. The new target resulted in an increase of $1,118,370.

•
Equity Incentive Awards.  The Committee adjusted the target equity incentive award opportunity for Mr. Wilson in 2012 from 600% to 700% of base salary. The Committee granted equity awards of stock options with a grant date fair value of $3,850,000 and performance stock awards with a grant date fair value of $3,850,014, reflecting Mr. Wilson's target equity incentive award opportunity.

•
Target Total Direct Compensation.  The Committee continues to review Mr. Wilson's target total direct compensation against the benchmark guideline of the 50th percentile of our peers. Mr. Wilson's salary, annual cash incentive target of 300% of salary, and long-term equity incentive target of 700% of salary places his target total direct compensation at approximately the 50th percentile of our peer group.

Other Named Executives

After year-end, Mr. Wilson evaluated the performance and contributions of each member of his senior leadership team, including each other named executive. Based on his review, Mr. Wilson recommended specific adjustments to salary and incentive targets as well as actual incentive awards. The recommendations were considered and approved by the Committee.

Mr. Shebik, Executive Vice President and Chief Financial Officer

•
Salary.  The Committee approved a promotional increase from $382,000 to $550,000 to reflect Mr. Shebik's expanded job scope and responsibilities as he became Chief Financial Officer, effective February 27, 2012. The Committee approved an additional salary increase from $550,000 to $600,000, effective July 29, 2012, based on his salary relative to our peer group.

•
Incentive Targets.  In recognition of his promotion and increased job scope and responsibilities, the Committee approved an increase in Mr. Shebik's target annual incentive award opportunity from 60% to 90% of salary and an increase in his target equity incentive award opportunity from 120% to 250% of salary. To align Mr. Shebik's incentive award targets with our peer group, the Committee approved an increase in his target annual incentive award opportunity from 90% to 110% of salary and an increase in his target equity incentive award opportunity from 250% to 300% of salary.

•
Annual Incentive Award.  Under Mr. Shebik's leadership, the organization delivered strong corporate operating results and continued to demonstrate excellent proactive capital management. The Committee approved an annual cash incentive award of $1,175,994

35   --  The Allstate Corporation

  for Mr. Shebik based on its assessment of his performance in establishing and executing against our customer value propositions, delivering improved returns, and driving excellent capital management results.

•
Equity Incentive Awards.  In February 2012, Mr. Shebik was granted stock options with a grant date fair value of $229,287 and restricted stock units with a grant date fair value of $229,283, reflecting his target equity incentive award opportunity. The Committee granted a promotional award to Mr. Shebik of stock options with a grant date fair value of $301,821 and performance stock awards with a grant date fair value of $301,816.

Mr. Civgin, President and Chief Executive Officer, Allstate Financial

•
Salary.  The Committee approved an increase from $635,000 to $685,000 based on a combination of Mr. Civgin's individual performance in 2011 and salary market positioning of chief financial officers relative to peer chief financial officers. The Committee approved a promotional increase from $685,000 to $700,000 to reflect expanded job scope and responsibilities as he was promoted from Chief Financial Officer to President and Chief Executive Officer of Allstate Financial, effective February 27, 2012.

•
Incentive Targets.  The Committee approved an increase in Mr. Civgin's target annual incentive award opportunity from 110% to 125% of salary in recognition of his promotion and increased job scope and responsibilities. Mr. Civgin's target equity incentive award opportunity of 300% of salary did not change.

•
Annual Incentive Award.  Under Mr. Civgin's leadership, Allstate Financial continued its strategy to grow underwritten products sold through Allstate agencies and Allstate Benefits, further reduce its concentration in spread-based products, and improve returns. Allstate Financial operating results in 2012 were all above target levels. Additionally, under Mr. Civgin's leadership, Esurance achieved strong growth and achieved the benefits assumed in our acquisition economics. The Committee approved an annual cash incentive award of $2,000,000 for Mr. Civgin based on its assessment of his performance in delivering strong operating results at Allstate Financial and delivering on the growth and operating goals at Esurance.

•
Equity Incentive Awards.  Based on the Committee's evaluation of Mr. Civgin's performance during 2011, the Committee granted him stock options with a grant date fair value of $949,998 and performance stock awards with a grant date fair value of $949,995, reflecting his target equity incentive award opportunity.

Ms. Greffin, Executive Vice President and Chief Investment Officer of Allstate Insurance Company

•
Salary.  The Committee approved an increase from $590,000 to $610,000 based on a combination of Ms. Greffin's individual performance in 2011 and salary market positioning relative to our peer group.

•
Incentive Targets.  No changes were made to Ms. Greffin's incentive targets. Ms. Greffin's target annual incentive opportunity was 110% of salary and the target equity incentive award opportunity was 300% of salary.

•
Annual Incentive Award.  Under Ms. Greffin's leadership, Allstate Investments delivered net investment income well above plan and executed a fundamental change to the asset allocations to capture a better risk adjusted return. In addition, Allstate Investments began implementing a strategic plan to significantly reduce interest rate risk. The Committee approved an annual cash incentive award of $1,700,000 for Ms. Greffin based on its assessment of her performance in generating investment income and total returns in a challenging interest rate environment.

•
Equity Incentive Awards.  Based on the Committee's evaluation of Ms. Greffin's performance during 2011, the Committee granted her stock options with a grant date fair value of $899,998 and performance stock awards with a grant date fair value of $899,992, reflecting her target equity incentive award opportunity.

Mr. Gupta, Executive Vice President — Technology & Operations of Allstate Insurance Company

•
Salary.  The Committee approved an increase from $525,000 to $540,000 based on a combination of Mr. Gupta's individual performance in 2011 and salary market positioning relative to our peer group.

•
Incentive Targets.  No changes were made to Mr. Gupta's incentive targets. Mr. Gupta's target annual incentive opportunity was 90% of salary and the target equity incentive award opportunity was 250% of salary.

•
Annual Incentive Award.  Mr. Gupta has continued to improve the capabilities and organizational alignment of the technology and operating functions which serve Allstate. Under his leadership, Allstate expanded the footprint of our technology resources and improved the

The Allstate Corporation  --  36

  technology development, testing, and deployment processes at Allstate. The Committee approved an annual cash incentive award of $1,209,822 for Mr. Gupta based on its assessment of his performance in delivering excellent operating results, enhancing customer service, and managing expenses related to information technology and operations infrastructure.

•
Equity Incentive Awards.  Based on the Committee's evaluation of Mr. Gupta's performance during 2011, the Committee granted him stock options with a grant date fair value of $656,250 and performance stock awards with a grant date fair value of $656,239, reflecting his target equity incentive award opportunity.

•
Sign-On Awards.  The Committee approved $750,000 in cash, $350,000 payable within 30 days of his 2011 start date and the remainder payable on January 31, 2012, with a 24-month clawback for voluntary termination, to replace unvested equity awards he forfeited with his previous employer.

Mr. Winter, President, Allstate Auto, Home, and Agencies

•
Salary.  The Committee approved an increase from $700,000 to $725,000, effective February 27, 2012, to reflect expanded job scope and responsibilities as Mr. Winter became President, Allstate Auto, Home, and Agencies.

•
Incentive Targets.  The Committee approved an increase in Mr. Winter's target annual incentive award opportunity from 125% to 150% of salary in recognition of increased job scope and responsibilities. Mr. Winter's target equity incentive award opportunity of 350% of salary did not change.

•
Annual Incentive Award.  Under Mr. Winter's leadership, Allstate Auto, Home and Agencies continued to deliver on its strategy to offer unique products to different consumer segments while achieving its priorities of maintaining auto margins, improving homeowner returns, and growing insurance premiums. Allstate Auto, Home and Agencies delivered strong combined ratio results in auto and homeowners and an underlying combined ratio better than the outlook range set at the beginning of the year. The Committee approved an annual cash incentive award of $3,000,000 for Mr. Winter based on its assessment of his performance delivering strong operating metrics, expanding the product platform for our customers, and enhancing the relationships with our agents.

•
Equity Incentive Awards.  Based on the Committee's evaluation of Mr. Winter's performance during 2011, the Committee granted him stock options with a grant date fair value of $1,249,997 and performance stock awards with a grant date fair value of $1,250,013, reflecting his target equity incentive award opportunity.

Other Elements of Compensation

To remain competitive with other employers and to attract, retain, and motivate highly talented executives and other employees, we provide the benefits listed in the following table.

Benefit or Perquisite	Named Executives	Other Officers and Certain Managers	All Full-time and Regular Part-time Employees

401(k)(1) and defined benefit pension	•	•	•

Supplemental retirement benefit	•	•

Health and welfare benefits(2)	•	•	•

Supplemental long term disability	•	•

Deferred compensation	•	•

Tax preparation and financial planning services	•	•(3)

Mobile phones, ground transportation, and personal use of aircraft(4)	•	•

(1)
Allstate contributed $.74 for every dollar of basic pre-tax deposits made in 2012 (up to 5% of eligible pay).

(2)
Including medical, dental, vision, life, accidental death and dismemberment, long term disability, and group legal insurance.

37   --  The Allstate Corporation

(3)
All officers are eligible for tax preparation services. Financial planning services were provided only to senior executives.

(4)
Ground transportation is available to senior executives only. In limited circumstances approved by the CEO, senior executives are permitted to use our corporate aircraft for personal purposes. Mobile phones are available to senior executives, other officers, certain managers, and certain employees depending on their job responsibilities.

  Retirement Benefits

Each named executive participates in two different defined benefit pension plans. The Allstate Retirement Plan (ARP) is a tax qualified defined benefit pension plan available to all of our regular full-time and regular part-time employees who meet certain age and service requirements. The ARP provides an assured retirement income based on an employee's level of compensation and length of service at no cost to the employee. As the ARP is a tax qualified plan, federal tax law limits (1) the amount of an individual's compensation that can be used to calculate plan benefits and (2) the total amount of benefits payable to a plan participant on an annual basis. For certain employees, these limits may result in a lower benefit under the ARP than would have been payable otherwise. Therefore, the Supplemental Retirement Income Plan (SRIP) was formed to provide ARP-eligible employees whose compensation or benefit amount exceeds the federal limits with an additional defined benefit in an amount equal to what would have been payable under the ARP if the federal limits did not exist.

  Change-in-Control and Post-Termination Benefits

Consistent with our compensation objectives, we offer these benefits to attract, motivate, and retain highly talented executives. A change-in-control of Allstate could have a disruptive impact on both Allstate and our executives. Change-in-control benefits and post-termination benefits are designed to mitigate that impact and to maintain alignment between the interests of our executives and our stockholders.

We substantially reduced change-in-control benefits in 2011. The named executives who had previously been parties to certain change-in-control agreements agreed to become participants in a new change-in-control severance plan (CIC Plan). Compared with the previous arrangements, the CIC Plan eliminates all excise tax gross ups; eliminates the lump sum cash pension enhancement based on additional years of age, service, and compensation; and reduces for named executives other than the CEO the amount of cash severance payable from three to two times the sum of base salary and target annual incentive. In order to receive the cash severance benefits under the CIC Plan following a change-in-control, a participant must have been terminated (other than for cause, death, or disability) or the participant must have terminated employment for good reason (such as adverse changes in the terms or conditions of employment, including a material reduction in base compensation, a material change in authority, duties, or responsibilities, or a material change in job location) within two years following a change-in-control. In addition, long-term equity incentive awards granted after 2011 will vest on an accelerated basis due to a change-in-control only if either Allstate terminates the executive's employment (other than for cause, death, or disability) or the executive terminates his or her employment for good reason within two years after the change-in-control (so-called "double-trigger" vesting).

The change-in-control and post-termination arrangements which are described in the Potential Payments as a Result of Termination or Change-in-Control section are not provided exclusively to the named executives. A larger group of management employees is eligible to receive many of the post-termination benefits described in that section.

  Stock Ownership Guidelines

Because we believe management's interests must be linked with those of our stockholders, we instituted stock ownership guidelines in 1996 that require each of the named executives to own Allstate common stock worth a multiple of base salary. We adjusted the stock ownership guidelines to accommodate the shift to performance stock awards beginning in 2012. The new guidelines provide that an executive must hold 75% of net after-tax shares received as a result of equity compensation awards until his or her salary multiple guideline is met. The chart

The Allstate Corporation  --  38

below shows the salary multiple guidelines and the equity holdings that count towards the requirement.

Name	Guideline	Status

Mr. Wilson	6x salary	✓ Meets guideline

Mr. Shebik	3x salary	✓ Meets guideline

Mr. Civgin	3x salary	✓ Meets guideline

Ms. Greffin	3x salary	✓ Meets guideline

Mr. Gupta	3x salary	Must hold 75% of net after-tax shares until guideline is met

Mr. Winter	3x salary	Must hold 75% of net after-tax shares until guideline is met

What Counts Toward the Guideline	What Does not Count Toward the Guideline

• Allstate shares owned personally • Shares held in the Allstate 401(k) Savings Plan • Restricted stock units	• Unexercised stock options • Performance stock awards

We also have a policy on insider trading that prohibits all officers, directors, and employees from engaging in transactions in securities issued by Allstate or any of its subsidiaries that might be considered speculative or hedging, such as selling short or buying or selling options.

Impact of Tax Considerations on Compensation

We may take a tax deduction of no more than $1 million per executive for compensation paid in any year to our CEO and the three other most highly compensated executives, excluding any individual that served as CFO during the year, as of the last day of the fiscal year in which the compensation is paid, unless the compensation meets specific standards. We may deduct more than $1 million in compensation if the standards are met, including that the compensation is performance-based and paid under a plan that meets certain requirements. The Committee considers the impact of this rule in developing, implementing, and administering our compensation programs. However, the Committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate, and retain highly talented executives.

Our compensation programs are designed and administered so that payments to affected executives can be fully deductible. However, in light of the balance mentioned above and the need to maintain flexibility in administering compensation programs, we may authorize compensation in any year that exceeds $1 million and does not meet the required standards for deductibility. The amount of compensation paid in 2012 that was not deductible for tax purposes was $3,106,436.

Compensation Committee Report

The Compensation and Succession Committee has reviewed and discussed the Compensation Discussion and Analysis, contained on pages 25 through 39 of this proxy statement, with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND SUCCESSION COMMITTEE

W. James Farrell (Chairman)
Robert D. Beyer Jack M. Greenberg Ronald T. LeMay	Andrea Redmond John W. Rowe Joshua I. Smith

39   --  The Allstate Corporation

Executive Compensation Tables	PROXY STATEMENT

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executives for the last three fiscal years.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)

Thomas J. Wilson
(Chairman, President	2012	1,100,000	—		3,850,014	3,850,000	6,164,730	1,982,607	(6)	111,204	17,058,555
and Chief Executive	2011	1,100,000	—		2,310,005	4,290,001	2,252,800	1,157,562		69,448	11,179,816
Officer)	2010	1,093,846	—		2,225,995	4,134,002	1,091,096	679,359		75,322	9,299,620

Steven E. Shebik
(Executive Vice President and
Chief Financial Officer)	2012	545,330	—		531,099	531,108	1,175,994	563,812	(7)	33,904	3,381,247

Don Civgin
(President and Chief	2012	690,000	—		949,995	949,998	2,000,000	48,581	(8)	28,302	4,666,876
Executive Officer	2011	624,231	—		594,998	1,104,996	750,000	29,270		23,532	3,127,027
Allstate Financial)	2010	562,692	—		596,759	1,108,246	400,000	20,648		27,013	2,715,358

Judith P. Greffin
(Executive Vice	2012	606,538	—		899,992	899,998	1,700,000	952,989	(9)	25,450	5,084,967
President and Chief	2011	577,692	—		535,486	994,500	750,000	616,936		32,156	3,506,770
Investment Officer)	2010	502,684	—		485,567	901,771	230,526	397,608		30,890	2,549,046

Suren K. Gupta
(Executive Vice
President—Technology &	2012	537,404	400,000	(10)	656,239	656,250	1,209,822	11,519	(11)	72,944	3,544,178
Operations)	2011	383,654	350,000	(10)	674,991	975,004	500,000	0		18,896	2,902,545

Matthew E. Winter
(President, Allstate	2012	721,154	—		1,250,013	1,249,997	3,000,000	52,425	(12)	37,400	6,310,989
Auto, Home, and	2011	654,231	—		770,012	1,429,997	1,000,000	48,100		44,180	3,946,520
Agencies)	2010	600,000	—		734,994	1,365,002	1,212,300	3,833		35,159	3,951,288

(1)
Mr. Shebik was not a named executive for 2010 and 2011 and Mr. Gupta was not a named executive for 2010.

(2)
The aggregate grant date fair value of performance stock awards granted in 2012 and restricted stock units awards granted in 2012, 2011, and 2010 are computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (ASC 718). The fair value of PSAs and RSUs is based on the final closing price of Allstate's stock as of the grant date, which in part reflects the payment of expected future dividends. (See note 18 to our audited financial statements for 2012.) This amount reflects an accounting expense and does not correspond to actual value that will be realized by the named executives. The value for PSAs is based on the probable satisfaction of the performance conditions. The number of PSAs granted in 2012 to each named executive is provided in the Grants of Plan-Based Awards table on page 42. The value of the PSAs at grant date share price if maximum corporate performance were to be achieved is as follows: Mr. Wilson $7,700,028, Mr. Shebik $603,632, Mr. Civgin $1,899,990, Ms. Greffin $1,799,984, Mr. Gupta $1,312,478, and Mr. Winter $2,500,026.

(3)
The aggregate grant date fair value of option awards computed in accordance with FASB ASC 718. The fair value of each option award is estimated on the grant date using a binomial lattice model and the assumptions as set forth in the following table:

	2012	2011	2010

Weighted average expected term	9.0 years	7.9 years	7.8 years
Expected volatility	20.2 - 53.9%	22.1 - 53.9%	23.7 - 52.3%
Weighted average volatility	34.6%	35.1%	35.1%
Expected dividends	2.2 - 3.0%	2.5 - 3.7%	2.4 - 2.8%
Weighted average expected dividends	2.8%	2.7%	2.6%
Risk-free rate	0.0 - 2.2%	0.0 - 3.5%	0.1 - 3.9%

The Allstate Corporation  --  40

(See note 18 to our audited financial statements for 2012.) This amount reflects an accounting expense and does not correspond to actual value that will be realized by the named executives. The number of options granted in 2012 to each named executive is provided in the Grants of Plan-Based Awards table on page 42.

(4)
Amounts reflect the aggregate increase in actuarial value of the pension benefits as set forth in the Pension Benefits table, accrued during 2012, 2011, and 2010. These are benefits under the Allstate Retirement Plan (ARP) and the Supplemental Retirement Income Plan (SRIP). Non-qualified deferred compensation earnings are not reflected since our Deferred Compensation Plan does not provide above-market earnings. The pension plan measurement date is December 31. (See note 17 to our audited financial statements for 2012.)

(5)
The All Other Compensation for 2012—Supplemental Table provides details regarding the amounts for 2012 for this column.

(6)
Reflects the increase in the actuarial value of the benefits provided to Mr. Wilson under the ARP and SRIP of $177,375 and $1,805,232 respectively. The increases resulted from $624,921 of accrual for one year with the remaining increase due to changes in the discount and interest rates and one year of interest.

(7)
Reflects the increase in the actuarial value of the benefits provided to Mr. Shebik under the ARP and SRIP of $204,087 and $359,725 respectively. The increases resulted from $181,129 of accrual for one year with the remaining increase due to changes in the discount and interest rates and one year of interest.

(8)
Reflects the increase in the actuarial value of the benefits provided to Mr. Civgin under the ARP and SRIP of $8,884 and $39,697 respectively. The increases resulted from $38,944 of annual pay credit and one year of interest with the remaining increase due to changes in the discount and interest rates.

(9)
Reflects the increase in the actuarial value of the benefits provided to Ms. Greffin under the ARP and SRIP of $200,601 and $752,388 respectively. The increases resulted from $149,622 of accrual for one year with the remaining increase due to changes in the discount and interest rates and one year of interest.

(10)
As part of his sign-on bonus in 2011, Mr. Gupta received $750,000 in cash, $350,000 payable within 30 days of his start date and the remainder payable on January 31, 2012. If Mr. Gupta voluntarily terminates his employment within 24 months of his hiring date, this bonus must be fully reimbursed to Allstate.

(11)
Reflects the increase in the actuarial benefit provided to Mr. Gupta under the SRIP of $11,519. The increase resulted from $10,479 of annual pay credit and one year of interest with the remaining increase due to changes in the discount and interest rates.

(12)
Reflects the increase in the actuarial value of the benefits provided to Mr. Winter under the ARP and SRIP of $7,522 and $44,903 respectively. The increases resulted from $45,847 of annual pay credit and one year of interest with the remaining increase due to changes in the discount and interest rates.

ALL OTHER COMPENSATION FOR 2012 — SUPPLEMENTAL TABLE
(In dollars)

The following table describes the incremental cost of other benefits provided in 2012 that are included in the "All Other Compensation" column.

Name	Personal Use of Aircraft(1)	401(k) Match(2)	Other(3)	Total All Other Compensation

Mr. Wilson	67,032	9,250	34,922	111,204

Mr. Shebik	0	9,250	24,654	33,904

Mr. Civgin	0	9,250	19,052	28,302

Ms. Greffin	0	9,250	16,200	25,450

Mr. Gupta	0	3,700	69,244	72,944

Mr. Winter	0	9,250	28,150	37,400

(1)
The amount reported for personal use of aircraft is based on the incremental cost method, which is calculated based on Allstate's average variable costs per flight hour. Variable costs include fuel, maintenance, on-board catering, landing/ramp fees, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable

41   --  The Allstate Corporation

  cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. This method of calculating the incremental cost excludes fixed costs that do not change based on usage, such as pilots' and other employees' salaries, costs incurred in purchasing the aircraft, and non-trip related hangar expenses.

(2)
Each of the named executives participated in our 401(k) plan during 2012. The amount shown is the amount allocated to their accounts as employer matching contributions.

(3)
"Other" consists of premiums for group life insurance and personal benefits and perquisites consisting of mobile phones, tax preparation services, financial planning, ground transportation, supplemental long-term disability coverage, and for Mr. Gupta, $48,132 for reimbursement of taxes related to relocation expenses. (Tax assistance for certain relocation benefits is a standard component of our relocation program available to all employees.) Mr. Gupta also received amounts for relocation that are not reflected in other compensation because they are part of the standard relocation package available to all employees. There was no incremental cost for the use of mobile phones. We provide supplemental long-term disability coverage to all regular full-time and regular part-time employees who participate in the long-term disability plan and whose annual earnings exceed the level which produces the maximum monthly benefit provided by the long-term disability plan. This coverage is self-insured (funded and paid for by Allstate when obligations are incurred). No obligations for the named executives were incurred in 2012, and therefore, no incremental cost is reflected in the table.

GRANTS OF PLAN-BASED AWARDS AT FISCAL YEAR-END 2012(1)

The following table provides information about non-equity incentive plan awards and equity awards granted to our named executives during fiscal year 2012.

										All Other Stock Awards: Number of Shares of Stock or Units (#)
		Date of Committee Action for Equity Incentive Plan Awards									All Other Option Awards: Number of Securities Underlying Options (#)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)					Exercise or Base Price of Option Awards ($/Shr)(4)	Grant Date Fair Value ($)(5)
Name	Grant Date		Plan Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)				Stock Awards	Option Awards

Mr. Wilson	—	—	Annual cash incentive	1,650,000	3,300,000	8,500,000
	3/6/2012	3/6/2012	Performance stock awards				0	124,194	248,388				3,850,014
	2/21/2012	2/20/2012	Stock options								444,060	31.56		3,850,000

Mr. Shebik	—	—	Annual cash incentive	256,033	512,065	5,527,500
	3/6/2012	3/6/2012	Performance stock awards				0	9,736	19,472				301,816
	3/6/2012	3/6/2012	Stock options								35,014	31.00		301,821
	2/21/2012	2/20/2012	Restricted stock units							7,265			229,283
	2/21/2012	2/20/2012	Stock options								26,446	31.56		229,287

Mr. Civgin	—	—	Annual cash incentive	423,315	846,630	5,527,500
	3/6/2012	3/6/2012	Performance stock awards				0	30,645	61,290				949,995
	2/21/2012	2/20/2012	Stock options								109,573	31.56		949,998

Ms. Greffin	—	—	Annual cash incentive	333,596	667,192	5,527,500
	3/6/2012	3/6/2012	Performance stock awards				0	29,032	58,064				899,992
	2/21/2012	2/20/2012	Stock options								103,806	31.56		899,998

Mr. Gupta	—	—	Annual cash incentive	241,832	483,663	5,527,500
	3/6/2012	3/6/2012	Performance stock awards				0	21,169	42,338				656,239
	2/21/2012	2/20/2012	Stock options								75,692	31.56		656,250

Mr. Winter	—	—	Annual cash incentive	527,164	1,054,327	5,527,500
	3/6/2012	3/6/2012	Performance stock awards				0	40,323	80,646				1,250,013
	2/21/2012	2/20/2012	Stock options								144,175	31.56		1,249,997

(1)
Awards under the Annual Executive Incentive Plan and the 2009 Equity Incentive Plan.

(2)
The amounts in these columns consist of the threshold, target, and maximum annual cash incentive awards for the named executives. The threshold amount for each named executive is 50% of target, as the minimum amount payable if threshold performance is achieved. If threshold is not achieved, the payment to named executives would be zero. The target amount is based upon achievement of the performance measures listed under the Annual Cash Incentive Awards caption on pages 31-32. The maximum amount payable to any named executive who served as CFO during the year is an amount equal to 15% of the award pool. The maximum amount payable to the CEO and the three most highly compensated executives, excluding any named executive who served as CFO during the year, is the lesser of a stockholder approved maximum of $8.5 million under the Annual Executive Incentive Plan or a percentage, which varies by executive, of the award

The Allstate Corporation  --  42

  pool. The award pool is equal to 1.0% of Adjusted Operating Income with award opportunities capped at 40% of the pool for Mr. Wilson and 15% of the pool for each other such named executive. Adjusted Operating income is defined on page 56.

(3)
The amounts shown in these columns reflect the threshold, target, and maximum performance stock awards for the named executives. The threshold amount for each named executive is 0% payout. The target and maximum amounts are based upon achievement of the performance measures listed under the Performance Stock Awards caption on pages 32-33.

(4)
The exercise price of each option is equal to the fair market value of Allstate's common stock on the grant date. Fair market value is equal to the closing sale price on the grant date or, if there was no such sale on the grant date, then on the last previous day on which there was a sale.

(5)
The aggregate grant date fair value of the March 6, 2012, performance stock awards was $31.00 and stock option award was $8.62, computed in accordance with FASB ASC 718 based on the probable satisfaction of the performance conditions. The aggregate grant date fair value of the February 21, 2012, restricted stock units was $31.56 and the stock option awards was $8.67, computed in accordance with FASB ASC 718. The assumptions used in the valuation are discussed in footnotes 2 and 3 to the Summary Compensation Table on page 40.

  Stock options

Stock options represent an opportunity to buy shares of our stock at a fixed exercise price at a future date. We use them to align the interests of our executives with long-term stockholder value, as the stock price must appreciate from the grant date for the executives to profit. Under our stockholder-approved equity incentive plan, the exercise price cannot be less than the fair market value of a share on the grant date. Stock option repricing is not permitted. In other words, without an event such as a stock split, if the Committee cancels an award and substitutes a new award, the exercise price of the new award cannot be less than the exercise price of the cancelled award. All stock option awards have been made in the form of nonqualified stock options. The options granted to the named executives in 2012 become exercisable over four years: 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversary dates, and expire in ten years, except in certain change-in-control situations or under other special circumstances approved by the Committee.

  Performance stock awards

Performance stock awards (PSAs) represent our promise to transfer shares of common stock in the future if certain performance measures are met. Each PSA represents Allstate's promise to transfer one fully vested share in the future for each PSA that vests. PSAs earned will vest following the end of the three year performance cycle, subject to continued employment (other than in the event of death, disability, retirement, or a qualifying termination following a change in control). Vested PSAs will be converted into shares of Allstate common stock and dividend equivalents accrued on these shares will be paid in cash. No dividend equivalents will be paid prior to vesting. Performance stock awards were granted to our senior executives.

  Restricted stock units

Mr. Shebik was the only named executive to receive an award of restricted stock units in 2012. This award was granted before he became a senior executive. Each restricted stock unit represents our promise to transfer one fully vested share of stock in the future if and when the restrictions expire (when the unit "vests"). Because restricted stock units are based on and payable in stock, they reinforce the alignment of interests of our executives and our stockholders. In addition, restricted stock units provide a retention incentive because they have a real, current value that is forfeited in most circumstances if an executive terminates employment before the restricted stock units vest. Under the terms of the restricted stock unit awards, the executives have only the rights of general unsecured creditors of Allstate and no rights as stockholders until delivery of the underlying shares. The restricted stock units granted to Mr. Shebik in 2012 vest over four years: 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversary dates, except in certain change-in-control situations or under other special circumstances approved by the Committee. The restricted stock units granted to Mr. Shebik in 2012 include the right to receive previously accrued dividend equivalents when the underlying restricted stock unit vests.

43   --  The Allstate Corporation

Outstanding Equity Awards at Fiscal Year-End 2012

The following table summarizes the outstanding equity awards of the named executives as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards(1)					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(5)

Mr. Wilson	Feb. 06, 2004	97,100		$45.96	Feb. 06, 2014
	Feb. 22, 2005	98,976		$52.57	Feb. 22, 2015
	Jun 01, 2005	100,000		$58.47	Jun 01, 2015
	Feb. 21, 2006	66,000		$53.84	Feb. 21, 2016
	Feb. 21, 2006	124,000		$53.84	Feb. 21, 2016
	Feb. 20, 2007	262,335		$62.24	Feb. 20, 2017
	Feb. 26, 2008	338,316		$48.82	Feb. 26, 2018
	Feb. 27, 2009	563,727	187,909	$16.83	Feb. 27, 2019	Feb. 27, 2009	132,264	$5,313,045
	Feb. 22, 2010	208,788	208,788	$31.41	Feb. 22, 2020	Feb. 22, 2010	35,435	$1,423,424
	Feb. 22, 2011	0	447,808	$31.74	Feb. 22, 2021	Feb. 22, 2011	72,779	$2,923,532
	Feb. 21, 2012	0	444,060	$31.56	Feb. 21, 2022	Mar. 06, 2012			124,194	$4,988,873
										Aggregate Market Value

										$14,648,874

Mr. Shebik	Feb. 06, 2004	20,265		$45.96	Feb. 06, 2014
	Feb. 22, 2005	20,836		$52.57	Feb. 22, 2015
	Feb. 21, 2006	15,464		$53.84	Feb. 21, 2016
	Feb. 21, 2006	9,000		$53.84	Feb. 21, 2016
	Feb. 20, 2007	15,571		$62.24	Feb. 20, 2017
	Feb. 26, 2008	25,763		$48.82	Feb. 26, 2018
	Feb. 27, 2009	44,036	14,679	$16.83	Feb. 27, 2019	Feb. 27, 2009	10,332	$415,037
	Feb. 22, 2010	16,808	16,808	$31.41	Feb. 22, 2020	Feb. 22, 2010	1,766	$70,940
	Feb. 22, 2011	0	35,197	$31.74	Feb. 22, 2021	Feb. 22, 2011	3,541	$142,242
	Feb. 21, 2012	0	26,446	$31.56	Feb. 21, 2022	Feb. 21, 2012	7,265	$291,835
	Mar. 06, 2012	0	35,014	$31.00	Mar. 06, 2022	Mar. 06, 2012			9,736	$391,095
										Aggregate Market Value

										$1,311,149

Mr. Civgin	Sep. 08, 2008	65,000		$46.48	Sep. 08, 2018
	Feb. 27, 2009	151,125	50,375	$16.83	Feb. 27, 2019	Feb. 27, 2009	35,458	$1,424,348
	Feb. 22, 2010	55,972	55,972	$31.41	Feb. 22, 2020	Feb. 22, 2010	9,500	$381,615
	Feb. 22, 2011	0	115,344	$31.74	Feb. 22, 2021	Feb. 22, 2011	18,746	$753,027
	Feb. 21, 2012	0	109,573	$31.56	Feb. 21, 2022	Mar. 06, 2012			30,645	$1,231,009
										Aggregate Market Value

										$3,789,999

Ms. Greffin	Feb. 06, 2004	4,588		$45.96	Feb. 06, 2014
	Mar. 09, 2004	20,714		$45.29	Mar. 09, 2014
	Mar. 09, 2004	2,000		$45.29	Mar. 09, 2014
	Feb. 22, 2005	15,314		$52.57	Feb. 22, 2015
	Feb. 22, 2005	4,720		$52.57	Feb. 22, 2015
	Feb. 21, 2006	19,919		$53.84	Feb. 21, 2016
	Feb. 21, 2006	4,723		$53.84	Feb. 21, 2016
	Feb. 20, 2007	21,291		$62.24	Feb. 20, 2017
	Feb. 20, 2007	4,854		$62.24	Feb. 20, 2017
	Jul. 17, 2007	3,660		$60.42	Jul. 17, 2017
	Feb. 26, 2008	68,365		$48.82	Feb. 26, 2018
	Feb. 26, 2008	28,298		$48.82	Feb. 26, 2018
	Aug. 11, 2008	14,250		$46.56	Aug. 11, 2018
	Feb. 27, 2009	105,242	35,081	$16.83	Feb. 27, 2019	Feb. 27, 2009	24,692	$991,878
	Feb. 22, 2010	45,544	45,544	$31.41	Feb. 22, 2020	Feb. 22, 2010	7,730	$310,514
	Feb. 22, 2011	0	103,810	$31.74	Feb. 22, 2021	Feb. 22, 2011	16,871	$677,708
	Feb. 21, 2012	0	103,806	$31.56	Feb. 21, 2022	Mar. 06, 2012			29,032	$1,166,215
										Aggregate Market Value

										$3,146,315

The Allstate Corporation  --  44

	Option Awards(1)					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(5)

Mr. Gupta	May 02, 2011	0	92,593	$33.88	May 02, 2021	May 2, 2011	19,923	$800,307
	Feb. 21, 2012	0	75,692	$31.56	Feb. 21, 2022	Mar. 06, 2012			21,169	$850,359
										Aggregate Market Value

										$1,650,666

Mr. Winter	Nov. 02, 2009	25,155	8,385	$29.64	Nov. 02, 2019	Nov. 02, 2009	5,904	$237,164
	Feb. 22, 2010	68,939	68,940	$31.41	Feb. 22, 2020	Feb. 22, 2010	11,700	$469,989
	Feb. 22, 2011	0	149,269	$31.74	Feb. 22, 2021	Feb. 22, 2011	24,260	$974,524
	Feb. 21, 2012	0	144,175	$31.56	Feb. 21, 2022	Mar. 06, 2012			40,323	$1,619,775
										Aggregate Market Value

										$3,301,452

(1)
The options granted in 2012, 2011, and 2010 vest over four years: 50% on the second anniversary date and 25% on each of the third and fourth anniversary dates. The other options vest in four installments of 25% on each of the first four anniversaries of the grant date. The exercise price of each option is equal to the fair market value of Allstate's common stock on the grant date. For options granted prior to 2007, fair market value is equal to the average of high and low sale prices on the grant date. For options granted in 2007 and thereafter, fair market value is equal to the closing sale price on the grant date. In each case, if there was no sale on the grant date, fair market value is calculated as of the last previous day on which there was a sale.

(2)
The aggregate value and aggregate number of exercisable in-the-money options as of December 31, 2012, for each of the named executives is as follows: Mr. Wilson $14,986,371 (772,515 aggregate number exercisable), Mr. Shebik $1,175,038 (60,844 aggregate number exercisable), Mr. Civgin $4,017,572 (207,097 aggregate number exercisable), Ms. Greffin $2,855,314 (150,786 aggregate number exercisable), Mr. Gupta $0 (0 exercisable), and Mr. Winter $868,788 (94,094 aggregate number exercisable).

(3)
The aggregate value and aggregate number of unexercisable in-the-money options as of December 31, 2012, for each of the named executives is as follows: Mr. Wilson $13,813,157 (1,288,565 aggregate number unexercisable), Mr. Shebik $1,335,335 (128,144 aggregate number unexercisable), Mr. Civgin $3,581,841 (331,264 aggregate number unexercisable), Ms. Greffin $2,986,644 (288,241 aggregate number unexercisable), Mr. Gupta $1,234,118 (168,285 aggregate number unexercisable), and Mr. Winter $3,191,893 (370,769 aggregate number unexercisable).

(4)
The restricted stock unit awards granted in 2012, 2011, and 2010 vest over four years: 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversary dates. The other restricted stock unit awards vest in one installment on the fourth anniversary of the grant date, unless otherwise noted.

(5)
Amount is based on the closing price of our common stock of $40.17 on December 31, 2012.

(6)
The performance stock awards granted in 2012 vest in one installment on the third anniversary of the grant date.

45   --  The Allstate Corporation

 Option Exercises and Stock Vested at Fiscal Year-End 2012

The following table summarizes the options exercised by the named executives during 2012 and the restricted stock unit awards that vested during 2012.

OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR-END 2012

	Option Awards(1)		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Wilson	101,000	950,410	72,139	2,269,366

Mr. Shebik	17,000	162,266	4,561	143,386

Mr. Civgin	0	0	13,799	465,252

Ms. Greffin	4,960	50,046	19,716	629,770

Mr. Gupta	0	0	0	0

Mr. Winter	0	0	11,700	369,252

(1)
Options exercised in 2012 were due to expire in the first quarter of 2013.

Retirement Benefits

Each named executive participates in two different defined benefit pension plans. The following table summarizes the named executives' pension benefits, which are calculated in the same manner as the change in pension value reflected in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)(2) ($)	Payments During Last Fiscal Year ($)

Mr. Wilson(3)	Allstate Retirement Plan	19.8	714,755	0
	Supplemental Retirement Income Plan	19.8	7,321,764	0

Mr. Shebik	Allstate Retirement Plan	24.2	883,828	0
	Supplemental Retirement Income Plan	24.2	1,495,579	0

Mr. Civgin	Allstate Retirement Plan	4.3	21,750	0
	Supplemental Retirement Income Plan	4.3	83,378	0

Ms. Greffin	Allstate Retirement Plan	22.3	749,619	0
	Supplemental Retirement Income Plan	22.3	3,254,696	0

Mr. Gupta(4)	Allstate Retirement Plan	1.8	0	0
	Supplemental Retirement Income Plan	1.8	11,519	0

Mr. Winter	Allstate Retirement Plan	3.2	13,822	0
	Supplemental Retirement Income Plan	3.2	90,536	0

(1)
These amounts are estimates and do not necessarily reflect the actual amounts that will be paid to the named executives, which will be known only at the time they become eligible for payment. Accrued benefits were calculated as of December 31, 2012, and used to calculate the present value of accumulated benefits at December 31, 2012. December 31 is our pension plan measurement date used for financial statement reporting purposes.

The Allstate Corporation  --  46

The amounts listed in this column are based on the following assumptions:

•
Discount rate of 4.00%, payment form assuming 80% paid as a lump sum and 20% paid as an annuity, lump-sum/annuity conversion segmented interest rates of 4.25% for the first five years, 6.0% for the next 15 years, and 6.75% for all years after 20 and the 2013 combined static Pension Protection Act funding mortality table with a blend of 50% males and 50% females (as required under the Internal Revenue Code), and post-retirement mortality for annuitants using the 2013 Internal Revenue Service mandated annuitant table; these are the same as those used for financial reporting year-end disclosure as described in the notes to Allstate's consolidated financial statements. (See note 17 to our audited financial statements for 2012.)

•
Based on guidance provided by the Securities and Exchange Commission, we have assumed a normal retirement age of 65 under both the ARP and SRIP.

•
No assumption for early termination, disability, or pre-retirement mortality.

(2)
The figures reflect the present value of the current accrued pension benefits calculated using the assumptions described in the preceding footnote. If the named executives' employment terminated on December 31, 2012, the lump sum present value of the non-qualified pension benefits for each named executive earned through December 31, 2012, is shown in the following table:

Name	Plan Name	Lump Sum Amount ($)

Mr. Wilson	Supplemental Retirement Income Plan	8,362,753

Mr. Shebik	Supplemental Retirement Income Plan	1,774,245

Mr. Civgin	Supplemental Retirement Income Plan	75,735

Ms. Greffin	Supplemental Retirement Income Plan	4,103,726

Mr. Gupta	Supplemental Retirement Income Plan	10,479

Mr. Winter	Supplemental Retirement Income Plan	84,829

The amount shown is based on the lump sum methodology (i.e., interest rate and mortality table) used by the Allstate pension plans in 2013, as required under the Pension Protection Act. Specifically, the interest rate for 2013 is based on 100% of the average corporate bond segmented yield curve from August of the prior year. The mortality table for 2013 is the 2013 combined static Pension Protection Act funding mortality table with a blend of 50% males and 50% females, as required under the Internal Revenue Code.

(3)
Mr. Wilson's prior employment with another former Sears, Roebuck and Co. subsidiary is counted in determining his 26.5 years of vesting service under the Allstate Retirement Plan, but is not included in the calculation of credited service used for benefit determination purposes.

(4)
Mr. Gupta is not currently vested in the Allstate Retirement Plan or the Supplemental Retirement Income Plan.

47   --  The Allstate Corporation

The benefits and value of benefits shown in the Pension Benefits table are based on the following material factors:

  Allstate Retirement Plan (ARP)

The ARP has two different types of benefit formulas (final average pay and cash balance) which apply to participants based on their date of hire or the individual choices they made before a cash balance plan was introduced on January 1, 2003. Of the named executives, Messrs. Civgin, Gupta, and Winter are eligible to earn cash balance benefits. Benefits under the final average pay formula are earned and stated in the form of a straight life annuity payable at the normal retirement age 65. Participants who earn final average pay benefits may do so under one or more benefit formulas based on when they became ARP members and their years of service.

Ms. Greffin and Messrs. Shebik and Wilson have earned ARP benefits under the post-1988 final average pay formula that is the sum of the Base Benefit and the Additional Benefit, defined as follows:

•
Base Benefit=1.55% of the participant's average annual compensation, multiplied by credited service after 1988 (limited to 28 years of credited service)

•
Additional Benefit=0.65% of the amount, if any, of the participant's average annual compensation that exceeds the participant's covered compensation (the average of the maximum annual salary taxable for Social Security over the 35-year period ending the year the participant would reach Social Security retirement age) multiplied by credited service after 1988 (limited to 28 years of credited service)

For participants eligible to earn cash balance benefits, pay credits are added to the cash balance account on a quarterly basis as a percent of compensation and based on the participant's years of vesting service as follows:

Cash Balance Plan Pay Credits

Vesting Service	Pay Credit %

Less than 1 year	0%

1 year, but less than 5 years	2.5%

5 years, but less than 10 years	3%

10 years, but less than 15 years	4%

15 years, but less than 20 years	5%

20 years, but less than 25 years	6%

25 years or more	7%

  Supplemental Retirement Income Plan (SRIP)

SRIP benefits are generally determined using a two-step process: (1) determine the amount that would be payable under the ARP formula specified above if Internal Revenue Code limits did not apply, then (2) reduce the amount described in (1) by the amount actually payable under the ARP formula. The normal retirement date under the SRIP is age 65. If eligible for early retirement under the ARP, the employee also is eligible for early retirement under the SRIP.

  Credited Service; Other Aspects of the Pension Plans

As has generally been Allstate's practice, no additional service credit beyond service with Allstate or its predecessors is granted under the ARP or the SRIP. Messrs. Shebik and Wilson have combined service with Allstate and its former parent company, Sears, Roebuck and Co. of 24.2 and 19.8 years, respectively. As a result of this prior Sears service, a portion of retirement benefits will be paid from the Sears pension plan. Consistent with the pension benefits of other employees with prior Sears service who moved to Allstate during the spin-off from Sears in 1995, Messrs. Shebik's and Wilson's pension benefits under the ARP and the SRIP are calculated as if each had worked his combined Sears-Allstate career with Allstate, and then are reduced by amounts earned under the Sears pension plan.

For the ARP and SRIP, eligible compensation consists of salary, annual cash incentive awards, pre-tax employee deposits made to our 401(k) plan and our cafeteria plan, holiday pay, and vacation pay. Eligible compensation also includes overtime pay, payment for temporary military

The Allstate Corporation  --  48

service, and payments for short term disability, but does not include long-term cash incentive awards or income related to equity awards. Compensation used to determine benefits under the ARP is limited in accordance with the Internal Revenue Code. For final average pay benefits, average annual compensation is the average compensation of the five highest consecutive calendar years within the last ten consecutive calendar years preceding the actual retirement or termination date.

Payment options under the ARP include a lump sum, straight life annuity, and various survivor annuity options. The lump sum under the final average pay benefit is calculated in accordance with the applicable interest rate and mortality as required under the Internal Revenue Code. The lump sum payment under the cash balance benefit is generally equal to a participant's cash balance account balance. Payments from the SRIP are paid in the form of a lump sum using the same interest rate and mortality assumptions used under the ARP.

  Timing of Payments

Age 65 is the earliest retirement age that a named executive may retire with full retirement benefits under the ARP and SRIP. However, a participant earning final average pay benefits is entitled to an early retirement benefit on or after age 55 if he or she terminates employment after completing 20 or more years of vesting service. A participant earning cash balance benefits who terminates employment with at least three years of vesting service is entitled to a lump sum benefit equal to his or her cash balance account balance. Currently, Messrs. Shebik and Wilson are the only named executives eligible for an early retirement benefit.

As defined in the SRIP, SRIP benefits earned through December 31, 2004 (Pre 409A SRIP Benefits) are generally payable at the normal retirement age of 65. Pre 409A SRIP Benefits may be payable at age 50 or later if disabled, following early retirement at age 55 or older with 20 years of vesting service, or following death, in accordance with the terms of the SRIP. SRIP benefits earned after December 31, 2004 (Post 409A SRIP Benefits) are paid on the January 1 following termination of employment after reaching age 55 (a minimum six month deferral period applies), or following death, in accordance with the terms of the SRIP.

Eligible employees are vested in the normal ARP and SRIP retirement benefit on the earlier of the completion of five years of service or upon reaching age 65 (for participants with final average pay benefits) or the completion of three years of service or upon reaching age 65 (for participants whose benefits are calculated under the cash balance formula). The following SRIP payment dates assume a retirement or termination date of December 31, 2012:

•
Mr. Wilson's Pre 409A SRIP Benefit would become payable as early as January 1, 2013, or following death or disability. Mr. Wilson's Post 409A SRIP Benefit would be paid on July 1, 2013, or following death. Mr. Wilson will turn 65 on October 15, 2022.

•
Mr. Shebik's Pre 409A SRIP Benefit would be payable as early as January 1, 2013, or following death or disability. Mr. Shebik's Post 409A SRIP Benefit would be paid on July 1, 2013, or following death. Mr. Shebik will turn 65 on June 19, 2021.

•
Mr. Civgin's Post 409A SRIP Benefit would be paid on January 1, 2017, or following death. Mr. Civgin will turn 65 on May 17, 2026.

•
Ms. Greffin's Pre 409A SRIP Benefit would be payable as early as January 1, 2016, or following death or disability. Ms. Greffin's Post 409A SRIP Benefit would be paid on January 1, 2016, or following death. Ms. Greffin will turn 65 on August 16, 2025.

•
Mr. Gupta's Post 409A SRIP Benefit is not currently vested, but would become payable following death. Mr. Gupta will turn 65 on March 4, 2026.

•
Mr. Winter's Post 409A SRIP Benefit would be paid on July 1, 2013, or following death. Mr. Winter will turn 65 on January 22, 2022.

49   --  The Allstate Corporation

 Non-Qualified Deferred Compensation

The following table summarizes the non-qualified deferred compensation contributions, earnings, and account balances of our named executives in 2012. All amounts relate to The Allstate Corporation Deferred Compensation Plan.

NON-QUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR-END 2012

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)

Mr. Wilson	0	0	73,024	0	526,887

Mr. Shebik	0	0	14,265	0	100,913

Mr. Civgin	0	0	0	0	0

Ms. Greffin	0	0	205,294	0	1,657,102

Mr. Gupta	0	0	0	0	0

Mr. Winter	0	0	0	0	0

(1)
Aggregate earnings were not included in the named executive's compensation in the last completed fiscal year in the Summary Compensation Table.

(2)
There are no amounts reported in the Aggregate Balance at Last FYE column that previously were reported as compensation in the Summary Compensation Table.

In order to remain competitive with other employers, we allow the named executives and other employees whose annual compensation exceeds the amount specified in the Internal Revenue Code ($250,000 in 2012), to defer up to 80% of their salary and/or up to 100% of their annual cash incentive award that exceeds that amount under the Deferred Compensation Plan. Allstate does not match participant deferrals and does not guarantee a stated rate of return.

Deferrals under the Deferred Compensation Plan are credited with earnings or debited for losses based on the results of the investment option or options selected by the participants. The investment options available in 2012 under the Deferred Compensation Plan are: Stable Value, S&P 500, International Equity, Russell 2000, Mid-Cap, and Bond Funds. Under the Deferred Compensation Plan, deferrals are not actually invested in these funds, but instead are credited with earnings or debited for losses based on the funds' investment returns net of administration and investment expenses. Because the rate of return is based on actual investment measures in our 401(k) plan, no above market earnings are paid. Our Deferred Compensation Plan and 401(k) plan allow participants to change their investment elections daily. Investment changes are effective the next business day. The Deferred Compensation Plan is unfunded; participants have only the rights of general unsecured creditors.

Deferrals under the Deferred Compensation Plan are segregated into Pre 409A balances and Post 409A balances. A named executive may elect to begin receiving a distribution of a Pre 409A balance immediately upon separation from service or in one of the first through fifth years after separation from service. The named executive may elect to receive payment of a Pre 409A balance in a lump sum or in annual cash installment payments over a period of two to ten years. In addition, a named executive may elect an in-service withdrawal of his or her entire Pre 409A balance subject to forfeiture of 10% of such balance. An irrevocable distribution election is required before making any Post 409A deferrals into the plan. The distribution options available to the Post 409A balances are similar to those available to the Pre 409A balances, except the earliest distribution date is six months following separation from service. Upon proof of unforeseen emergency, a plan participant may be allowed to access certain funds in a deferred compensation account earlier than the dates specified above.

The Allstate Corporation  --  50

Potential Payments as a Result of Termination or Change-in-Control (CIC)

The following table lists the compensation and benefits that Allstate would provide to the named executives in various scenarios involving a termination of employment, other than compensation and benefits generally available to all salaried employees. The table describes equity granting practices for the 2012 equity incentive awards. To the extent prior practices are relevant they are described in the footnotes.

Compensation Elements

Termination Scenarios	Base Salary	Severance Pay	Annual Incentive(1)	Stock Options(1)(2)	Restricted Stock Units(1)(2)	Performance Stock Awards(1)(2)	Non-Qualified Pension Benefits(3)	Deferred Compensation(4)	Health, Welfare and Other Benefits

Termination(5)	Ceases immediately	None	Forfeited unless terminated on last day of fiscal year	Unvested are forfeited, vested expire at the earlier of three months or normal expiration	Forfeited	Forfeited	Distributions commence per plan	Distributions commence per participant election	None

Retirement	Ceases Immediately	None	Pro rated for the year based on actual performance for the year with any discretionary adjustments(6)	Awards granted more than 12 months before, and pro rata portion of award granted within 12 months of, retirement continue to vest. All expire at earlier of five years or normal expiration.(7)	Awards granted more than 12 months before, and pro rata portion of award granted within 12 months of retirement continue to vest.(7)	Awards granted more than 12 months before, and pro rata portion of awards granted within 12 months of retirement continue to vest and are paid out based on actual performance.(7)	Distributions commence per plan	Distributions commence per participant election	None

Termination due to Change- in-Control(8)	Ceases Immediately	Lump sum equal to two times salary and annual incentive at target, except for CEO who receives three times salary, and annual incentive at target(9)	Pro rated at target (reduced by any actually paid)	Awards vest upon qualifying termination after a CIC.	Awards vest upon qualifying termination after a CIC.	Awards vest based on performance upon a qualifying termination after CIC.(10)	Immediately payable upon a CIC	Immediately payable upon a CIC	Outplacement services provided; lump sum payment equal to additional cost of welfare benefits continuation coverage for 18 months(11)

Death	One month salary paid upon death	None	Pro rated for year based on actual performance for the year with any discretionary adjustments	Vest immediately and expire at earlier of two years or normal expiration	Vest immediately	Vests and is payable immediately.(12)	Distributions commence per plan	Payable within 90 days	None

Disability	Ceases Immediately	None	Pro rated for year based on actual performance for the year with any discretionary adjustments	Vest immediately and expire at earlier of two years or normal expiration	Vest immediately(13)	Vests and is payable immediately.(12)	Participant may request payment if age 50 or older	Distributions commence per participant election	Supplemental Long Term Disability benefits if enrolled in basic long term disability plan

(1)
Named executives who receive an equity award under the 2009 Equity Incentive Plan or an annual cash incentive award under the Annual Executive Incentive Plan after May 19, 2009, are subject to a non-solicitation covenant while they are employed and for the one-year period following termination of employment. If a named executive violates the non-solicitation covenant, the Board or a committee of the Board, to the extent permitted by applicable law, may recover compensation provided to the named executive including cancellation of outstanding awards or recovery of all or a portion of any gain realized upon vesting, settlement, or exercise of an award or recovery of all or a portion of any proceeds resulting from any disposition of shares received pursuant to an award if the vesting, settlement, or exercise of the award or the receipt of the sale proceeds occurred during the 12-month period prior to the violation.

51   --  The Allstate Corporation

(2)
Named executives who receive an equity award on or after February 21, 2012, that remains subject to a period of restriction or other performance or vesting condition, are subject to a non-compete provision while they are employed and for the two year period following termination of employment. If a named executive violates the non-competition covenant, the Board or a committee of the Board may, to the extent permitted by applicable law, cancel any or all of the named executive's outstanding awards granted on or after February 21, 2012, that remain subject to a period of restriction or other performance or vesting condition as of the date on which the named executive first violated the non-competition provision.

(3)
See the Retirement Benefits section for further detail on non-qualified pension benefits and timing of payments.

(4)
See the Non-Qualified Deferred Compensation section for additional information on the Deferred Compensation Plan and distribution options available.

(5)
Includes both voluntary and involuntary termination. Examples of involuntary termination independent of a change-in-control include performance-related terminations; terminations for employee dishonesty and violation of Allstate rules, regulations, or policies; and terminations resulting from lack of work, rearrangement of work, or reduction in force.

(6)
Retirement for purposes of the Annual Executive Incentive Plan is defined as voluntary termination on or after the date the named executive attains age 55 with at least 20 years of service.

(7)
This description is the treatment of equity awards granted after February 20, 2012. Retirement for purposes of all equity awards granted after February 20, 2012, is age 60 with five years of service or age 55 with 10 years of service. Historical retirement definitions and treatment for purposes of stock options and restricted stock units are as follows:

		Date of award prior to February 22, 2011	Date of award on or after February 22, 2011 and before February 21, 2012

	Definition	Age 55 with 20 years of service	Age 55 with 10 years of service

Early Retirement	Treatment	Unvested awards are forfeited. Stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.	Prorated portion of unvested awards continue to vest. Stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

	Definition	Age 60 with at least one year of service	Age 60 with at least one year of service

Normal Retirement	Treatment	Unvested awards continue to vest and stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

•

Unvested awards not granted within 12 months of retirement continue to vest.

•

Prorated portion of unvested awards granted within 12 months of the retirement date continue to vest.

•

Stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

The Allstate Corporation  --  52

(8)
In general, a change-in-control is one or more of the following events: (1) any person acquires 30% or more of the combined voting power of Allstate common stock within a 12-month period; (2) any person acquires more than 50% of the combined voting power of Allstate common stock; (3) certain changes are made to the composition of the Board; or (4) the consummation of a merger, reorganization, or similar transaction. These triggers were selected because any of these could cause a substantial change in management in a widely held company the size of Allstate. Effective upon a change-in-control, the named executives become subject to covenants prohibiting solicitation of employees, customers, and suppliers at any time until one year after termination of employment. If a named executive incurs legal fees or other expenses in an effort to enforce the change-in-control plan, Allstate will reimburse the named executive for these expenses unless it is established by a court that the named executive had no reasonable basis for the claim or acted in bad faith.

(9)
Under the change-in-control plan, severance benefits would be payable if a named executive's employment is terminated either by Allstate without cause or by the executive for good reason as defined in the plan during the two years following the change-in-control. Cause means the named executive has been convicted of a felony or other crime involving fraud or dishonesty, has willfully or intentionally breached the restrictive covenants in the change-in-control plan, has habitually neglected his or her duties, or has engaged in willful or reckless material misconduct in the performance of his or her duties. Good reason includes a material diminution in a named executive's base compensation, authority, duties, or responsibilities, or a material change in the geographic location where the named executive performs services.

(10)
For completed measurement periods with results certified by the Committee, the earned amount continues to vest. For open cycles, the Committee will determine the number of performance stock awards that continue to vest based on actual performance up to the change-in-control.

(11)
If a named executive's employment is terminated by reason of death during the two years after the date of a change-in-control, the named executive's estate or beneficiary will be entitled to survivor and other benefits, including retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to the estates or surviving families of peer executives of Allstate. In the event of termination by reason of disability, Allstate will pay disability and other benefits, including supplemental long-term disability benefits and retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to disabled peer executives.

(12)
For completed measurement periods with results certified by the Committee, the earned amount is paid. For open cycles, the payout is target number of performance stock awards.

(13)
If a named executive's employment is terminated due to disability, restricted stock units granted prior to February 22, 2011, are forfeited.

53   --  The Allstate Corporation

ESTIMATE OF POTENTIAL PAYMENTS UPON TERMINATION(1)

The table below describes the value of compensation and benefits payable to each named executive upon termination that would exceed the compensation or benefits generally available to all salaried employees in each termination scenario. The total column in the following table does not reflect compensation or benefits previously accrued or earned by the named executives such as deferred compensation and non-qualified pension benefits. The payment of the 2012 annual cash incentive award and any 2012 salary earned but not paid in 2012 due to Allstate's payroll cycle are not included in these tables because these are payable regardless of termination, death, or disability. Benefits and payments are calculated assuming a December 31, 2012, employment termination date.

Name	Severance ($)		Stock Options — Unvested and Accelerated ($)	Restricted Stock Units — Unvested and Accelerated ($)	Performance Stock Awards — Unvested and Accelerated ($)	Welfare Benefits and Outplacement Services ($)		Total ($)

Mr. Wilson
Termination/Retirement(2)	0		5,045,039	1,358,710	5,470,511	0		11,874,260
Termination due to Change-in-Control(3)	13,200,000		13,813,157	9,660,001	6,651,831	57,836	(5)	43,382,825
Death	0		13,813,157	9,660,001	6,651,831	0		30,124,989
Disability	0		13,813,157	2,923,532	6,651,831	15,281,378	(6)	38,669,898

Mr. Shebik
Termination/Retirement(2)	0		597,930	317,303	428,855	0		1,344,088
Termination due to Change-in-Control(3)	2,340,836	(4)	1,335,335	920,054	521,447	37,836	(5)	5,155,508
Death	0		1,335,335	920,054	521,447	0		2,776,836
Disability	0		1,335,335	434,077	521,447	2,753,494	(6)	5,044,353

Mr. Civgin
Termination/Retirement(2)	0		0	0	0	0		0
Termination due to Change-in-Control(3)	3,150,000		3,581,841	2,558,990	1,641,346	36,899	(5)	10,969,076
Death	0		3,581,841	2,558,990	1,641,346	0		7,782,177
Disability	0		3,581,841	753,027	1,641,346	7,853,461	(6)	13,829,675

Ms. Greffin
Termination/Retirement(2)	0		0	0	0	0		0
Termination due to Change-in-Control(3)	2,562,000		2,986,644	1,980,100	1,554,941	37,836	(5)	9,121,521
Death	0		2,986,644	1,980,100	1,554,941	0		6,521,685
Disability	0		2,986,644	677,708	1,554,941	0	(6)	5,219,293

Mr. Gupta
Termination/Retirement(2)	0		0	0	0	0		0
Termination due to Change-in-Control(3)	1,740,537	(4)	1,234,118	800,307	1,133,798	37,705	(5)	4,946,465
Death	0		1,234,118	800,307	1,133,798	0		3,168,223
Disability	0		1,234,118	800,307	1,133,798	5,343,163	(6)	8,511,386

Mr. Winter
Termination/Retirement(2)	0		0	0	0	0		0
Termination due to Change-in-Control(3)	2,838,975	(4)	3,191,893	1,681,677	2,159,700	37,836	(5)	9,910,081
Death	0		3,191,893	1,681,677	2,159,700	0		7,033,270
Disability	0		3,191,893	974,524	2,159,700	7,043,714	(6)	13,369,831

(1)
A "0" indicates either that there is no amount payable to the named executive, or the amount payable is the same for both the named executives and all salaried employees.

(2)
As of December 31, 2012, Messrs. Shebik and Wilson are the only named executives eligible to retire in accordance with Allstate's policy and the terms of its equity incentive compensation and benefit plans.

(3)
The values in this change-in-control row represent amounts paid if both the change-in-control and qualifying termination occur on December 31, 2012. Performance stock awards are paid out based on actual performance; the 2012-2014 cycle includes one year at maximum and two years at

The Allstate Corporation  --  54

  target for purposes of this table. Equity awards granted prior to 2012 immediately vest upon a change-in-control. The amounts payable to each named executive in event of a change-in-control would be as follows:

Name	Stock Options— Unvested and Accelerated ($)	Restricted stock units — Unvested and Accelerated ($)	Total — Unvested and Accelerated ($)

Mr. Wilson	9,989,800	9,660,001	19,649,801

Mr. Shebik	786,557	628,219	1,414,776

Mr. Civgin	2,638,417	2,558,990	5,197,407

Ms. Greffin	2,092,874	1,980,100	4,072,974

Mr. Gupta	582,410	800,307	1,382,717

Mr. Winter	1,950,546	1,681,677	3,632,223

Beginning with awards granted in 2012, equity awards do not accelerate in the event of a change-in-control unless also accompanied by a qualifying termination of employment. A change-in-control also would accelerate the distribution of each named executive's non-qualified deferred compensation and SRIP benefits. Please see the Non-Qualified Deferred Compensation at Fiscal Year End 2012 table and footnote 2 to the Pension Benefits table in the Retirement Benefits section for details regarding the applicable amounts for each named executive.

(4)
Under the change-in-control plan, severance benefits for Messrs. Gupta, Shebik, and Winter were reduced by $311,463, $179,164, and $786,025, respectively, to avoid the imposition of excise taxes and maximize the severance benefit available under the plan.

(5)
The Welfare Benefits and Outplacement Services amount includes the cost to provide certain welfare benefits to the named executive and family during the period the named executive is eligible for continuation coverage under applicable law. The amount shown reflects Allstate's costs for these benefits or programs assuming an 18-month continuation period. The value of outplacement services is $40,000 for Mr. Wilson and $20,000 for each other named executive.

(6)
The named executives who participate in the long-term disability plan are eligible to participate in Allstate's supplemental long-term disability plan for employees whose annual earnings exceed the level which produces the maximum monthly benefit provided by the long-term disability plan (basic plan). The benefit is equal to 60% of the named executive's qualified annual earnings divided by twelve and rounded to the nearest one hundred dollars, reduced by $7,500, which is the maximum monthly benefit payment that can be received under the basic plan. The amount reflected assumes the named executive remains totally disabled until age 65 and represents the present value of the monthly benefit payable until age 65.

55   --  The Allstate Corporation

Executive Compensation	PROXY STATEMENT

Risk Management and Compensation

A review and assessment of potential compensation-related risks was conducted by the chief risk officer and reviewed by the compensation and succession committee. We believe that our compensation policies and practices are appropriately structured, and that they avoid providing incentives for employees to engage in unnecessary and excessive risk taking. We believe that executive compensation has to be examined in the larger context of an effective risk management framework and strong internal controls. As described in the Board Role in Risk Oversight section of the Corporate Governance Practices portion of this proxy statement, the Board and audit committee both play an important role in risk management oversight, including reviewing how management measures, evaluates, and manages the corporation's exposure to risks posed by a wide variety of events and conditions. In addition, the compensation and succession committee employs an independent compensation consultant each year to review and assess Allstate's executive pay levels, practices, and overall program design.

Performance Measures for 2012

Information regarding our performance measures is disclosed in the limited context of our annual cash incentive awards and performance stock awards and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

The following are descriptions of the performance measures used for our annual cash incentive awards for 2012 and performance stock awards for the 2012-2014 cycle. These measures are not GAAP measures. They were developed uniquely for incentive compensation purposes and are not reported items in our financial statements. Some of these measures use non-GAAP measures and operating measures. The Committee has approved the use of non-GAAP and operating measures when appropriate to drive executive focus on particular strategic, operational, or financial factors or to exclude factors over which our executives have little influence or control, such as financial market conditions. The compensation and succession committee reviews and assesses the measures used each year to ensure alignment with incentive compensation objectives.

Annual Cash Incentive Award Performance Measures for 2012

Adjusted Operating Income:    This measure is used to assess financial performance. It is equal to net income adjusted to exclude the after tax effects of the items listed below:

•
Realized capital gains and losses (which includes the related effect on the amortization of deferred acquisition and deferred sales inducement costs) except for periodic settlements and accruals on certain non-hedge derivative instruments.

•
Valuation changes on embedded derivatives that are not hedged (which includes the related effect on the amortization of deferred acquisition and deferred sales inducement costs).

•
Business combination expenses and the amortization of purchased intangible assets.

•
Gains and losses on disposed operations.

•
Adjustments for other significant non-recurring, infrequent, or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years or (b) there has been no similar charge or gain within the prior two years.

•
Restructuring or related charges.

•
Underwriting results of the Discontinued Lines and Coverages segment.

•
Any settlement, awards, or claims paid as a result of lawsuits and other proceedings brought against Allstate subsidiaries regarding the scope and nature of coverage provided under insurance policies issued by such companies.

•
Catastrophe losses. Catastrophes are defined and reported in The Allstate Corporation annual report on Form 10-K.

•
Prepayment fees (which includes the related effect on the amortization of deferred acquisition and deferred sales inducement costs) to be consistent with the incentive measure target.

Total Premiums:    This measure is used to assess growth within the Allstate Protection and Allstate Financial businesses. It is equal to the sum of Allstate Protection premiums written and Allstate Financial premiums and contract charges as adjusted and described below.

The Allstate Corporation  --  56

Allstate Protection premiums written is equal to the Allstate Protection segment net premiums written adjusted to replace the actual amount of ceded reinsurance premium written for Allstate's voluntary reinsurance programs and dispositions, if any, with the amount included in the target. Voluntary reinsurance programs include all reinsurance placed through the reinsurance market including through reinsurance brokers and investment bankers, and catastrophe treaties, facultative and quota share agreements, catastrophe bonds, and other types of arrangements. Allstate Protection premiums written is reported in management's discussion and analysis in the annual report on Form 10-K.

Allstate Financial premiums and contract charges is equal to life and annuity premiums and contract charges reported in the consolidated statement of operations adjusted to exclude premiums and contract charges related to structured settlement annuities.

Net Investment Income:    This measure is used to assess the financial operating performance provided from investments. It is equal to net investment income as reported in the consolidated statement of operations, adjusted to eliminate the effects of differences between actual monthly average assets under management (actual AUM) and the monthly average assets under management assumed in determining the company's performance measure target for net investment income (target AUM). It also excludes amounts for prepayment fees to be consistent with the incentive measure target.

Actual net investment income is adjusted by the amount equal to the amount of net investment income included in the company's performance measure target divided by the target AUM times the difference between the target and actual amounts of AUM. The net investment income actual result was decreased because the actual AUM was above the target AUM.

Actual AUM equals the average of the thirteen month end total investments, including the beginning and end of the annual period, as reported in the consolidated statement of financial position, adjusted to exclude the unrealized gain (loss) for fixed income, equity, short term securities and securities lending assets for each month.

Performance Stock Award Performance Measures for 2012-2014 cycle

Annual Adjusted Operating Income Return on Equity:    This measure is used to assess financial performance. The annual adjusted operating income return on equity is calculated as the ratio of annual adjusted operating income divided by the average of stockholder's equity excluding unrealized net capital gains and losses at the beginning and at the end of the year.

Annual adjusted operating income is equal to net income adjusted to exclude the after tax effects of the items listed below.

•
Realized capital gains and losses (which includes the related effect on the amortization of deferred acquisition and deferred sales inducement costs) except for periodic settlements and accruals on certain non-hedge derivative instruments.

•
Valuation changes on embedded derivatives that are not hedged (which includes the related effect on the amortization of deferred acquisition and deferred sales inducement costs).

•
Business combination expenses and the amortization of purchased intangible assets.

•
Gains and losses on disposed operations.

•
Adjustments for other significant non-recurring, infrequent, or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years or (b) there has been no similar charge or gain within the prior two years.

•
Underwriting results of the Discontinued Lines and Coverages segment.

•
Prepayment fees (which includes the related effect on the amortization of deferred acquisition and deferred sales inducement costs) to be consistent with the incentive measure target.

In addition in computing annual adjusted operating income ROE, catastrophe losses will be adjusted to reflect a minimum or maximum amount of after-tax catastrophe losses if actual after-tax catastrophe losses are less than $1.1 billion or exceed $1.6 billion. In the 2012 measurement period after tax catastrophe losses were $1.5 billion and did not require adjustment. Catastrophe losses are defined and reported in The Allstate Corporation annual report on Form 10-K.

Net Income:    Net income will be calculated as reported in The Allstate Corporation annual report on Form 10-K financial statements.

57   --  The Allstate Corporation

Director Compensation	PROXY STATEMENT

Director Compensation

The following table summarizes the compensation of each of our non-employee directors during 2012 for his or her services as a member of the Board and its committees. Messrs. Crawford and Henkel are not included because they did not join the Board until 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Mr. Ackerman(2)	110,000	150,006	260,006

Mr. Beyer	90,000	150,006	240,006

Mr. Farrell(3)	110,000	150,006	260,006

Mr. Greenberg	90,000	150,006	240,006

Mr. LeMay	90,000	150,006	240,006

Ms. Redmond	90,000	150,006	240,006

Mr. Riley, Jr.(4)	115,000	150,006	265,006

Mr. Rowe(5)	95,687	187,507	283,194

Mr. Smith	90,000	150,006	240,006

Ms. Sprieser(6)	115,000	150,006	265,006

Mrs. Taylor	90,000	150,006	240,006

(1)
The aggregate grant date fair value of restricted stock units is based on the final closing price of Allstate stock as of the date of the grant. The final closing price in part reflects the payment of expected future dividends. (See note 18 to our audited financial statements for 2012.) For the annual restricted stock unit awards granted to each director on June 1, 2012, the final closing price of Allstate stock on the grant date was $33.07. The aggregate grant date fair value of the annual 2012 restricted stock unit awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, was $150,006 for each director. The aggregate grant date fair value of the prorated restricted stock unit award granted to Mr. Rowe when he joined the Board in 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, was $37,501 based on a final closing price on the grant date of $30.84. Each restricted stock unit entitles the director to receive one share of Allstate stock on the conversion date. The aggregate number of restricted stock units outstanding as of December 31, 2012, for each director is as follows: Ms. Sprieser, Mrs. Taylor, and Messrs. Ackerman, Farrell, Greenberg, LeMay, Riley, and Smith, each 30,261; Mr. Beyer, 26,261; Ms. Redmond, 16,603; and Mr. Rowe, 5,752. Restricted stock unit awards granted before September 15, 2008, convert into stock one year after termination of Board service, or upon death or disability if earlier. Restricted stock unit awards granted on or after September 15, 2008, convert into stock upon termination of Board service, or upon death or disability if earlier.

Non-employee directors do not receive stock options as part of their compensation as a result of a policy change on June 1, 2009. The aggregate number of options outstanding as of December 31, 2012, under prior option awards for each director is as follows: Ms. Sprieser, Mrs. Taylor, and Messrs. Ackerman, Greenberg, LeMay, and Riley, each 24,000; Mr. Beyer, 10,667; Mr. Farrell, 20,000; Ms. Redmond and Mr. Rowe, each 0; and Mr. Smith, 22,666. All of these outstanding stock options were exercisable as of December 31, 2012.

(2)
Chair of the Nominating and Governance Committee during 2012.

(3)
Chair of the Compensation and Succession Committee during 2012.

(4)
Lead director during 2012.

(5)
Consistent with our practice, Mr. Rowe received a pro-rated payment of his Board retainer in the amount of $5,686.81 and 1,216 restricted stock unit awards when he joined the Board on February 7, 2012.

(6)
Chair of the Audit Committee during 2012.

The Allstate Corporation  --  58

On March 1, June 1, September 1, and December 1, 2012, each non-employee director received a $22,500 quarterly cash retainer, and each committee chair received an additional $5,000 quarterly cash retainer, except for the audit committee chair, who received an additional $6,250 quarterly cash retainer. The independent lead director received an additional $6,250 quarterly cash retainer. On June 1, 2012, each non-employee director received an annual award of restricted stock units under the 2006 Equity Compensation Plan for Non-Employee Directors. The number of restricted stock units granted to each director was equal to $150,000 divided by the fair market value of a share of our stock on June 1, 2012, rounded to the nearest whole share. No meeting fees or other professional fees are paid to the directors. Under Allstate's Deferred Compensation Plan for Non-Employee Directors, directors may elect to defer their retainers to an account that generates earnings based on (a) the market value of, and dividends paid on, Allstate common shares (common share units); (b) the average interest rate payable on 90-day dealer commercial paper; (c) Standard & Poor's 500 Composite Stock Price Index, with dividends reinvested; or (d) a money market fund. No director has voting or investment powers in common share units, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan, together with earnings thereon, may be transferred between accounts and are distributed after the director leaves the Board in a lump sum or over a period not in excess of ten years.

Restricted stock unit awards granted on or after September 15, 2008, provide for delivery of the underlying shares of Allstate common stock upon the earlier of (a) the date of the director's death or disability or (b) the date the director leaves the Board. Restricted stock unit awards granted before September 15, 2008, provide for delivery of the underlying shares of Allstate common stock upon the earlier of (a) the date of the director's death or disability or (b) one year after the date the director leaves the Board. Each restricted stock unit includes a dividend equivalent right that entitles the director to receive a payment equal to regular cash dividends paid on Allstate common stock. Under the terms of the restricted stock unit awards, directors have only the rights of general unsecured creditors of Allstate and no rights as stockholders until delivery of the underlying shares.

In accordance with the terms of the 2006 Equity Compensation Plan for Non-Employee Directors, the exercise price of the stock option awards is equal to the fair market value of Allstate common stock on the grant date. For options granted in 2007 and 2008, the fair market value is equal to the closing sale price on the date of the grant, and for options granted prior to 2007, fair market value is equal to the average of high and low sale prices on the grant date, and, in each case, if there was no such sale on the grant date, then on the last previous day on which there was a sale. The options became exercisable in three substantially equal annual installments and expire ten years after grant. Stock option repricing is not permitted. An outstanding stock option will not be amended to reduce the option exercise price. However, the plan permits repricing in the event of an equity restructuring (such as a split) or a change in corporate capitalization (such as a merger).

As detailed in our Corporate Governance Guidelines, the corporation maintains stock ownership guidelines for our non-employee directors. Within five years of joining the Board, each director is expected to accumulate an ownership position in Allstate securities equal to five times the value of the annual cash retainer paid for board service. Every director has met the ownership guideline, except for Messrs. Crawford and Henkel, who joined the Board in 2013 and have until January 30, 2018, and March 1, 2018, respectively, to meet the guideline.

59   --  The Allstate Corporation

Security Ownership	PROXY STATEMENT

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of Allstate common stock beneficially owned by each director and named executive individually, and by all executive officers and directors of Allstate as a group. Shares reported as beneficially owned include shares held indirectly through the Allstate 401(k) Savings Plan and other shares held indirectly, as well as shares subject to stock options exercisable on or before April 30, 2013, and restricted stock units with restrictions that expire on or before April 30, 2013. The following share amounts are as of March 1, 2013. As of March 1, 2013, none of these shares were pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Allstate Common Stock(1) (a)	Common Stock Subject to Options Exercisable and Restricted Stock Units for which restrictions expire on or prior to April 30, 2013 — Included in Column (a) (b)

F. Duane Ackerman	46,296	24,000

Robert D. Beyer	60,233	10,667

Kermit R. Crawford	0	0

W. James Farrell	30,546	20,000

Jack M. Greenberg	22,500	20,000

Herbert L. Henkel	0	0

Ronald T. LeMay	30,070	24,000

Andrea Redmond	4,000	0

H. John Riley, Jr.	44,375	24,000

John W. Rowe	6,025	0

Joshua I. Smith	22,666	22,666

Judith A. Sprieser	25,244	24,000

Mary Alice Taylor	46,348	24,000

Thomas J. Wilson	2,722,905	2,375,449

Don Civgin	447,980	408,130

Judith P. Greffin	521,853	473,240

Suren K. Gupta	160	0

Steven E. Shebik	267,388	208,424

Matthew E. Winter	223,058	203,197

All directors and executive officers as a group	5,547,387	4,762,073

(1)
As of March 1, 2013, no director or nominee beneficially owned 1% or more of the outstanding common stock of the Corporation. The directors and executive officers of Allstate as a group beneficially owned (including common stock subject to stock options exercisable and restricted stock units for which restrictions expire on or prior to April 30, 2013) approximately 1.19% of the common stock outstanding as of March 1, 2013.

The Allstate Corporation  --  60

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common	Northern Trust Corporation 50 S. LaSalle Street Chicago, IL 60603	25,943,542	(1)	5.38%

(1)
As of December 31, 2012. Held by Northern Trust Corporation together with certain subsidiaries (collectively "Northern"). Of such shares, Northern held 1,216,570 with sole voting power; 24,691,311 with shared voting power; 4,005,517 with sole investment power; and 5,066,850 with shared investment power. 16,878,771 of such shares were held by The Northern Trust Company as trustee on behalf of participants in Allstate's 401(k) Savings Plan. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Allstate's executive officers, directors, and persons who beneficially own more than ten percent of Allstate's common stock to file reports of securities ownership and changes in such ownership with the SEC.

Based solely upon a review of copies of such reports, or written representations that all such reports were timely filed, Allstate believes that each of its executive officers, directors, and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2012.

61   --  The Allstate Corporation

Proposal 3 — Approve Equity Plan	PROXY STATEMENT

Proposal 3 Approval of 2013 Equity Incentive Plan

We are asking stockholders to approve The Allstate Corporation 2013 Equity Incentive Plan (the Plan), which amends and restates the 2009 Equity Incentive Plan. The Board approved the Plan and recommends approval by stockholders. The Plan is an important part of our pay-for-performance compensation program. The Board considers equity compensation to be a significant component of total compensation for Allstate's officers and other employees.

To approve the Plan, a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal must be voted "FOR," provided that the total number of votes cast on the proposal represents over 50% of the total outstanding shares. Abstentions will be counted as shares present at the meeting and as votes cast on the proposal and will have the effect of a vote against the proposal. Broker non-votes will not be counted as shares entitled to vote on the matter or as votes cast on the proposal, but will be counted in the number of outstanding shares. So, failure to instruct your brokerage firm how to vote shares held in a brokerage account could impair our ability to get the Plan approved. If stockholders do not approve Proposal 3, the amendment and restatement of the 2009 Equity Incentive Plan as the 2013 Equity Incentive Plan will not become effective, but the 2009 Equity Incentive Plan will continue to remain in effect.

  The Board recommends that stockholders vote FOR the approval of the Plan.

 Highlights of the Plan

✓	No discounted awards. Awards that have an exercise price or base value cannot be granted with an exercise price or base value less than the fair market value on the grant date.
✓	No evergreen provision. There is no evergreen feature under which the shares authorized for issuance under the Plan can be automatically replenished.
✓
No repricing or exchange of stock options or stock appreciation rights. The Plan does not permit repricing of options or stock appreciation rights or the exchange of underwater options or stock appreciation rights for cash or other awards without stockholder approval, except in connection with certain corporate transactions involving Allstate or a change in control.
✓
Material amendments that require stockholder approval. Material changes, including increasing the number of shares authorized for issuance, materially modifying participation requirements, and changing the restrictions on repricing require stockholder approval.
✓	Administered by an independent committee. The Plan is administered by our compensation and succession committee (Committee), which is made up entirely of independent directors.

Additional Shares to be Authorized Under the Plan

As described above, equity compensation is a significant component of the total compensation of our officers and other employees. The Plan supports this overall compensation strategy by providing a means for granting equity awards to attract and retain talent. The material change to the Plan approved by the Committee and the Board is an increase in the number of shares of common stock authorized under the Plan from 70,380,000 shares to 90,230,000 shares. This amounts to a proposed increase of 19,850,000 shares. In addition, the Plan includes 6,815,597 unused shares that were available for awards under a previously terminated plan, The Allstate Corporation Equity Incentive Plan.

The Allstate Corporation  --  62

Factors Considered

In setting the number of proposed additional shares issuable under the Plan, the Committee and the Board considered a number of factors. These factors, each of which is discussed in greater detail below, included:

•
Shares currently available under the Plan and how long the shares available (both currently and assuming the approval by stockholders of this Proposal 3) are expected to last.

•
Historical equity award granting practices, including our three-year average share usage rate (commonly referred to as burn rate).

•
Impact of total outstanding equity awards under the Plan.

•
Expected value transfer and dilution.

•
Compliance with Internal Revenue Code section 162(m).

Shares Currently Available under the Plan.    As of March 1, 2013, we had 466,636,067 shares of common stock issued and outstanding (not including treasury shares) and 11,094,713 shares of common stock were available for future awards under the Plan, assuming performance stock awards at target (9,522,014 with such awards at maximum). The Committee and the Board considered that the shares currently available under the Plan may not be sufficient to cover future equity awards in the near term if material fluctuations in our stock price or material changes from historical granting practices occur. As of March 1, 2013, the proposed 19,850,000 additional shares would represent approximately 4.3% of the then-issued and outstanding shares of common stock, and, assuming the approval by stockholders of this Proposal 3, the aggregate of approximately 30,944,713 shares available under the Plan would represent approximately 6.6% of the then-issued and outstanding shares of common stock. The proposed additional shares, together with shares currently available under the Plan are expected to be sufficient, based on historical granting practices and the recent trading price of the common stock, to cover awards for approximately four to five years.

Historical Equity Award Granting Practices.    In setting and recommending to stockholders the increase in the number of shares authorized under the Plan, the Committee and the Board also considered the historical number of equity awards granted under the Plan in the past two years. In 2011 and 2012, we used 6,942,708 and 8,183,435, respectively, of the shares authorized under the Plan to grant equity awards. Further, the Committee and the Board considered our three-year average burn rate of 1.46%, which is lower than the industry thresholds established by certain major proxy advisory firms.

Burn Rate

2012	1.64%

2011	1.46%

2010	1.27%

Three-year average	1.46%

Impact of Total Outstanding Equity Awards under the Plan.    The Committee and the Board also considered the total number of equity awards outstanding under the Plan. Since the inception of the Plan in 2001, stockholders have approved the issuance of up to 70,380,000 shares, in addition to 6,815,597 unused shares that were available for awards under a previously terminated plan. The table below lists the total shares authorized under the Plan as of March 1, 2013.

Total Shares Authorized under the Equity Plan as of March 1, 2013

Total shares authorized under Plan	77,195,597	(1)

Shares issued under Plan	27,309,881

Shares needed for outstanding awards	40,363,702

Plan authorized shares needed for restricted stock units that have not yet converted to common stock	5,959,676	(2)

Unexercised stock options to purchase shares of common stock	31,258,629

Plan authorized shares needed for performance stock awards that have not vested and converted to common stock	3,145,397	(2)(3)

(1)
Includes 6,815,597 unused shares that were available for awards under a previously terminated plan.

(2)
Each share issued on conversion of full value awards is counted against plan authorized shares at a 2.1 to 1.0 ratio.

(3)
Represents shares needed for performance stock awards assuming performance for 2012-2014 and 2013-2015 cycles at maximum. Actual performance for 2012 was at maximum. The plan authorized shares needed for 2012 at maximum and other years at target is 1,865,247 shares.

Authorized but unissued shares or treasury shares may be used to provide common stock for awards. On March 1, 2013, the closing price of our common stock as reported

63   --  The Allstate Corporation

on the New York Stock Exchange Composite Tape was $46.35.

Expected Value Transfer and Dilution.    In addition, the Committee and the Board considered the shareholder value transfer and dilution policies of certain institutional investors and major proxy advisory firms. They also considered the fact that the additional 19,850,000 shares proposed to be authorized under the Plan are expected to result in basic dilution of less than 15%. Basic dilution is calculated as shown below.

Basic	=	(shares currently available under the Plan) + (shares to be issued on exercise or conversion of outstanding equity awards under the Plan) + (additional shares proposed to be authorized under the Plan)
Dilution		Total number of issued and outstanding shares of common stock (excluding treasury shares)

14.26%	=	(11,094,713) + (35,595,634) + (19,850,000)
466,636,067

Compliance with Internal Revenue Code section 162(m).    Performance-based awards granted under the Plan are intended to be eligible to qualify as "performance-based compensation" that would be fully deductible under Internal Revenue Code section 162(m). The Committee and the Board further considered that stockholders last approved the Plan in 2009 and that, in order for awards issuable under the Plan to be eligible to qualify as "performance-based compensation" (and therefore qualify for exemption from the tax deduction limitations under Internal Revenue Code section 162(m)), the performance goals and other material terms of the Plan must be approved by stockholders at least every five years.

In addition to satisfying New York Stock Exchange requirements and requirements under the Internal Revenue Code relating to incentive stock options, stockholder approval of the Plan will also constitute reapproval of the performance goals and other material terms of the Plan in order to be eligible to qualify as "performance-based" compensation for purposes of Internal Revenue Code section 162(m), as described below.

Summary of 2013 Equity Incentive Plan

The following is a summary of the material features of the Plan. This summary is qualified in its entirety by reference to Appendix B, which contains the complete text of the Plan.

Administration

The Plan provides that the compensation and succession committee or another committee appointed by the Board consisting solely of two or more non-employee members of the Board will administer the Plan. Because the Committee is currently performing administration duties, throughout the following discussion we refer to the administrator as the Committee. The Committee has full and final authority under the Plan to determine eligibility and types and terms of awards and to interpret and administer the Plan. In 2008 the Board delegated to the equity award committee, consisting of the person who at any time holds the office of CEO provided such person is an Allstate director, the authority to grant restricted stock units and nonqualified stock options to eligible employees who are not subject to Section 16 of the Securities Exchange Act of 1934, in certain new hire situations, in connection with promotions, and to recognize key contributions that occur between regularly scheduled Committee meetings.

Prohibition on Repricing and Buy-Outs of Options and Stock Appreciation Rights

Without stockholder approval, the Committee may not amend outstanding options or stock appreciation rights to reduce the exercise price or base value of the award or cancel options or stock appreciation rights in exchange for either cash or other securities or other awards or options or stock appreciation rights with an exercise price or base value that is less than the exercise price or base value of the original options or stock appreciation rights, except in connection with a change of control or a corporate transaction involving Allstate, including, for example, a stock dividend, stock split, spin off, rights offering, recapitalization through a large, nonrecurring cash dividend, or other transaction or event described in the Plan's award adjustment provisions,

Eligibility

Awards may be made to any of our employees or employees of any of our subsidiaries, approximately 38,500 people, who are on the payroll system of Allstate or any of its subsidiaries and who are not covered by a collective bargaining agreement. In determining which employees will receive awards, the Committee will consider such factors as it deems relevant in order to promote the purposes of the Plan. In 2013, we anticipate

The Allstate Corporation  --  64

that approximately 800 employees will receive awards under the Plan.

Types of Awards

Awards may be in the form of stock options, stock appreciation rights, unrestricted stock, restricted stock, restricted stock units, performance units, performance stock, and other awards including the payment of stock in lieu of cash under our other incentive or bonus programs or otherwise and payment of cash based on attainment of performance goals. Share-based awards relate to shares of our common stock. To date, only nonqualified stock options, restricted stock, restricted stock units, and performance stock have been granted under the Plan.

Stock Options

The Plan permits the Committee to grant nonqualified options and incentive stock options. To date, only nonqualified options have been granted under the Plan. Subject to the limits in the Plan, the Committee has discretion to determine the number of options to be awarded and the terms and conditions of the awards. Each award is evidenced by an agreement that specifies the number of shares subject to the award, the exercise price, the option term and exercise periods, the vesting schedule, and other terms the Committee may deem appropriate such as provisions relating to a change of control and vesting and forfeiture upon a participant's termination of employment. No dividend equivalents may be provided with respect to options.

The option exercise price may not be less than the fair market value of a share of our common stock on the grant date, and the option term may not exceed ten years. Options may be exercised by delivery of a notice of intent to purchase a specific number of shares. Payment may be made in cash or its equivalent, by tendering previously acquired shares of common stock, by share withholding, by means of a broker-assisted cashless exercise, or any combination of the foregoing.

Options may not be granted with a reload feature, which entitles the option holder to receive additional options when exercising options by tendering shares. The Committee may not reprice any options without stockholder approval, including the cancellation of options in exchange for options with a lower exercise price or for cash or other securities (other than in connection with certain corporate transactions involving Allstate or a change in control).

Stock Appreciation Rights

The Plan permits the Committee to grant stock appreciation rights. To date, no stock appreciation rights have been granted under the Plan. Subject to the limits in the Plan, the Committee has discretion to determine the number of stock appreciation rights to be awarded and the terms and conditions of the awards. Each award is evidenced by an agreement that specifies the number of shares subject to the award, the base value of the award, the award's term and exercise periods, the vesting schedule, and other terms the Committee may deem appropriate such as provisions relating to a change of control and vesting and forfeiture upon a participant's termination of employment. A stock appreciation right's base value may not be less than the fair market value of a share of our common stock on the grant date, and a stock appreciation right's term may not exceed ten years. No dividend equivalents may be provided with respect to stock appreciation rights.

Stock appreciation rights may be granted alone or in tandem with options or in any combination of these forms. Upon exercise of a stock appreciation right, an employee will receive payment in an amount equal to the product of the excess of the fair market value of a share of our common stock on the date of exercise over the base value multiplied by the number of shares with respect to which the stock appreciation right is exercised. The Committee may not reduce the base value of a stock appreciation right without stockholder approval, including canceling a stock appreciation right in exchange for an award with a lower base value or for cash or other securities (other than in connection with certain corporate transactions involving Allstate or a change in control).

Unrestricted Stock, Restricted Stock, and Restricted Stock Units

The Committee may also award restricted and unrestricted shares of our common stock and restricted stock units. Subject to the limits in the Plan, the Committee has discretion to determine the number of shares or units to be awarded and the terms and conditions of the awards. The right to vest or receive distributions or payments with respect to restricted stock and restricted stock unit awards may be conditioned upon attainment of performance goals or continued service. Each award is evidenced by an agreement that specifies the number of shares or units being awarded, any restrictions or vesting conditions, any applicable performance goals, and other terms the Committee may deem appropriate such as provisions relating to a change of control and a participant's termination of employment.

65   --  The Allstate Corporation

Restricted stock units may be settled in shares of our common stock or cash of equal value, or a combination of stock and cash.

During the restricted period, restricted stock and restricted stock units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Employees holding restricted stock may exercise full voting rights with respect to those shares during the restriction period and, subject to the Committee's right to determine otherwise at the time of grant, will receive regular cash dividends during the restricted period. The Committee may include dividend equivalent rights on awards of restricted stock units. With respect to any restricted stock or restricted stock unit awards with performance-based vesting, any dividends or dividend equivalent rights based on the performance-based vesting of such awards are only paid to the participant upon satisfaction of the performance-based vesting conditions.

Performance Units and Performance Stock

The Committee may also award performance units and performance stock awards. Subject to the limits in the Plan, the Committee has discretion to determine the number of performance units and performance stock awards to be awarded and the terms and conditions of the awards, including the applicable performance period and specific performance goals. The value of performance stock is based on the fair market value of a share of our common stock. The value of a performance unit is determined in the discretion of the Committee at the time of grant. The extent to which the performance goals are met during the performance periods established by the Committee will determine the number and/or value of performance units or performance stock that will be paid to employees. Payment of the value of earned performance units or performance stock after the end of the performance period will be made in cash or stock having an aggregate fair market value equal to the value of the performance units or performance stock at the end of the performance period, or a combination of stock and cash. The awards may be granted subject to such other restrictions and terms as the Committee determines. Each award is evidenced by an agreement that specifies the number of shares or units being awarded, any restrictions or vesting conditions, the performance goals, and any other terms the Committee may deem appropriate such as provisions relating to a change of control and dividend equivalent rights. To date, no performance units have been granted under the Plan. Any dividends or dividend equivalent rights under such awards are paid to the participant only if the applicable performance goals are achieved.

Other Awards

The Committee may grant other awards which may include the payment of stock in lieu of cash, including cash payable under our other incentive or bonus programs, and the payment of cash based on attainment of performance goals established by the Committee. None of these other awards have been granted to date under the Plan.

Section 162(m); Performance Goals

Internal Revenue Code section 162(m) generally limits income tax deductions of publicly-traded companies to the extent total compensation (including base salary, annual bonus, stock option exercises) for certain executive officers exceeds $1 million in any one taxable year. Under Section 162(m), the deduction limit does not apply to certain "performance-based" compensation which conforms to certain restrictive conditions stated under the Code and related regulations. The Plan has been structured with the intent that awards granted under the Plan may meet the requirements for "performance-based" compensation and Section 162(m). Options and stock appreciation rights granted under the Plan are intended to qualify as "performance-based" under Section 162(m) so long as they are granted at an exercise price not less than the value of our common stock on the grant date. Other awards under the Plan may qualify as "performance-based" under Section 162(m) if they vest or become payable only upon attainment of pre-established performance goals.

Certain awards under the Plan may be based on achievement of performance goals. These goals are established by the Committee and will be based on one or more of the following measures: sales, revenues, premiums, financial product sales, earnings per share, stockholder return and/or value, funds from operations, operating income, gross income, net income, combined ratio, underwriting income, cash flow, return on equity, return on capital, return on assets, values of assets, market share, net earnings, earnings before interest, operating ratios, stock price, customer satisfaction, customer retention, customer loyalty, strategic business criteria based on meeting specified revenue goals, market penetration goals, investment performance goals, business expansion goals or cost targets, accomplishment of mergers, acquisitions, dispositions, or similar extraordinary business transactions, profit returns and margins, financial return ratios, market performance, and/or risk-based

The Allstate Corporation  --  66

capital goals or returns. Performance goals may be measured solely on a corporate, subsidiary, business unit, or other grouping basis, or a combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.

Deferral

The Committee may, in its sole discretion, permit a participant to defer the receipt of the payment of cash or the delivery of stock that would otherwise be due to such participant under the Plan. If any such deferral election is permitted, the Committee will establish rules and procedures for the deferrals.

Equity Incentive Plans of Foreign Subsidiaries

The Committee may authorize any foreign subsidiary to adopt a plan for granting awards, and awards granted under such foreign plans may be treated as awards under the Plan, if the Committee so determines. In such case, such foreign plans will have such terms and provisions as the Committee permits not inconsistent with the provisions of the Plan and which may be more restrictive than those contained in the Plan. Awards granted under such foreign plans are governed by the terms of the Plan except to the extent the provisions of the foreign plans are more restrictive than the terms of the Plan, in which case such terms of the foreign plans control.

Fungible Pool

Each share issued pursuant to an option or stock appreciation right (and, if granted before May 19, 2009, any other form of award) will reduce the number of shares available under the Plan by one share, and each share issued pursuant to awards granted on or after May 19, 2009, other than options and stock appreciation rights, will reduce the number of shares available by 2.1 shares. Shares of stock underlying awards that are lapsed or forfeited restricted stock awards, that are expired or canceled, that are settled in cash, or that are otherwise settled without delivery of shares of stock will not be treated as having been issued under the Plan. Shares which are used to pay the exercise price for an option or base value for a stock appreciation right and shares withheld to pay taxes will be treated as having been issued under the Plan. With respect to stock-settled stock appreciation rights, the full number of shares underlying the exercised portion of the stock appreciation right will be treated as having been issued under the Plan (regardless of the number of shares actually used to settle the stock appreciation right upon exercise).

Limits on Awards

No more than 5,500,000 shares may be issued pursuant to incentive stock options. So that awards will qualify as "performance-based compensation" under Internal Revenue Code section 162(m), the Plan also contains the following per-participant limitations on awards granted under the Plan:

•
The total number of shares of stock with respect to which options or stock appreciation rights may be granted in any calendar year to any participant may not exceed 4,000,000 shares.

•
The total number of shares of restricted stock or restricted stock units intended to qualify as performance-based compensation that may be granted in any calendar year to any participant may not exceed 3,000,000 shares or units, as the case may be.

•
The total number of shares of performance stock that may be granted in any calendar year to any participant may not exceed 4,000,000 shares, and the maximum amount payable pursuant to performance units granted in any one calendar year to any participant may not exceed $10,000,000.

•
The total number of shares of stock granted pursuant to other awards that are intended to qualify as performance-based compensation in any calendar year to any participant may not exceed 4,000,000 shares.

•
The total cash award that is intended to qualify as performance-based compensation that may be paid pursuant to other awards granted in any one calendar year to any participant may not exceed $10,000,000.

•
The aggregate value of cash dividends (other than large, nonrecurring cash dividends) or dividend equivalents that are intended to qualify as performance-based compensation that a participant may receive in any calendar year may not exceed $11,500,000.

Elective Share Withholding

An employee may irrevocably elect to have shares withheld with a fair market value in an amount required to satisfy the minimum federal, state, and local tax withholding requirements upon the exercise of an option or stock appreciation right, the vesting of a restricted stock or restricted stock unit award, or any other taxable event in respect to an award granted under the Plan.

67   --  The Allstate Corporation

 Limits on Transferability

In general, awards are not assignable or transferable other than by will or the laws of descent and distribution. Vested portions of nonqualified options may be transferred to certain family members or to a trust, foundation, or any other entity meeting certain ownership requirements. However, in no event may a transfer be made for consideration.

Forfeitability

Unless otherwise provided by the Committee or in an award agreement, if a participant has a termination of employment, all awards will terminate and be forfeited on the date of such termination of employment. Typically, the Committee has prescribed that, subject to exceptions for death, disability, and retirement, an employee will forfeit all unexercised vested options three months after termination of employment (unless the Committee determines otherwise), and all other unvested awards will terminate and be forfeited on the date of an employee's termination of employment or failure to achieve specific performance goals.

Clawback

In the event of a restatement of our financial results to correct a material error or inaccuracy resulting in whole or in part from the fraud or intentional misconduct of an officer who is subject to Section 16 of the Securities Exchange Act of 1934, to the extent permitted by applicable law, we may take such actions as we determine to be appropriate to recover compensation provided to such officer under the Plan, including without limitation cancellation of outstanding awards or recovery of all or a portion of any gain realized upon vesting, settlement, or exercise of an award or recovery of all or a portion of any proceeds resulting from any disposition of shares received pursuant to an award.

The Plan also contains nonsolicitation covenants that apply to all participants while they are employed and for the one-year period following termination of employment. Noncompetition covenants apply to participants who received awards between February 21, 2012, and May 20, 2013, for the two year period following termination of employment and apply to participants who received awards after May 20, 2013 for the one year period following termination of employment. If a participant violates any of these restrictive covenants, as determined by our Board or a committee of our Board, to the extent permitted by applicable law we may take such actions as we determine to be appropriate to recover compensation provided to the participant under the Plan, including without limitation cancellation of outstanding awards or, upon a violation of the noncompetition covenants, recovery of all or a portion of any gain realized upon vesting, settlement, or exercise of an award or recovery of all or a portion of any proceeds resulting from any disposition of shares received pursuant to an award if the vesting, settlement, or exercise of the award or the receipt of the sale proceeds occurred during the 12-month period prior to the violation.

Adjustments for Certain Events

The Committee will make proportional adjustments to the maximum number of shares of common stock that may be delivered under the Plan and to outstanding awards to reflect stock dividends, stock splits, spin-offs, rights offerings, recapitalizations, mergers, consolidations, reorganizations, liquidations, or similar events. The Committee may provide in awards for accelerated vesting and other rights in the event of a change of control.

Amendment, Modification, and Termination of the Plan

The Board may amend, alter, suspend, or terminate the Plan at any time and in any respect, provided that no amendment will (1) increase the total number of shares of common stock that can be issued under the Plan, (2) materially modify the requirements for participation in the Plan, or (3) materially increase the benefits accruing to employees under the Plan, unless in each instance the amendment is approved by our stockholders. No amendment, modification, or termination of the Plan may materially affect in an adverse way any award then outstanding under the Plan, without an employee's written consent, unless otherwise provided in the Plan or required by applicable law.

Duration of the Plan

The Plan will remain in effect until the shares are exhausted or until such earlier time as the Board may determine.

Federal Income Tax Consequences

The following is a general summary of the United States federal income tax consequences related to awards that have been or may be granted under the Plan. The federal tax laws may change, and the federal, state, and local tax consequences for any employee will depend upon his or her individual circumstances. This summary does not address all potential tax consequences related to awards,

The Allstate Corporation  --  68

such as estate and gift taxes, foreign taxes, and state and local taxes.

Nonqualified Stock Options

Generally an employee will not have any taxable income, and we are not entitled to any deduction on the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option (or, generally, upon the exercise of an incentive stock option followed by a disqualifying disposition, described below), the employee recognizes ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any, on the date of exercise. We are generally entitled to a deduction equal to the compensation taxable to the employee as ordinary income, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code. Any such income is also considered wages and, as such, is subject to income, Social Security, and Medicare taxes. If an employee disposes of shares of our common stock acquired upon exercise of a nonqualified stock option in a taxable transaction, the employee will recognize capital gain or loss in an amount equal to the difference between the employee's basis in the shares sold and the total amount realized upon disposition.

Incentive Stock Options

Generally an employee does not recognize taxable income on the grant or exercise of an incentive stock option, and no federal income, Social Security, or Medicare taxes will be withheld upon such grant or exercise. However, the excess of the fair market value on the exercise date over the option exercise price is included in alternative minimum taxable income and thus may trigger alternative minimum tax.

Upon the disposition of shares of common stock acquired on exercise of an incentive stock option more than one year after the exercise date, and more than two years after the grant date, the employee will normally recognize a capital gain or loss, as the case may be. This gain or loss is measured by the difference between the common stock's sale price and the exercise price. We will not be entitled to a tax deduction on the grant or exercise of an incentive stock option or on the disposition of common stock acquired upon the exercise of an incentive stock option.

If, however, an employee disposes of the shares of common stock acquired upon the exercise of an incentive stock option either before the one year period after exercise, or before the two year period after the grant date, the difference between the exercise price of such shares and the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the sale price will constitute compensation taxable to the employee as ordinary income. We are generally allowed a corresponding tax deduction equal to the amount of the compensation taxable to the employee. If the sale price of common stock exceeds the fair market value on the exercise date, the excess will be taxable to the employee as capital gain. We are not allowed a deduction with respect to any such capital gain recognized by the employee.

Use of Common Stock to Pay Option Exercise Price of Nonqualified Option

If an employee delivers previously acquired common stock in payment of all or part of the option exercise price of a nonqualified stock option, there will be no recognition of taxable income or loss of any appreciation or depreciation in value of the tendered common stock. The employee's tax basis in, and capital gain holding period for, the tendered stock carries over to an equal number of the option shares received. The fair market value of the shares received in excess of the tendered shares constitutes compensation taxable to the employee as ordinary income. We may be entitled to a tax deduction equal to the compensation income recognized by the employee.

Use of Common Stock to Pay Option Exercise Price of Incentive Stock Option

If an employee delivers previously acquired common stock in payment of all or part of the incentive stock option exercise price (other than stock acquired on exercise and not held for the required holding periods), the employee will not recognize as taxable income or loss any appreciation or depreciation in the value of the tendered stock after its acquisition date. The employee's tax basis in, and capital gain holding period for, the tendered stock carries over to an equal number of the option shares received. Shares received in excess of the tendered shares have a tax basis equal to the amount paid, if any, in excess of the tendered shares, and such shares' holding period will begin on the date of exercise.

If an employee delivers previously acquired common stock that was acquired upon the exercise of an incentive stock option that was not held for the required holding periods, ordinary income will be recognized by the employee, and we will generally be entitled to a corresponding compensation deduction. The employee's basis in the shares received in exchange for the tendered shares will

69   --  The Allstate Corporation

be increased by the amount of ordinary income recognized.

Stock Appreciation Rights

An employee will not have any taxable income on the grant of stock appreciation rights. Upon the exercise of stock appreciation rights, the employee recognizes ordinary income equal to the fair market value of the shares and cash received. We will be entitled to a corresponding compensation deduction. Any such ordinary income is also considered wages and, as such, is subject to income, Social Security, and Medicare taxes. If stock appreciation rights are settled in shares of our common stock, then upon a subsequent disposition of such shares the employee will recognize capital gain or loss in an amount equal to the difference between the employee's basis in the shares sold and the total amount realized upon disposition.

Unrestricted Stock and Restricted Stock Awards

Generally, an employee will not have any taxable income on the grant of restricted stock, and we will not be entitled to a deduction at the time of grant. When shares of restricted stock are no longer subject to a substantial risk of forfeiture, the employee will recognize ordinary income in an amount equal to the fair market value of the shares, less the amount paid, if any, for the shares. Alternatively, an employee may elect to be taxed at the time of grant, in which case the employee will recognize ordinary income on the grant date equal to the fair market value of the shares on the grant date. In either case, we will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the employee. Unless the employee elects to be taxed on the grant date of restricted stock, any dividends paid on restricted stock are taxed as ordinary income (rather than dividend income) to the employee and are deductible by us. If an employee elects to be taxed on the grant date of restricted stock, any dividends paid on the restricted stock will be taxed as dividend income, rather than ordinary income. With respect to unrestricted stock, an employee will recognize ordinary income at the time of grant in an amount equal to the fair market value of the stock on that date, and we will generally be entitled to a deduction in the same amount. Compensation with respect to restricted stock and unrestricted stock is subject to income, Social Security, and Medicare taxes. Upon the disposition of any shares acquired pursuant to an unrestricted stock or restricted stock award, any gain or loss, based on the difference between the employee's basis in the shares sold and the total amount realized upon disposition, will be taxed as capital gain or loss.

Restricted Stock Units, Performance Units, and Performance Stock Awards

An employee will not have any taxable income on the grant of restricted stock units, performance units, or performance stock. Upon the delivery of shares or payment of cash with respect to restricted stock units, performance units, or performance stock, the employee generally will be required to include as ordinary income in the year of receipt an amount equal to the cash received and/or the fair market value of shares of stock received, and we will be entitled to a deduction in an amount equal to the same amount. Compensation with respect to restricted stock units, performance units, and performance stock is subject to income, Social Security, and Medicare taxes. If shares of our common stock are received in settlement of any restricted stock units, performance units, or performance stock award, then upon a subsequent disposition of such shares the employee will recognize capital gain or loss in an amount equal to the difference between the employee's basis in the shares sold and the total amount realized upon disposition.

Internal Revenue Code Section 409A

Certain awards under the Plan, depending in part on the specific terms and conditions of such awards, may be considered "non-qualified deferred compensation" subject to the requirements of Internal Revenue Code section 409A, which regulates deferred compensation arrangements. If the terms of such awards do not meet the requirements of Internal Revenue Code section 409A, then the violation may result in an additional 20% tax obligation, plus penalties and interest for such participant.

Other Information

New Plan Benefits Resulting From Approval of Plan

It is not possible at this time to determine the benefits or amounts of awards that will be made in the future as a result of the increased number of shares of common stock authorized and the other revised provisions of the Plan.

Options Granted Under the Existing Plan

Since the initial approval of the Plan in 2001 through March 1, 2013, the following number of stock options have been granted to the individuals and groups described in the table. No other options have been granted to any other individuals or groups under the Plan.

The Allstate Corporation  --  70

Name and Position/Group	Number of Options Granted

Named Executive Officers

Thomas J. Wilson (Chairman, President, and Chief Executive Officer)	4,003,896

Steven E. Shebik (Executive Vice President and Chief Financial Officer)	436,155

Don Civgin (President and Chief Executive Officer, Allstate Financial)	691,080

Judith P. Greffin (Executive Vice President and Chief Investment Officer of Allstate Insurance Company)	782,723

Suren K. Gupta (Executive Vice President — Technology & Operations of Allstate Insurance Company)	230,942

Matthew E. Winter (President, Allstate Auto, Home, and Agencies)	570,857

All current executive officers as a group(1)	8,469,615

All Directors (who are not executive officers) as a group	0

Nominees for Director	0

All other employees, including all current officers who are not executive officers, as a group	58,905,242

(1)
All current reporting officers under Section 16(a) of the Securities and Exchange Act of 1934, as amended, which includes the Named Executives.

The entire text of the Plan is set forth in Appendix B.

  The Board recommends that stockholders vote FOR the approval of The Allstate Corporation 2013 Equity Incentive Plan.

71   --  The Allstate Corporation

Securities Authorized for Issuance Under Equity Compensation Plans	PROXY STATEMENT

The following table provides certain information as of December 31, 2012, about our existing equity compensation plans:

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	34,532,061	(2)	$39.81	16,242,524	(3)

Total	34,532,061	(2)	$39.81	16,242,524	(3)

(1)
Consists of the 2009 Equity Incentive Plan, which amended and restated the 2001 Equity Incentive Plan; the Equity Incentive Plan for Non-Employee Directors; and the 2006 Equity Compensation Plan for Non-Employee Directors. The Corporation does not maintain any equity compensation plans not approved by stockholders.

(2)
As of December 31, 2012, 4,452,419 restricted stock units ("RSUs") and 436,660 performance stock awards ("PSAs") were outstanding. The weighted-average exercise price of outstanding options, warrants, and rights does not take into account RSUs and PSAs, which have no exercise price. PSAs are calculated at the maximum amount awarded, reduced for forfeitures; the actual number of shares earned may be less and are based upon measures achieved at the end of three separate one-year periods.

(3)
Includes 16,032,377 shares that may be issued in the form of stock options, unrestricted stock, restricted stock, restricted stock units, stock appreciation rights, performance units, performance stock, and stock in lieu of cash under the 2009 Equity Incentive Plan; and 210,147 shares that may be issued in the form of stock options, unrestricted stock, restricted stock, restricted stock units, and stock in lieu of cash compensation under the 2006 Equity Compensation Plan for Non-Employee Directors.

The Allstate Corporation  --  72

Proposal 4 — Ratification of Auditors	PROXY STATEMENT

Proposal 4 Ratification of the Appointment of Independent Registered Public Accountant

The audit committee has appointed Deloitte & Touche LLP as Allstate's independent registered public accountant for 2013. The Board submits the selection of Deloitte & Touche LLP to stockholders for ratification, consistent with its longstanding practice. If Deloitte & Touche is not ratified by the stockholders, the committee may reconsider its selection. Deloitte & Touche LLP has been Allstate's independent registered public accountant continuously since 1993.

The audit committee has adopted a Policy Regarding Pre-Approval of Independent Registered Public Accountant's Services. (See Appendix C.) All services provided by Deloitte & Touche LLP in 2012 and 2011 were approved by the committee. To ensure continuing auditor independence, the committee periodically considers whether there should be a rotation of the independent registered public accountant. Further, in conjunction with the mandated rotation of the independent registered public accountant's lead engagement partner, the committee and its chair are directly involved in the selection of Deloitte & Touche LLP's new lead engagement partner.

The following fees have been, or are anticipated to be, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for professional services rendered to Allstate for the fiscal years ending December 31, 2012, and December 31, 2011.

	2012	2011(5)

Audit fees(1)	$9,224,695	$9,185,288

Audit-related fees(2)(6)	$1,187,000	$1,620,400

Tax fees(3)	$6,000	$26,000

All other fees(4)	—	—

Total fees	$10,417,695	$10,831,688

(1)
Fees for audits of annual financial statements, reviews of quarterly financial statements, statutory audits, attest services, comfort letters, consents, and review of documents filed with the Securities and Exchange Commission. The amount disclosed does not reflect audit fees expected to be reimbursed by non-Deloitte entities in the amounts of $253,400 and $607,600 for 2012 and 2011, respectively. Reimbursements increased in 2011 largely due to the sharing of certain Esurance acquisition-related audit fees with the White Mountains Insurance Group.

(2)
Audit-related fees are for professional services, such as accounting consultations on new accounting standards, and audits and other attest services for non-consolidated entities (e.g., employee benefit plans, various trusts, The Allstate Foundation) and are set forth below.

	2012	2011

Audits and other attest services for non-consolidated entities	$412,000	$347,000

Adoption of new accounting standards	$72,000	$307,000

Other audit-related fees	$703,000	$966,400

Audit-related fees(6)	$1,187,000	$1,620,400

(3)
Tax fees include income tax return preparation and compliance assistance.

(4)
"All other fees" would include all fees paid to the principal auditor other than audit, audit-related, or tax services. There were no fees in this category in 2012 and 2011.

73   --  The Allstate Corporation

(5)
Total fees for 2011 have been decreased by $276,312 to primarily reflect a reduction of estimated fees relating to work performed in 2012.

(6)
Audit related fees increased in 2011 primarily due to the acquisition of Esurance.

Representatives of Deloitte & Touche LLP will be present at the 2013 annual meeting to respond to questions and may make a statement if they choose. To be approved, a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal must be voted "FOR." Abstentions will be counted as shares present at the meeting and will have the effect of a vote against the proposal.

  The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2013.

Audit Committee Report

Deloitte & Touche LLP (Deloitte) was Allstate's independent registered public accountant for the year ended December 31, 2012.

The audit committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2012.

The committee discussed with Deloitte the matters required to be discussed by the statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The committee received the written disclosures and letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the committee concerning independence and has discussed with Deloitte its independence.

Based on these reviews and discussions and other information considered by the committee in its judgment, the committee recommended to the Board of Directors that the audited financial statements be included in Allstate's annual report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission, and furnished to stockholders with this Notice of Annual Meeting and Proxy Statement.

Judith A. Sprieser (Chair)
F. Duane Ackerman Robert D. Beyer Jack M. Greenberg	Ronald T. LeMay Mary Alice Taylor

The Allstate Corporation  --  74

Stockholder Proposals	PROXY STATEMENT

Proposal 5 Stockholder proposal on equity retention by senior executives

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, beneficial owner of 2,700 shares of Allstate common stock as of December 12, 2012, intends to propose the following resolution at the annual meeting.

To be approved, a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal must be voted "for." Abstentions will be counted as shares present at the meeting and will have the effect of a vote against the proposal. Broker non-votes will not be counted as shares entitled to vote on the matter and will have no impact on the vote's outcome.

The Board of Directors does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board recommends that stockholders vote against this proposal.

Proposal 5 — Executives To Retain Significant Stock

Resolved: Shareholders request that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company's qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the committee adopt a share retention percentage requirement of 25% of such shares.

The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company's existing contractual obligations or the terms of any pay or benefit plan currently in effect.

A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives "an ever-growing incentive to focus on long-term stock price performance."

It may be helpful to consider this proposal in the context of our Company's overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, downgraded our company to "D" with "High Governance Risk." Also "High Concern" in director qualifications and "High Concern" in Executive Pay — $11 million for our CEO Thomas Wilson.

Annual incentive pay for our highest paid executives included a bonus pool with actual amounts given subjectively — undermining pay-for-performance. Long-term incentive pay consisted of market-priced stock options. Market-priced stock options could pay off due to a rising market alone, regardless of an executive's job performance. Mr. Wilson was potentially entitled to $22 million under a change in control.

Seven of our directors had 10 to 14 years long-tenure. Long-tenured directors controlled 14 of the 19 seats on our most powerful board committees. Director independence erodes after 10-years. GMI said long-tenure could hinder director ability to provide effective oversight. A more independent perspective would be a priceless asset for our directors.

Judith Sprieser, our audit committee chair, was involved with the USG Corporation bankruptcy. Ronald LeMay, also on our audit committee, was involved with Sprint when Sprint tried to give $1.7 billion in stock options while the merger with Worldcom was falling apart. Mr. LeMay was also on our executive pay committee even after his dubious executive pay episode with Sprint. Seated with Mr. LeMay on our executive pay committee was James Farrell who was involved with the UAL Corporation bankruptcy. Six of our directors were potentially overboarded — each working on the boards of 3 to 5 large companies.

Judith Sprieser received our highest negative votes except for Jack Greenberg, who was also on our audit committee. Joshua Smith received our 3rd highest negative votes and was on our executive pay and nomination committees.

Please vote to protect shareholder value: Executives To Retain Significant Stock — Proposal 5

75   --  The Allstate Corporation

The Board recommends that stockholders vote against this proposal for the following reasons:

•
Allstate already has stringent equity retention requirements. Allstate has had stock ownership guidelines in place since 1996 in order to further align executives' interests with those of stockholders, encourage a focus on long-term performance, and discourage imprudent risk-taking. In 2012, Allstate conducted an extensive examination of the guidelines, compared Allstate's requirements to the policies of peer companies, and adopted the following:

•
Allstate's stock ownership guidelines require executives to hold 75% of net after-tax shares earned as compensation until a salary multiple guideline is met. For Allstate's CEO, the multiple is six times salary, and for each other named executive, the multiple is three times salary.

•
Allstate applies a rigorous method to calculate whether an executive meets his or her stock ownership guideline. Only personally-owned shares, shares held in the Allstate 401(k) Savings Plan, and restricted stock units count towards the guideline. Unexercised stock options are excluded from Allstate's calculations, and performance stock awards do not count toward the guideline until the performance stock awards vest.

•
Under the proposal, an executive would reach his or her salary multiple guideline more slowly than under Allstate's existing stock ownership guidelines. Under Allstate's existing stock ownership guidelines, it is estimated that a new executive would reach the salary multiple guideline in six years while in contrast, under the proposal, it would take approximately 11 years for an executive to reach the same level of stock holdings through equity awards granted by Allstate, assuming that the performance stock awards payout at target levels.

•
Existing vesting schedules promote executives' focus on long-term performance. In addition to Allstate's existing stock ownership guidelines, Allstate's vesting schedules for equity awards further align the interests of executives and stockholders, and they motivate executives to focus on long-term performance. Option awards vest over four years: 50% on the second anniversary date and 25% on each of the third and fourth anniversary dates. Performance stock awards vest in one installment on the third anniversary of the grant date. Retirement does not accelerate executives' ability to exercise option awards or sell performance stock awards, so Allstate's performance continues to financially impact executives after retirement.

•
Proposal concept and structure is flawed and has undesirable consequences.

•
The proposal would require executives to retain Allstate stock until retirement age, even after leaving the company. The youngest Allstate senior executive is 35 years old. Under the proposal, if this executive were to leave Allstate this year, he would be required to hold a portion of his equity awards until he reaches age 65 in 2042, almost three decades after he had any influence over Allstate's performance.

•
The proposal recommends a ban on hedging transactions, but Allstate already has a policy that prohibits all officers, directors, and employees from engaging in transactions in Allstate stock that might be considered speculative or hedging, such as selling short or buying or selling options.

The Allstate Corporation  --  76

Proposal 6 Stockholder proposal on reporting lobbying expenditures

The American Federation of Labor and Congress of Industrial Organizations Reserve Fund, 815 Sixteenth Street, N.W., Washington, DC, 20006, beneficial owner of 360 shares of Allstate common stock as of December 11, 2012, intends to propose the following resolution at the annual meeting.

To be approved, a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal must be voted "for." Abstentions will be counted as shares present at the meeting and will have the effect of a vote against the proposal. Broker non-votes will not be counted as shares entitled to vote on the matter and will have no impact on the vote's outcome.

The Board of Directors does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board recommends that stockholders vote against this proposal.

Resolved:    Shareholders of Allstate Corporation ("Allstate") urge the Board of Directors (the "Board") to authorize the preparation of a report, updated annually, disclosing:

1.
Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.
Payments by Allstate used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.
Allstate's membership in and payments to any tax-exempt organization that writes and endorses model legislation.

For purposes of this proposal "grassroots lobbying communication" is communication directed to the general public that (a) refers to specific legislation or regulation (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. "Indirect lobbying" is lobbying engaged in by a trade association or other organization of which Allstate is a member. Both "direct and indirect lobbying" and "grassroots lobbying communications" include efforts at the local, state and federal levels. The report shall be presented to the Audit Committee of the Board or other relevant oversight committees of the Board and posted on Allstate's website.

Supporting Statement

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying. Corporate lobbying can expose Allstate to risks that could affect the company's stated goals, objectives, and ultimately shareholder value. Shareholders have a strong interest in full disclosure of our company's lobbying to assess whether Allstate's lobbying is consistent with its expressed goals and in the best interests of shareholders.

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation, both directly and indirectly. We believe such disclosure is in shareholders' best interests. Absent a system of accountability, company assets could be used for objectives contrary to Allstate's long-term interests.

According to the Center for Responsive Politics, Allstate spent $3.3 million on direct federal lobbying activities in 2011. (http://www.opensecrets.org/lobby/clientsum.php?id=D000000632&year=2011). These figures do not include lobbying expenditures in states. Allstate had 109 lobbyists in 39 states in 2011, according to the National Institute on Money in State Politics. (http://www.followthemoney.org/database/lobbyistclient.phtml?lc=101065&y=2011&s=0#11ink). Allstate also contributed almost $3.2 million to national trade associations in 2011, of which $1.5 million was attributed to lobbying efforts, according to the Allstate Corporate Involvement in Public Policy 2011 Annual Report. (http://www.allstate.com/Allstate/content/refreshattachments/Social-Responsibility/Allstate_CIPP_2011.pdf).

We welcome the fact that Allstate has disclosed the total amount of its 2011 lobbying contributions, including the names of trade associations that Allstate is a member. However, Allstate has not disclosed a breakdown of how much it contributes to each individual trade association for lobbying activities. We believe that providing this information will ensure that Allstate is fully transparent and accountable to shareholders for its lobbying activities.

For these reasons, we urge you to vote FOR this resolution.

77   --  The Allstate Corporation

The Board recommends that stockholders vote against this proposal for the following reasons:

•
Allstate provides stockholders with comprehensive disclosure on Allstate's involvement in the public policy arena on allstate.com.

•
Our existing public policy report details Board oversight of expenditures, the strategic and business rationale for expenditures, expenditures by activity (including non-deductible political expenditures), and the organizations supported.

•
Allstate has an obligation to stay informed about and participate in the public policy process, including lobbying, to serve the interests of the corporation, its stockholders, customers, and employees, as well as Allstate agency owners.

•
Allstate understands that transparency and accountability about corporate lobbying is important to you. That's why we provide figures related to trade association membership and lobbying expenditures in our report.

•
Publicly available disclosures already provide extensive information about Allstate's lobbying expenditures, as is so clearly demonstrated by the proponent's reference to figures on expenditures previously made by Allstate.

•
Our policy on political contributions is part of our Corporate Governance Guidelines, available on allstate.com.

•
The proposal seeks unnecessary line-item disclosure of lobbying expenditures.  Providing additional detailed disclosure could potentially subject Allstate to unwarranted criticism and negative publicity and could put Allstate under pressure to disassociate from certain trade associations or to refrain from opportunities to advocate for policies that are in the best interests of the corporation and its stockholders, customers, and employees, as well as Allstate agency owners.

•
Allstate fully complies with all disclosure requirements pertaining to political contributions under federal, state, and local laws. The proposal would impose requirements on Allstate that are not dictated by law and that are not standard among other companies. Any new requirements should be addressed by lawmakers and uniformly imposed on all entities.

Stockholder Proposals for the 2014 Annual Meeting

Proposals that stockholders would like to include in Allstate's proxy material for presentation at the 2014 annual meeting of stockholders must be received by the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A2W, Northbrook, Illinois 60062-6127 by December 11, 2013, and must otherwise comply with Securities and Exchange Commission rules in order to be eligible for inclusion in the proxy material for the 2014 annual meeting.

If a stockholder would like to bring a matter before the meeting which is not the subject of a proposal that meets the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures in Allstate's bylaws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Office of the Secretary or can be accessed on Allstate's website, www.allstate.com. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2014 annual meeting must be received by the Office of the Secretary no earlier than the close of business on January 21, 2014, and no later than February 20, 2014. Among other things, the notice must describe the business proposed to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest of the stockholder in the business.

The Allstate Corporation  --  78

Other Items	PROXY STATEMENT

Allstate 401(k) Savings Plan Participants

If you hold Allstate common shares through the Allstate 401(k) Savings Plan, your proxy card/voting instruction form for those shares will instruct the plan trustee how to vote those shares. If you received your annual meeting materials electronically, and you hold Allstate common shares both through the plan and also directly as a registered stockholder, the voting instructions you provide electronically will be applied to both your plan shares and your registered shares. If you return a signed proxy card/voting instruction form or vote by telephone or the Internet on a timely basis, the trustee will follow your voting instructions for all Allstate common shares allocated to your plan account unless that would be inconsistent with the trustee's duties.

If your voting instructions are not received on a timely basis, the shares allocated to your plan account will be considered "unvoted." If you return a signed proxy card/voting instruction form but do not indicate how your shares should be voted on a given matter, the shares represented by your proxy card/voting instruction form will be voted as the Board of Directors recommends. The trustee will vote all unvoted shares and all unallocated shares held by the plan as follows:

•
If the trustee receives instructions (through voting instruction forms or through telephonic or Internet instruction) on a timely basis for at least 50% of the votable allocated shares in the plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the trustee's duties.

•
If the trustee receives instructions for less than 50% of the votable allocated shares, the trustee will vote all unvoted and unallocated shares in its sole discretion. However, the trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

Plan votes receive the same high level of confidentiality as all other votes.    You may not vote the shares allocated to your plan account by voting in person at the meeting. You must instruct The Northern Trust Company, as trustee for the plan, how to vote your shares.

Proxy Statement and Annual Report Delivery

Allstate has adopted the "householding" procedure approved by the Securities and Exchange Commission, which allows us to deliver one set of documents to a household of stockholders instead of delivering a set to each stockholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Stockholders who receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Stockholders who receive the Notice of Internet Availability of Proxy Materials will receive instructions on submitting their proxy cards/voting instruction form via the Internet.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact our distribution agent, Broadridge Financial Solutions, by calling (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

If you receive more than one proxy card/voting instruction form, your shares are probably registered in more than one account or you may hold shares both as a registered stockholder and through the Allstate 401(k) Savings Plan. You should vote each proxy card/voting instruction form you receive.

79   --  The Allstate Corporation

Procedures for Attending the Annual Meeting in Person

If you plan to attend the meeting, you must be a holder of Allstate shares as of the record date of March 22, 2013. We encourage you to request an admission ticket in advance. You may request admission tickets by:

•
Visiting www.proxyvote.com and following the instructions provided or calling 1-888-247-6053. You will need the 12-digit control number included on your proxy card, voter instruction form, or notice.

At the entrance to the meeting, we will request to see your admission ticket and valid photo identification such as a driver's license or passport.

If you do not request an admission ticket in advance, at the entrance to the meeting we will request to see your photo identification. We will then determine if you owned common stock on the record date by:

•
Verifying your name and stock ownership against our list of registered stockholders; or

•
Asking to review evidence of your stock ownership as of March 22, 2013, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting.

If you are acting as a proxy we will need to review a valid written legal proxy to you signed by the owner of the common stock.

Proxy Solicitation

Officers and other employees of Allstate and its subsidiaries may solicit proxies by mail, personal interview, telephone, facsimile, electronic means, or via the Internet. None of these individuals will receive special compensation for soliciting votes, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate also has made arrangements with brokerage firms, banks, record holders, and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares they hold on your behalf. Allstate will reimburse these intermediaries for reasonable out-of-pocket expenses. Georgeson Inc., 480 Washington Boulevard, Jersey City, NJ 07310 has been retained to assist in the solicitation of proxies for a fee not to exceed $16,500 plus expenses. Allstate will pay the cost of all proxy solicitation.

By order of the Board,

Mary J. McGinn Secretary
Dated: April 10, 2013

The Allstate Corporation  --  80

Appendix A	PROXY STATEMENT

Appendix A

             Categorical Standards of Independence

            In accordance with the Director Independence Standards, the Board has determined that the nature of the following relationships with the corporation do not create a conflict of interest that would impair a director's independence.

  1.
  An Allstate director's relationship arising from (i) only such director's position as a director of another corporation or organization; (ii) only such director's direct or indirect ownership of a 5% or less equity interest in another corporation or organization (other than a partnership); (iii) both such position and such ownership; or (iv) such director's position only as a limited partner in a partnership in which he or she has an interest of 5% or less.

  2.
  An Allstate director's relationship arising from an interest of the director, or any entity in which the director is an employee, director, partner, stockholder or officer, in or under any standard-form insurance policy or other financial product offered by the Allstate Group in the ordinary course of business.

  3.
  An Allstate director's relationship with another company that participates in a transaction with the Allstate Group (i) where the rates or charges involved are determined by competitive bid or (ii) where the transaction involves the rendering of services as a common or contract carrier (including any airline) or public utility at rates or charges fixed in conformity with law or governmental authority.

  4.
  An Allstate director's relationship with another company that has made payments to, or received payments from, the Allstate Group for property or services in an amount which, in the last fiscal year, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues for such year.

  5.
  An Allstate director's position as an executive officer of a tax exempt organization to which the aggregate amount of discretionary contributions (other than employee matching contributions) made by the Allstate Group and The Allstate Foundation in any of the last three fiscal years of the tax exempt organization were equal to or less than the greater of $1 million or 2% of such organization's consolidated gross revenues for such year.

  6.
  An Allstate director's relationship with another company (i) in which the Allstate Group makes investments or (ii) which invests in securities issued by the Allstate Group or securities backed by any product issued by the Allstate Group, all in the ordinary course of such entity's investment business and on terms and under circumstances similar to those available to or from entities unaffiliated with such director.

A-1   --  The Allstate Corporation

Appendix B	PROXY STATEMENT

Appendix B

THE ALLSTATE CORPORATION
2013 EQUITY INCENTIVE PLAN

Article 1.  Establishment, Purpose and Duration

            1.1    Establishment of the Plan.    The Allstate Corporation, a Delaware corporation (hereinafter, together with any successor as provided in Article 18 herein, referred to as the "Company"), hereby establishes an incentive compensation plan for employees, as set forth in this document. The Plan permits the grant of nonqualified stock options (NQSOs), incentive stock options (ISOs), stock appreciation rights (SARs), unrestricted stock, restricted stock, restricted stock units, performance units, performance stock, and other awards.

            The Plan was formerly known as "The Allstate Corporation 2001 Equity Incentive Plan." The Plan was approved by the Board of Directors on March 13, 2001, and became effective when approved by the Company's stockholders on May 15, 2001 (the "Effective Date"). The Plan was amended by the Board of Directors on March 9, 2004. On March 14, 2006 the Plan was amended and restated effective upon approval by stockholders at the 2006 Annual Meeting of Stockholders on May 16, 2006. The Plan was further amended and restated by the Board at meetings held on September 10, 2006, February 20, 2007, and September 15, 2008. On March 10, 2009, the Plan was amended, restated, and renamed as "The Allstate Corporation 2009 Equity Incentive Plan," effective upon approval by stockholders at the 2009 Annual Meeting of Stockholders on May 19, 2009. The Plan was further amended and restated on February 22, 2011, and February 21, 2012. On February 18, 2013, the Plan was amended, restated, and renamed The Allstate Corporation 2013 Equity Incentive Plan effective upon approval by stockholders at the Company's 2013 annual stockholders meeting, and shall thereafter remain in effect as provided in Section 1.3 herein. If the Plan is not approved by stockholders at the Company's 2013 annual stockholders meeting, the Plan as in effect prior to the February 18, 2013, amendment and restatement will continue to be effective according to its terms then in effect.

            1.2    Purpose of the Plan.    The primary purpose of the Plan is to provide a means by which employees of the Company and its Subsidiaries can acquire and maintain stock ownership, thereby strengthening their commitment to the success of the Company and its Subsidiaries and their desire to remain employed by the Company and its Subsidiaries. The Plan also is intended to attract and retain employees and to provide such employees with additional incentive and reward opportunities designed to encourage them to enhance the profitable growth of the Company and its Subsidiaries.

            1.3    Duration of the Plan.    The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 15 herein, until all Stock subject to it shall have been purchased or acquired according to the Plan's provisions.

Article 2.  Definitions

            Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:

            2.1    Award means, individually or collectively, an award under the Plan of NQSOs, ISOs, SARs, Unrestricted Stock, Restricted Stock, Restricted Stock Units, Performance Units, Performance Stock, or any other type of award permitted under Article 10 of the Plan.

            2.2    Award Agreement means an agreement setting forth the terms and provisions applicable to an Award granted to a Participant under the Plan.

            2.3    Base Value of an SAR means the Fair Market Value of a share of Stock on the date the SAR is granted.

            2.4    Beneficiary means a person or entity designated as a beneficiary in accordance with Section 6.6 or other applicable Section of the Plan.

            2.5    Beneficiary Designation Form means a form provided by the Company for the purpose of designating a beneficiary in accordance with Section 6.6 or other applicable Section of the Plan.

B-1   --  The Allstate Corporation

            2.6    Board or Board of Directors means the Board of Directors of the Company.

            2.7    Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor code thereto.

            2.8    Committee means the committee, as specified in Article 3, appointed by the Board to administer the Plan.

            2.9    Company has the meaning provided in Section 1.1 herein.

            2.10    Covered Employee means any Participant who would be considered a "covered employee" for purposes of Section 162(m) of the Code.

            2.11    Disability means an impairment which renders a Participant disabled within the meaning of Code Section 409A(a)(2)(C).

            2.12    Dividend Equivalent means, with respect to Stock subject to an Award (other than an Option or SAR), a right to be paid an amount equal to cash dividends, other than large, nonrecurring cash dividends, declared on an equal number of outstanding shares of Stock.

            2.13    Eligible Person means a Person who is eligible to participate in the Plan, as set forth in Section 5.1 herein.

            2.14    Employee means any individual designated by the Company or any Subsidiary as an employee, who is on the local payroll records thereof and who is not covered by any collective bargaining agreement to which the Company or any Subsidiary is a party. An Employee shall not include any individual during any period he or she is classified or treated by the Company or any Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency, or any other entity other than the Company or any Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or any Subsidiary during such period.

            2.15    Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

            2.16    Exercise Period means the period during which an SAR or Option is exercisable, as set forth in the related Award Agreement.

            2.17    Fair Market Value means the price at which a share of the Stock was last sold in the principal United States market for the Stock as of the date for which fair market value is being determined. Notwithstanding anything herein to the contrary, with respect to any Award that constitutes deferred compensation for purposes of Section 409A, Fair Market Value shall be determined in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv).

            2.18    Family Member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, or sibling, including adoptive relationships, a trust in which these persons have more than fifty (50) percent of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than fifty (50) percent of the voting interests.

            2.19    Freestanding SAR means an SAR that is not a Tandem SAR.

            2.20    Full-Value Award means an Award granted on or after May 19, 2009, other than an Option or a SAR.

            2.21    Incentive Stock Option or ISO means an option to purchase Stock, granted under Article 6 herein, which is designated as an Incentive Stock Option and satisfies the requirements of Section 422 of the Code.

            2.22    Minimum Consideration means the $.01 par value per share or such larger amount determined pursuant to resolution of the Board to be capital within the meaning of Section 154 of the Delaware General Corporation Law.

            2.23    Nonqualified Stock Option or NQSO means an option to purchase Stock, granted under Article 6 herein, which is not intended to be an Incentive Stock Option under Section 422 of the Code.

            2.24    Option means an Incentive Stock Option or a Nonqualified Stock Option.

            2.25    Option Exercise Price means the price at which a share of Stock may be purchased by a Participant pursuant to an Option, as determined by the Committee and set forth in the Option Award Agreement.

The Allstate Corporation  --  B-2

            2.26    Participant means an Eligible Person who has outstanding an Award granted under the Plan.

            2.27    Performance-Based Compensation means an Award intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code as set forth in Section 162(m)(4)(C) of the Code.

            2.28    Performance Goals means the performance goals established by the Committee, which shall be based on one or more of the following measures: sales, revenues, premiums, financial product sales, earnings per share, stockholder return and/or value, funds from operations, operating income, gross income, net income, combined ratio, underwriting income, cash flow, return on equity, return on capital, return on assets, values of assets, market share, net earnings, earnings before interest, operating ratios, stock price, customer satisfaction, customer retention, customer loyalty, strategic business criteria based on meeting specified revenue goals, market penetration goals, investment performance goals, business expansion goals or cost targets, accomplishment of mergers, acquisitions, dispositions, or similar extraordinary business transactions, profit returns and margins, financial return ratios, market performance and/or risk-based capital goals or returns. Performance Goals may be based solely on a corporate, subsidiary, business unit, or other grouping basis, or a combination thereof. Performance Goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.

            2.29    Performance Period means the time period during which Performance Unit/Performance Stock Performance Goals must be met.

            2.30    Performance Stock means an Award described in Article 9 herein.

            2.31    Performance Unit means an Award described in Article 9 herein.

            2.32    Period of Restriction means the period during which the transfer of Restricted Stock or Restricted Stock Units is limited in some way, as provided in Article 8 herein.

            2.33    Person means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity, or government instrumentality, division, agency, body, or department.

            2.34    Plan means The Allstate Corporation 2013 Equity Incentive Plan.

            2.35    Qualified Restricted Stock means an Award of Restricted Stock designated as Qualified Restricted Stock by the Committee at the time of grant and intended to qualify as Performance-Based Compensation.

            2.36    Qualified Restricted Stock Unit means an Award of Restricted Stock Units designated as Qualified Restricted Stock Units by the Committee at the time of grant and intended to qualify as Performance-Based Compensation.

            2.37    Restricted Stock means an Award described in Article 8 herein.

            2.38    Restricted Stock Unit means an Award described in Article 8 herein.

            2.39    Retirement, unless otherwise provided by the Committee or in the Award Agreement, means a Participant's termination from employment with the Company or a Subsidiary at the Participant's Early or Normal Retirement Date, as applicable. An Early Retirement Date may only occur in conjunction with an Award granted before February 21, 2012.

              (a)    Early Retirement Date —

    (i)
    For Awards granted before February 22, 2011, shall mean the date prior to the Participant's Normal Retirement Date on which a Participant terminates employment, if such termination date occurs on or after the Participant attains age fifty-five (55) with twenty (20) years of service and such retirement is in accordance with the voluntary early retirement policy of the Company or the Subsidiary with which the Participant is employed on the date of termination of employment.

    (ii)
    For Awards granted on or after February 22, 2011, but before February 21, 2012, shall mean the date prior to the Participant's Normal Retirement Date on which a Participant terminates employment, if such termination date occurs on or after the Participant attains age fifty-five (55) with ten (10) years of service.

B-3   --  The Allstate Corporation

              (b)    Normal Retirement Date

    (i)
    For awards granted before February 21, 2012, shall have the meaning given to it by the Company or the Subsidiary with which the Participant is employed on the date of termination of employment, provided that such termination is voluntary and occurs on or after the Participant attains age sixty (60) with at least one (1) year of service at termination of employment.

    (ii)
    For awards granted on or after February 21, 2012, shall mean the date on which a Participant terminates employment, if such termination date occurs on or after the Participant attains age fifty-five (55) with ten (10) years of service, or age sixty (60) with five (5) years of service.

            2.40    Section 409A shall have the meaning set forth in Section 19.5 herein.

            2.41    Section 16 Officer means any Participant who was designated by the Board as an "executive officer" or as an officer for purposes of Section 16 of the Exchange Act.

            2.42    Securities Act means the Securities Act of 1933, as amended.

            2.43    Stock means the common stock, $.01 par value, of the Company.

            2.44    Stock Appreciation Right or SAR means a right, granted alone or in connection with a related Option, designated as an SAR, to receive a payment on the day the right is exercised, pursuant to the terms of Article 7 herein. Each SAR shall be denominated in terms of one share of Stock.

            2.45    Subsidiary means any corporation, business trust, limited liability company, or partnership with respect to which the Company owns, directly or indirectly, (a) more than 50% of the equity interests or partnership interests or (b) Voting Securities representing more than 50% of the aggregate Voting Power of the then-outstanding Voting Securities.

            2.46    Tandem SAR means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase Stock under the related Option (and when Stock is purchased under the Option, the Tandem SAR shall be similarly canceled).

            2.47    Termination of Employment occurs the first day on which an individual is for any reason no longer employed by the Company or any of its Subsidiaries, or with respect to an individual who is an Employee of a Subsidiary, the first day on which the Company no longer owns, directly or indirectly, at least 50% of the equity interests or partnership interests in, or Voting Securities possessing at least 50% of the Voting Power of, such Subsidiary. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment. Notwithstanding anything herein to the contrary, no issuance of Stock or payment of cash shall be made upon a Termination of Employment with respect to any Award that constitutes deferred compensation for purposes of Section 409A unless the Termination of Employment constitutes a "separation from service" as that term is used in Section 409A(a)(2)(A)(i) of the Code.

            2.48    Unrestricted Stock means an Award of Stock not subject to restrictions described in Article 8 herein.

            2.49    Voting Power means the combined voting power of the then-outstanding Voting Securities entitled to vote generally in the election of directors.

            2.50    Voting Securities of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

Article 3.  Administration

            3.1    The Committee.    The Plan shall be administered by the Compensation and Succession Committee or such other committee (the "Committee") as the Board of Directors shall select, consisting solely of two or more nonemployee members of the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

            3.2    Authority of the Committee.    The Committee shall have full power except as limited by law or the articles of incorporation or the bylaws of the Company, subject to such other restricting limitations or directions as may be imposed

The Allstate Corporation  --  B-4

by the Board and subject to the provisions herein, to determine the Eligible Persons to receive Awards; to determine when Awards may be granted and to grant Awards under the Plan; to determine the size and types of Awards; to determine the terms and conditions of such Awards; to assess whether Performance Goals have been met; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; to amend the terms and conditions of any outstanding Award, including but not limited to amendments with respect to exercisability and non-forfeitability of Awards upon a Termination of Employment; to make such adjustments or modifications to Awards to Participants working outside the United States as are necessary or advisable to fulfill the purposes of the Plan; to accelerate the exercisability of, and to accelerate or waive any or all of the restrictions and conditions applicable to, any Award; and to authorize any action of or make any determination by the Company as the Committee shall deem necessary or advisable for carrying out the purposes of the Plan; provided, however, that the Committee may not amend the terms and conditions of any outstanding Award so as to adversely affect in any material way such Award without the written consent of the Participant holding such Award (or if the Participant is not then living, the Participant's personal representative or estate), unless such amendment is required by applicable law; and provided, further, that any discretion exercised by the Committee pursuant to Section 4.2 shall not be deemed to adversely affect in any material way an Award. The Committee may designate which Subsidiaries participate in the Plan and may authorize foreign Subsidiaries to adopt plans as provided in Article 14. Further, the Committee shall interpret and make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

            3.3    Delegation of Authority.    Notwithstanding the general authority of the Committee to grant Awards under the Plan, the Board may, by resolution, expressly delegate to another committee, established by the Board and consisting of one or more employee or non-employee directors, the authority, within parameters specified by the Board, to determine the Eligible Persons to receive Awards; to determine when Awards may be granted and to grant Awards under the Plan; to determine the size and types of Awards; and to determine the terms and conditions of such Awards; provided, however that such committee may not grant Awards to Eligible Persons who (i) are subject to Section 16 of the Exchange Act at the time of grant, or (ii) are at the time of grant, or are anticipated to become during the term of the Award, "covered employees" as defined in Section 162(m)(3) of the Code. Such committee shall report regularly to the Committee, who shall report to the Board, regarding any Awards so granted.

            3.4    Delivery of Stock by Company; Restrictions on Stock.    Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Stock or benefits under the Plan unless the Participant's tax obligations have been satisfied as set forth in Article 16 and unless such delivery would comply with all applicable laws (including, without limitation, the Code, the Securities Act, and the Exchange Act) and applicable requirements of any securities exchange or similar entity; provided, however, that if the Company cannot deliver any Stock or benefits under the Plan due to such laws or requirements, the Company shall provide equivalent value to any affected Participant.

            The Committee may impose such restrictions on any Stock acquired pursuant to Awards under the Plan as it may deem advisable, including, without limitation, restrictions to comply with applicable Federal securities laws, with the requirements of any stock exchange or market upon which such Stock is then listed and/or traded, and with any blue sky or state securities laws applicable to such Stock.

            3.5    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Eligible Persons, Employees, Participants, and their Beneficiaries and estates. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

            3.6    Costs.    The Company shall pay all costs of administration of the Plan.

Article 4.  Stock Subject to the Plan

            4.1    Number of Shares.    Subject to Section 4.2 herein, the maximum number of shares of Stock available for awards under the Plan shall be 90,230,000 shares (which includes 37,000,000 shares originally provided in the Plan as approved by stockholders in 2001, 12,000,000 shares as approved by stockholders in 2006, 21,380,000 shares as approved by stockholders in 2009, and 19,850,000 additional shares approved by stockholders in 2013), plus 6,815,597

B-5   --  The Allstate Corporation

shares of Stock remaining for awards pursuant to the terms of The Allstate Corporation Equity Incentive Plan. The number of shares of Stock to which an Award pertains shall be counted against the maximum share limitation of this Section 4.1 as two and one-tenth (2.1) shares of Stock for each Full Value Award and as one (1) share of Stock for each other type of Award. Shares of Stock underlying lapsed or forfeited Awards of Restricted Stock shall not be treated as having been issued pursuant to an Award under the Plan. Shares of Stock that are potentially deliverable under an Award that expires or is cancelled, forfeited, settled in cash or otherwise settled without delivery of shares of Stock shall not be treated as having been issued under the Plan. With respect to an SAR that is settled in Stock, the full number of shares underlying the exercised portion of the SAR shall be treated as having been issued under the Plan, regardless of the number of shares used to settle the SAR upon exercise. Shares of Stock that are tendered or withheld to satisfy tax withholding obligations related to an Award or to satisfy the Option Exercise Price related to an Option or other Award shall be deemed to be shares of Stock issued under the Plan. If, before June 30, 2003, the Option Exercise Price is satisfied by tendering Stock, only the number of shares issued net of the shares tendered shall be deemed issued under the Plan. For avoidance of doubt, if a share of Stock that underlies an Award other than a Full-Value Award was counted against the maximum share limitation of this Section 4.1 and pursuant to this Section 4.1 subsequently is treated as having not been issued under the Plan, the maximum share limitation of this Section 4.1 shall be credited with one share of Stock, and if a share of Stock pertaining to a Full-Value Award was counted against the maximum share limitation of this Section 4.1 and pursuant to this Section 4.1 subsequently is treated as having not been issued under the Plan, the maximum share limitation of this Section 4.1 shall be credited with 2.1 shares of Stock. Stock granted pursuant to the Plan may be (i) authorized but unissued shares of common stock or (ii) treasury stock.

            4.2    Adjustments in Authorized Stock and Awards.    In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718) that causes the per share value of shares of Stock to change, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be made an equitable adjustment to (i) the number and kind of shares available for grant under the Plan, (ii) the number of shares or Awards that may be granted to any individual under the Plan or that may be granted pursuant to any Articles or types of Awards, and (iii) the number and kind of shares or units subject to and the Option Exercise Price or Base Value (if applicable) of any then outstanding Awards of or related to shares of Stock. In the event of any other change in corporate capitalization, such as a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence shall be made as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. Unless otherwise determined by the Board upon recommendation of the Committee, the number of shares of Stock subject to an Award shall always be a whole number. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be other than an incentive stock option for purposes of Section 422 of the Code.

            Notwithstanding any provision of the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, a Change in Control as defined in the applicable Award Agreement or the transactions or events described in this Section 4.2), the Committee shall not, without the approval of the Company's stockholders, (i) reduce the Option Exercise Price of an Option or reduce the Base Value of a SAR after it is granted, (ii) cancel outstanding Options or SARs in exchange for other Awards or Options or SARs with an Option Exercise Price or Base Value, as applicable, that is less than the Option Exercise Price or Base Value of the original Options or SARs, (iii) cancel an outstanding Option or SAR when the Option Exercise Price or Base Value, as applicable, exceeds the Fair Market Value of a share of the Stock in exchange for cash or other securities, or (iv) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

            4.3    Award Limitations.    Subject to Section 4.2 above, the following limitations shall apply to Awards intended to qualify as Performance-Based Compensation: (i) the total number of shares of Stock with respect to which Options or SARs may be granted in any calendar year to any Participant shall not exceed 4,000,000 shares; (ii) the total number of shares of Qualified Restricted Stock or Qualified Restricted Stock Units that may be granted in any calendar year to any Participant shall not exceed 3,000,000 shares or Units, as the case may be; (iii) the total number of shares of

The Allstate Corporation  --  B-6

Performance Stock that may be granted in any calendar year to any Participant shall not exceed 4,000,000 shares and the maximum amount that may be paid pursuant to Performance Units granted in any one calendar year to any Participant shall not exceed $10,000,000; (iv) the total number of shares of Stock granted pursuant to Article 10 herein in any calendar year to any Participant shall not exceed 4,000,000 shares; (v) the total cash Award that may be paid pursuant to an Award granted under Article 10 herein in any calendar year to any Participant shall not exceed $10,000,000; and (vi) the aggregate value of cash dividends (other than large, nonrecurring cash dividends) or Dividend Equivalents that a Participant may receive in any calendar year shall not exceed $11,500,000.

            Subject to Section 4.2 above, the maximum number of shares of Stock that may be issued pursuant to Incentive Stock Options shall be 5,500,000 shares.

Article 5.  Eligibility and Participation

            5.1    Eligibility.    Persons eligible to participate in the Plan ("Eligible Persons") are all Employees of the Company and its Subsidiaries, as determined by the Committee.

            5.2    Actual Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Persons those to whom Awards shall be granted.

Article 6.  Stock Options

            6.1    Grant of Options.    Subject to the terms and conditions of the Plan, Options may be granted to an Eligible Person at any time and from time to time, as shall be determined by the Committee.

            The Committee shall have complete discretion in determining the number of shares of Stock subject to Options granted to each Eligible Person (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Options. The Committee may grant ISOs, NQSOs, or a combination thereof.

            6.2    Option Award Agreement.    Each Option grant shall be evidenced by an Option Award Agreement that shall specify the Option Exercise Price, the term of the Option (which shall not be greater than ten (10) years), the number of shares of Stock to which the Option pertains, the Exercise Period, and such other provisions as the Committee shall determine, including but not limited to special provisions relating to a change of control. The Option Award Agreement shall also specify whether the Option is intended to be an ISO or NQSO. The Option Exercise Price shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. No Dividend Equivalents shall be provided with respect to Options.

            6.3    Exercise of and Payment for Options.    Options granted under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee shall in each instance approve.

            A Participant may exercise an Option at any time during the Exercise Period. Options shall be exercised by the delivery of a written notice of exercise to the Company, or such method acceptable to the Company, setting forth the number of shares of Stock with respect to which the Option is to be exercised, accompanied by provision for full payment of the Stock.

            The Option Exercise Price shall be payable: (i) in cash or its equivalent, (ii) by tendering (by actual delivery of shares or by attestation) previously acquired Stock (owned for at least six months) having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price, (iii) by broker-assisted cashless exercise, (iv) with respect to Options granted on and after May 16, 2006, by share withholding, or (v) by a combination of (i), (ii), (iii) and/or (iv).

            Options may not be exercised for less than 25 shares of Stock unless the exercise represents the entire remaining balance of the Award.

            Stock received upon exercise of an Option may be granted subject to restrictions deemed appropriate by the Committee.

B-7   --  The Allstate Corporation

            6.4    Termination.    Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option upon Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee (subject to applicable law), shall be included in the Option Award Agreement entered into with Participants, need not be uniform among all Options granted pursuant to the Plan or among Participants and may reflect distinctions based on the reasons for termination.

            To the extent the Option Award Agreement does not set forth termination provisions, the provisions of Article 13 shall control.

            6.5    Transferability of Options.    Except as otherwise determined by the Committee, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative, and no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. ISOs are not transferable other than by will or by the laws of descent and distribution. The Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment to an existing Award) Nonqualified Stock Options, the vested portions of which may be transferred by the Participant during his lifetime to any Family Member. A transfer of an Option pursuant hereto may only be effected by the Company at the written request of a Participant and shall become effective only when recorded in the Company's record of outstanding Options. A transferred Option shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant Award Agreement, and the transferee shall be entitled to the same rights as the Participant, as if no transfer had taken place. In no event shall an Option be transferred for consideration.

            6.6    Designation of Beneficiary.    (a) Each Participant may designate a Beneficiary who shall have the right to exercise the Option in the event of the Participant's death. Participants shall designate a Beneficiary by executing a Beneficiary Designation Form. A Beneficiary designation is not binding on the Company unless it receives a properly completed Beneficiary Designation Form prior to the Participant's death. If no designation is made or no designated Beneficiary is alive (or in the case of an entity designated as a Beneficiary, in existence) at the time of the Participant's death, the Participant's spouse or, if no spouse exists, the executor or personal representative of the Participant's estate shall have the right to exercise the Option. If there is any question as to the legal right of any Beneficiary to exercise the Option under the Plan, the Company may determine in its sole discretion whether to provide the right of exercise to the executor or personal representative of the Participant's estate. The Company's determination shall be binding and conclusive on all persons, and it will have no further liability to anyone with respect to such Option.

            (b)    Change of Beneficiary Designation.    A Participant may change an earlier Beneficiary designation by executing a later Beneficiary Designation Form. The execution of a Beneficiary Designation Form revokes and rescinds any prior Beneficiary Designation Form.

            6.7    Automatic Exercise.    Any unexercised Option will be exercised automatically on behalf of the Participant using broker-assisted cashless exercise on the business day immediately preceding the expiration date if:

  (i)
  the Fair Market Value of a share of Stock exceeds the Option Exercise Price in the applicable Option Award Agreement on that business day, and

  (ii)
  the exercise would result in the payment to Participant of at least $.01 after payment of the exercise price, any applicable fees and commissions, and all applicable withholding taxes (assuming the appropriate minimum statutory withholding rate).

            A Participant may elect not to have automatic exercise apply by written notice to the Committee at any time within the six-month period before the automatic exercise day above.

Article 7.  Stock Appreciation Rights

            7.1    Grant of SARs.    Subject to the terms and conditions of the Plan, an SAR may be granted to an Eligible Person at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

The Allstate Corporation  --  B-8

            The Committee shall have complete discretion in determining the number of SARs granted to each Eligible Person (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

            7.2    SAR Award Agreement.    Each SAR award shall be evidenced by an SAR Award Agreement that shall specify the number of SARs granted, the Base Value (which shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant), the term of the SAR (which shall not be greater than ten (10) years), the Exercise Period, and such other provisions as the Committee shall determine, including but not limited to special provisions relating to a change of control. No Dividend Equivalents shall be provided with respect to SARs.

            7.3    Exercise and Payment of SARs.    Tandem SARs may be exercised for all or part of the Stock subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable.

            Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Exercise Price of the underlying ISO and the Fair Market Value of the shares of Stock subject to the underlying ISO at the time the Tandem SAR is exercised; (iii) the Tandem SAR may be exercised only when the Fair Market Value of the shares of Stock subject to the ISO exceeds the Option Exercise Price of the ISO; and (iv) the Tandem SAR may be transferred only when the underlying ISO is transferable, and under the same conditions.

            Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

            A Participant may exercise an SAR at any time during the Exercise Period. SARs shall be exercised by the delivery of a written notice of exercise to the Company, or such method acceptable to the Company, setting forth the number of SARs being exercised. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of:

  (a)
  the excess of (i) the Fair Market Value of a share of Stock on the date of exercise over (ii) the Base Value multiplied by

  (b)
  the number of shares of Stock with respect to which the SAR is exercised.

            At the sole discretion of the Committee, the payment to the Participant upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

            7.4    Termination.    Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR upon Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee (subject to applicable law), shall be included in the SAR Award Agreement entered into with Participants, need not be uniform among all SARs granted pursuant to the Plan or among Participants, and may reflect distinctions based on the reasons for termination.

            To the extent the SAR Award Agreement does not set forth termination provisions, the provisions of Article 13 shall control.

            7.5    Transferability of SARs.    Except as otherwise determined by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative, and no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. To the extent the Committee permits the transfer of an SAR, in no event shall an SAR be transferred for consideration.

            7.6    Designation of Beneficiary.    (a) Each Participant may designate a Beneficiary who shall have the right to exercise the SARs in the event of the Participant's death. Participants shall designate a Beneficiary by executing a Beneficiary Designation Form. A Beneficiary designation is not binding on the Company unless it receives a properly completed Beneficiary Designation Form prior to the Participant's death. If no designation is made or no designated Beneficiary is alive (or in the case of an entity designated as a Beneficiary, in existence) at the time of the Participant's

B-9   --  The Allstate Corporation

death, the Participant's spouse, or if no spouse exists, the executor or personal representative of the Participant's estate shall have the right to exercise the SARs. If there is any question as to the legal right of any Beneficiary to exercise the SARs under the Plan, the Company may determine in its sole discretion whether to provide the right of exercise to the executor or personal representative of the Participant's estate. The Company's determination shall be binding and conclusive on all persons, and it will have no further liability to anyone with respect to such SARs.

            (b)   A Participant may change an earlier Beneficiary designation by executing a later Beneficiary Designation Form. The execution of a Beneficiary Designation Form revokes and rescinds any prior Beneficiary Designation Form.

            7.7    Automatic Exercise.    Any unexercised SAR will be exercised automatically behalf of the Participant on the business day immediately preceding the expiration date if:

  (i)
  the Fair Market Value of a share of Stock exceeds the Base Value in the applicable Award Agreement on that business day, and

  (ii)
  the exercise would result in the payment to Participant of at least $.01 after payment of all applicable withholding taxes (assuming the appropriate minimum statutory withholding rate).

            A Participant may elect not to have automatic exercise apply by written notice to the Committee at any time within the six-month period before the automatic exercise day above.

Article 8.  Unrestricted Stock, Restricted Stock, and Restricted Stock Units

            8.1    Grant of Unrestricted Stock, Restricted Stock, and Restricted Stock Units.    Subject to the terms and conditions of the Plan, Unrestricted Stock, Restricted Stock, and/or Restricted Stock Units may be granted to an Eligible Person at any time and from time to time, as shall be determined by the Committee.

            The Committee shall have complete discretion in determining the number of shares of Unrestricted Stock, Restricted Stock, and/or Restricted Stock Units granted to each Eligible Person (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards.

            In addition, the Committee may, prior to or at the time of grant, designate an Award of Restricted Stock or Restricted Stock Units as Qualified Restricted Stock or Qualified Restricted Stock Units, as the case may be, in which event it will condition the granting or vesting, as applicable, of such Qualified Restricted Stock or Qualified Restricted Stock Units, as the case may be, upon the attainment of the Performance Goals selected by the Committee.

            8.2    Unrestricted Stock, Restricted Stock/Restricted Stock Unit Award Agreement.    Each grant of Unrestricted Stock, Restricted Stock, and/or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of shares of Unrestricted Stock, Restricted Stock, and/or Restricted Stock Units granted, the initial value (if applicable), the Period or Periods of Restriction (if applicable), and such other provisions as the Committee shall determine, including but not limited to special provisions relating to a change of control.

            8.3    Transferability.    Restricted Stock and Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement. During the applicable Period of Restriction, all rights with respect to the Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or his or her legal representative.

            8.4    Certificates.    No certificates representing Stock shall be delivered to a Participant, and no book entry representing delivery of Stock to a Participant shall be made, until such time as all restrictions applicable to such shares have been satisfied.

            8.5    Removal of Restrictions.    Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate representing such Stock or shall be entitled to book entry delivery of such Stock.

            Payment of Restricted Stock Units shall be made after the last day of the Period of Restriction applicable thereto. The Committee, in its sole discretion, may pay Restricted Stock Units in cash or in shares of Stock of equivalent value (or in some combination thereof).

The Allstate Corporation  --  B-10

            8.6    Voting Rights.    During the Period of Restriction, Participants may exercise full voting rights with respect to the Restricted Stock.

            8.7    Dividends and Other Distributions.    Subject to the Committee's right to determine otherwise at the time of grant, during the Period of Restriction, Participants shall receive all cash dividends, other than large, nonrecurring cash dividends, paid with respect to the Restricted Stock while they are so held. All other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and shall be paid to the Participant promptly after the full vesting of the Restricted Stock with respect to which such distributions were made.

            Rights, if any, to Dividend Equivalents on Restricted Stock Units shall be established by the Committee at the time of grant and set forth in the Award Agreement. In addition, with respect to both Restricted Stock or Restricted Stock Units with performance-based vesting, any dividends or Dividend Equivalents that are based on dividends paid prior to the vesting of such Restricted Stock or Restricted Stock Units, as applicable, shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Restricted Stock or Restricted Stock Units vest.

            8.8    Termination.    Each Restricted Stock/Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to receive Restricted Stock and/or a Restricted Stock Unit payment following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all grants of Restricted Stock/Restricted Stock Units or among Participants and may reflect distinctions based on the reasons for termination.

            8.9    Participant's Death.    In the event of the Participant's death, any vested Restricted Stock or Restricted Stock Units, including Restricted Stock or Restricted Stock Units that vest because of the Participant's death, shall be paid or delivered on behalf of the Participant.

            To the extent the Restricted Stock/Restricted Stock Unit Award Agreement does not set forth termination provisions, the provisions of Article 13 shall control.

Article 9.  Performance Units and Performance Stock

            9.1    Grant of Performance Units and Performance Stock.    Subject to the terms and conditions of the Plan, Performance Units and/or Performance Stock may be granted to an Eligible Person at any time and from time to time, as shall be determined by the Committee.

            The Committee shall have complete discretion in determining the number of Performance Units and/or shares of Performance Stock granted to each Eligible Person (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards.

            9.2    Performance Unit/Performance Stock Award Agreement.    Each grant of Performance Units and/or shares of Performance Stock shall be evidenced by a Performance Unit and/or Performance Stock Award Agreement that shall specify the number of Performance Units and/or shares of Performance Stock granted, the initial value (if applicable), the Performance Period, the Performance Goals, and such other provisions as the Committee shall determine, including but not limited to special provisions relating to a change of control and any rights to Dividend Equivalents.

            9.3    Value of Performance Units/Performance Stock.    Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The value of a share of Performance Stock shall be equal to the Fair Market Value of the Stock. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Performance Stock that will be paid out to the Participants.

            9.4    Earning of Performance Units/Performance Stock.    After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout with respect to the Performance Units/Performance Stock and any Dividend Equivalents earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.

B-11   --  The Allstate Corporation

            9.5    Form and Timing of Payment of Performance Units/Performance Stock.    Payment of earned Performance Units/Performance Stock shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Performance Stock in cash or in Stock (or in a combination thereof), which has an aggregate Fair Market Value equal to the value of the earned Performance Units/Performance Stock at the close of the applicable Performance Period. Such Stock may be granted subject to any restrictions deemed appropriate by the Committee.

            9.6    Termination.    Each Performance Unit/Performance Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive a Performance Unit/Performance Stock payment upon Termination of Employment during a Performance Period. Such provisions shall be determined in the sole discretion of the Committee (subject to applicable law), shall be included in the Award Agreement entered into with Participants, need not be uniform among all grants of Performance Units/Performance Stock or among Participants, and may reflect distinctions based on reasons for termination.

            To the extent the Performance Unit/Performance Stock Award Agreement does not set forth termination provisions, the provisions of Article 13 shall control.

            9.7    Transferability.    Except as otherwise determined by the Committee, a Participant's rights with respect to Performance Units/Performance Stock granted under the Plan shall be available during the Participant's lifetime only to such Participant or the Participant's legal representative and Performance Units/Performance Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. To the extent the Committee permits the transfer of Performance Units/Performance Stock, in no event shall Performance Units/Performance Stock be transferred for consideration.

            9.8    Participant's Death.    In the event of the Participant's death, any vested Performance Units/Performance Stock, including Performance Units/Performance Stock that vest because of the Participant's death, shall be paid or delivered on behalf of the Participant.

Article 10.  Other Awards

            The Committee shall have the right to grant other Awards which may include, without limitation, the payment of Stock in lieu of cash, the payment of cash based on attainment of Performance Goals established by the Committee, and the payment of Stock in lieu of cash under other Company incentive or bonus programs. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

Article 11.  Deferrals

            The Committee may, in its sole discretion, permit a Participant to defer the Participant's receipt of the payment of cash or the delivery of Stock that would otherwise be due to such Participant under the Plan. If any such deferral election is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12.  Rights of Participants

            12.1    Termination.    Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment or other relationship with the Company or any Subsidiary at any time, for any reason or no reason in the Company's or the Subsidiary's sole discretion, nor confer upon any Participant any right to continue in the employ of, or otherwise in any relationship with, the Company or any Subsidiary.

            12.2    Participation.    No Eligible Person shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

            12.3    Limitation of Implied Rights.    Neither a Participant nor any other Person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary. Nothing contained

The Allstate Corporation  --  B-12

in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any Person.

            Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

            12.4    Waiver.    Each Participant, by acceptance of an Award, waives all rights to specific performance or injunctive or other equitable relief and acknowledges that he has an adequate remedy at law in the form of damages.

Article 13.  Termination of Employment

            If a Participant has a Termination of Employment, then, unless otherwise provided by the Committee or in the Award Agreement, all Awards shall terminate and be forfeited on the date of such Termination of Employment.

Article 14.  Equity Incentive Plans of Foreign Subsidiaries

            The Committee may authorize any foreign Subsidiary to adopt a plan for granting Awards ("Foreign Equity Incentive Plan"), and awards granted under such Foreign Equity Incentive Plans may be treated as awards under the Plan, if the Committee so determines. Such Foreign Equity Incentive Plans shall have such terms and provisions as the Committee permits not inconsistent with the provisions of the Plan and which may be more restrictive than those contained in the Plan. Awards granted under such Foreign Equity Incentive Plans shall be governed by the terms of the Plan except to the extent that the provisions of the Foreign Equity Incentive Plans are more restrictive than the terms of the Plan, in which case such terms of the Foreign Equity Incentive Plans shall control.

Article 15.  Amendment, Modification, and Termination

            The Board may, at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part, provided that no amendment shall be made which shall increase the total number of shares of Stock that may be issued under the Plan, materially modify the requirements for participation in the Plan, or materially increase the benefits accruing to Participants under the Plan, in each case unless such amendment is approved by the stockholders of the Company.

            No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award, unless such termination, modification, or amendment is required by applicable law and except as otherwise provided herein.

Article 16.  Payment for Awards and Withholding

            16.1    Payment for Awards.    In the event a Participant elects to pay the Option Exercise Price or make payment for any other Award through tender of previously acquired Stock, (i) only a whole number of share(s) of Stock (and not fractional shares of Stock) may be tendered in payment, (ii) such Participant must present evidence acceptable to the Company that he has owned any such shares of Stock tendered in payment (and that such shares of Stock tendered have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (iii) Stock must be tendered to the Company, either by actual delivery of the shares or by attestation. When payment is made by tender of Stock, the difference, if any, between the aggregate amount payable and the Fair Market Value of the share(s) of Stock tendered in payment (plus any applicable taxes) shall be paid by check. No Participant may tender shares of Stock having a Fair Market Value exceeding the aggregate Option Exercise Price or other payment due.

            16.2    Notification under Section 83(b).    If the Participant, in connection with the exercise of any Option, or the grant of any share of Restricted Stock, makes the election permitted under Section 83(b) of the Code (i.e., an election to include in such Participant's gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

            16.3    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (including any Stock withheld as provided below) sufficient to satisfy

B-13   --  The Allstate Corporation

Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to an Award made under the Plan.

            16.4    Stock Withholding.    With respect to tax withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, or upon any other taxable event arising out of or as a result of Awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by tendering Stock held by the Participant (by actual delivery of the shares or by attestation) or by having the Company withhold Stock having a Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing (or other method acceptable to the Company) and signed by the Participant. In the event a Participant fails to make an election by the date required, the Participant will be deemed to have made an election to have the Company withhold Stock having a Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction.

Article 17.  Repayment of Awards, Non-Solicitation, and Non-Competition

            17.1    Restatements.    In the event of a restatement of the Company's financial results to correct a material error or inaccuracy resulting in whole or in part from the fraud or intentional misconduct of a Section 16 Officer, as determined by the Board or a committee thereof, the Board or the Committee shall have the authority, to the extent permitted by applicable law, to

  (i)
  cancel or cause to be cancelled any or all of such Section 16 Officer's outstanding Awards granted after May 19, 2009;

  (ii)
  recover or cause to be recovered any or all "Proceeds" (as defined below) resulting from any sale or other disposition (including to the Company) of shares of Stock issued or issuable upon vesting, settlement, or exercise, as the case may be, of any Award granted to such Section 16 Officer after May 19, 2009, plus a reasonable rate of interest; and/or

  (iii)
  recover or cause to be recovered any cash paid or shares of Stock issued to such Section 16 Officer in connection with any vesting, settlement, or exercise of an Award granted after May 19, 2009, plus a reasonable rate of interest.

            The term "Proceeds" means, with respect to any sale or other disposition (including to the Company) of shares of Stock acquired pursuant to an Award, an amount determined by the Committee, (a) in the case of an Award other than an Option or SAR, up to the amount equal to the Fair Market Value per share of Stock at the time of such sale or other disposition multiplied by the number of shares sold or disposed of, or (b) in the case of an Option or SAR, up to the amount equal to the number of shares of Stock sold or disposed of multiplied by the excess of the Fair Market Value per share of Stock at the time of such sale or disposition over the Option Exercise Price or Base Value, as applicable. The return of Proceeds is in addition to and separate from any other relief available to the Company or any other actions as may be taken by the Committee in its sole discretion. Any determination by the Committee with respect to the foregoing shall be final, conclusive, and binding on all interested parties.

            17.2    Non-Solicitation.    While employed and for the one-year period starting on the date of Termination of Employment, any Participant who has received an Award under the Plan shall not, directly or indirectly:

  (i)
  other than in connection with the good-faith performance of his or her normal duties and responsibilities as an employee of the Company or any Subsidiary, encourage any employee or agent of the Company or any Subsidiary to terminate his or her relationship with the Company or any Subsidiary;

  (ii)
  employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of, any employee or agent of the Company or Subsidiary (other than by the Company or its Subsidiaries), or cause or encourage any Person to do any of the foregoing;

  (iii)
  establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or exclusive agent independent contractor of the Company or its Subsidiaries; or

The Allstate Corporation  --  B-14

  (iv)
  interfere with the relationship of the Company or its Subsidiaries with, or endeavor to entice away from the Company or its Subsidiaries, any Person who or which at any time since the Participant's hire date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company or its Subsidiaries.

            If a Participant violates any of the non-solicitation provisions set forth above, to the extent permitted by applicable law, the Board or the Committee may, to the extent permitted by applicable law,

  (i)
  cancel or cause to be cancelled any or all of the Participant's outstanding Awards granted after May 19, 2009;

  (ii)
  recover or cause to be recovered any or all Proceeds resulting from any sale or other disposition (including to the Company) of shares of Stock issued or issuable upon vesting, settlement, or exercise, as the case may be, of any Award granted after May 19, 2009, if the sale or disposition was effected on or after the date that is one year prior to the date on which the Participant first violated any such non-solicitation provisions; and/or

  (iii)
  recover or cause to be recovered any cash paid or shares of Stock issued to the Participant in connection with any vesting, settlement, or exercise of an Award granted after May 19, 2009, if the vesting, settlement, or exercise occurred on or after the date that is one year prior to the date on which the Participant first violated any such the non-solicitation provisions.

            17.3    Non-Competition.    Any Participant who has received an Award under the Plan:

  (i)
  between February 21, 2012, and May 20, 2013, that remains subject to a Period of Restriction or other performance or vesting condition, shall not, for the two-year period following the date of Termination of Employment; or

  (ii)
  on and after May 21, 2013, that remains subject to a Period of Restriction or other performance or vesting condition, shall not, for the one-year period following the date of Termination of Employment, directly or indirectly engage in, own or control an interest in, or act as principal, director, officer, or employee of, or consultant to, any firm or company that is a Competitive Business. "Competitive Business" is defined as a business that designs, develops, markets, or sells a product, product line, or service that competes with any product, product line, or service of the division in which Participant works. This section is not meant to prevent Participant from earning a living, but rather to protect the Company's legitimate business interests. A Participant is not subject to this non-competition provision if:

  (i)
  employed in any jurisdiction where the applicable law prohibits such non-competition provision; or

  (ii)
  Termination of Employment occurs during a Post-Change Period (as defined in the applicable Award Agreement) and:

    (A)
    the Participant's Termination of Employment is initiated by the Employer other than for Cause (as defined in the applicable Award Agreement), death, or Disability, or

    (B)
    the Participant is a participant in The Allstate Corporation Change in Control Severance Plan and the Participant's Termination of Employment is initiated by the Participant for Good Reason (as defined in the applicable Award Agreement).

            If a Participant violates the non-competition provision set forth above, the Board or the Committee may, to the extent permitted by applicable law, cancel or cause to be cancelled any or all of the Participant's outstanding Awards granted on or after February 21, 2012, that remain subject to a Period of Restriction or other performance or vesting condition as of the date on which the Participant first violated the non-competition provision.

            17.4    No Limitation on Other Rights; Blue Pencil.    Nothing contained in this Article 17 shall be deemed to (i) limit any additional legal or equitable rights or remedies the Company may have under applicable law with respect to any Participant who may have caused or contributed to the Company's need to restate its financial results or who may have violated the non-solicitation or non-competition provisions in the Plan or in any other plan, policy, agreement, or

B-15   --  The Allstate Corporation

arrangement or (ii) affect any other non-solicitation, non-competition, or other restrictive covenants to which a Participant is subject. If any of the covenants contained in Article 17.2 and 17.3 or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

Article 18.  Successors

            All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

Article 19.  Legal Construction

            19.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

            19.2    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

            19.3    Requirements of Law.    The granting of Awards and the issuance of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

            19.4    Governing Law.    To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with, and governed by, the laws of the State of Delaware, except with regard to conflicts of law provisions.

            19.5    Code Section 409A Compliance.    To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service ("Section 409A"), and the Plan and any Awards granted under the Plan shall be interpreted and construed in a manner consistent with such intent. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A, the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section. In the event that it is reasonably determined by the Committee that, as a result of Section 409A, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the applicable Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A, which action may include, but is not limited to, delaying payment to a Participant who is a "specified employee" within the meaning of Section 409A until the first day following the six-month period beginning on the date of the Participant's Termination of Employment No action or failure by the Committee or the Company in good faith to act, pursuant to this Section 19.5 shall subject the Committee, the Company, or any of the Company's employees, directors, or representatives to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Section 409A.

The Allstate Corporation  --  B-16

Appendix C	PROXY STATEMENT

APPENDIX C

POLICY REGARDING PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT'S SERVICES

Purpose and Applicability

            The Audit Committee recognizes the importance of maintaining the independent and objective stance of our Independent Registered Public Accountant. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the Independent Registered Public Accountant.

            The Committee recognizes that the Independent Registered Public Accountant possesses a unique knowledge of the Corporation and its subsidiaries and can provide necessary and valuable services to the Corporation in addition to the annual audit. The provision of these services is subject to three basic principles of auditor independence: (i) auditors cannot function in the role of management, (ii) auditors cannot audit their own work; and (iii) auditors cannot serve in an advocacy role for their client. Consequently, this policy sets forth guidelines and procedures to be followed by this Committee when approving services to be provided by the Independent Registered Public Accountant.

Policy Statement

            Audit Services, Audit-Related Services, Tax Services, Other Services, and Prohibited Services are described in the attached appendix. All services to be provided by the Independent Registered Public Accountant must be approved by the Audit Committee or the Chair of the Audit Committee. Neither the Audit Committee nor the Chair will approve the provision of any Prohibited Services by the Independent Registered Public Accountant.

Procedures

            In connection with the approval by the Audit Committee of the engagement of the Independent Registered Public Accountant to provide Audit Services for the upcoming fiscal year, the Independent Registered Public Accountant will submit to the Committee for approval schedules detailing all of the specific proposed Audit, Audit-Related, Tax, and Other Services, together with estimated fees for such services that are known as of that date. Subsequent to the Audit Committee's approval of audit engagement, Corporation management may submit to the Committee or the Chair for approval schedules of additional specific proposed Audit, Audit-Related, Tax, and Other Services that management recommends be provided by the Independent Registered Public Accountant during the audit and professional engagement period. Regardless of when proposed to the Committee or the Chair, each specific service will require approval by the Committee or the Chair before commencement of the specified service. The Independent Registered Public Accountant will confirm to the Committee or the Chair that each specific proposed service is permissible under applicable regulatory requirements.

            Prior to approval of any specific Tax Service, the Independent Registered Public Accountant shall also provide to the Committee or the Chair a written description of (i) the scope of the service and the related fee structure, (ii) any side letter or other agreement between the Independent Registered Public Accountant and the Corporation or any subsidiary regarding the service, and (iii) any compensation arrangement or other agreement between the Independent Accountant and any person with respect to promoting, marketing, or recommending a transaction covered by the service.

Delegation to Chair

            In addition to the Audit Committee, the Chair of the Audit Committee has the authority to grant approvals of services to be provided by the Independent Registered Public Accountant. The decisions of the Chair to approve services shall be reported to the Audit Committee at each of its regularly scheduled meetings.

Review of Services

            At each regularly scheduled Audit Committee meeting, the Audit Committee shall review a report containing (i) a summary of any services approved by the Chair since the Committee's last regularly scheduled meeting and (ii) an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Independent Registered Public Accountant.

C-1   --  The Allstate Corporation

 Appendix

Audit Services

  1.
  Annual financial statement audit

  2.
  Review of quarterly financial statements

  3.
  Statutory audits

  4.
  Attestation report on management's assessment of internal controls over financial reporting

  5.
  Consents, comfort letters, and reviews of documents filed with the Securities and Exchange Commission

Audit-Related Services

  1.
  Accounting consultations relating to accounting standards, financial reporting, and disclosure issues

  2.
  Due diligence assistance pertaining to potential acquisitions, dispositions, mergers, and securities offerings

  3.
  Financial statement audits and attest services for non-consolidated entities including employee benefit and compensation plans

Tax Services

  1.
  Domestic and international tax compliance, planning, and advice

  2.
  Expatriate tax assistance and compliance

Other Services

            Any service that is not a Prohibited Service, Audit Service, Audit-Related Service, or Tax Service

Prohibited Services

            The following services, as more fully described in Regulation S-X, Rule 2-01, of the Securities and Exchange Commission, are Prohibited Services; provided however, that the services described in items 1 through 5 are not Prohibited Services if it is reasonable to conclude that the results of such services will not be subject to audit procedures during an audit of the Corporation's financial statements:

  1.
  Bookkeeping or other services related to the accounting records or financial statements

  2.
  Financial information systems design and implementation

  3.
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

  4.
  Actuarial services

  5.
  Internal audit outsourcing services

  6.
  Management functions or human resources

  7.
  Broker or dealer, investment adviser, or investment banking services

  8.
  Legal services and expert services unrelated to the audit

  9.
  Any other services that the PCAOB determines, by regulation, to impair independence

The Allstate Corporation  --  C-2

Appendix D	PROXY STATEMENT

Appendix D

Executive Officers

            The following table lists the names and titles of our executive officers. "AIC" refers to Allstate Insurance Company.

Name	Principal Positions and Offices Held

Thomas J. Wilson	Chairman of the Board, President, and Chief Executive Officer of The Allstate Corporation and AIC. Mr. Wilson also is a director of The Allstate Corporation.

Donald J. Bailey	President Emerging Businesses.

Don Civgin	President and Chief Executive Officer Allstate Financial.

James D. DeVries	Executive Vice President and Chief Administrative Officer of AIC (Human Resources).

Judith P. Greffin	Executive Vice President and Chief Investment Officer of AIC.

Sanjay Gupta	Executive Vice President and Chief Marketing Officer of AIC.

Suren Gupta	Executive Vice President of AIC (Allstate Technology & Operations).

Susan L. Lees	Executive Vice President and General Counsel of The Allstate Corporation and AIC (Chief Legal Officer).

Samuel H. Pilch	Senior Group Vice President and Controller of The Allstate Corporation and AIC.

Steven E. Shebik	Executive Vice President and Chief Financial Officer of The Allstate Corporation and AIC.

Steven C. Verney	Executive Vice President and Chief Risk Officer of AIC.

Matthew E. Winter	President Allstate Auto, Home, and Agencies.

D-1   --  The Allstate Corporation

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date w SCAN TO VIEW MATERIALS & VOTE THE ALLSTATE CORPORATION C/O WELLS FARGO SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 20, 2013*. Have this proxy card/voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 20, 2013*. Have this proxy card/voting instruction form in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card/voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 for receipt no later than May 20, 2013*. *Allstate 401(k) Savings Plan With respect to any shares represented by this proxy card/voting instruction form held in the Allstate 401(k) Savings Plan, your voting instructions must be received no later than 11:59 p.m. Eastern Time on May 14, 2013. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy card/voting instruction form and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SHAREHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to "shareholder meeting registration" link at www.proxyvote.com. If you do not have access to the Internet you can register by phone at 1-888-247-6053. M52516-P34767 THE ALLSTATE CORPORATION The Board of Directors recommends you vote "FOR" all nominees for Director. 1. Election of Directors Abstain Against For Nominees: ! ! ! 1a. F. Duane Ackerman ! ! ! 1b. Robert D. Beyer ! ! ! The Board of Directors recommends you vote "FOR" Proposals 2, 3 and 4. Abstain Against For 1c. Kermit R. Crawford ! ! ! ! ! ! 1d. Jack M. Greenberg 2. Advisory vote to approve the executive compensation of the named executive officers. ! ! ! ! ! ! 1e. Herbert L. Henkel 3. Approve the 2013 Equity Incentive Plan. ! ! ! ! ! ! 1f. Ronald T. LeMay 4. Ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2013. ! ! ! The Board of Directors recommends you vote "AGAINST" Proposals 5 and 6. 1g. Andrea Redmond ! ! ! ! ! ! 1h. H. John Riley, Jr. 5. Stockholder proposal on equity retention by senior executives. ! ! ! ! ! ! 6. Stockholder proposal on reporting lobbying expenditures. 1i. John W. Rowe ! ! ! This proxy will be governed by and construed in accordance with the laws of Delaware and applicable securities laws. 1j. Judith A. Sprieser ! ! ! 1k. Mary Alice Taylor ! ! ! 1l. Thomas J. Wilson Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held in the Allstate 401(k) Savings Plan (the "Plan"), you may direct The Northern Trust Company as Trustee of the Plan to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee's duties. If you wish to vote the Allstate shares allocated to the Plan account, you cannot do so in person. You must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card/Voting Instruction Form or provide telephonic or Internet voting instructions on a timely basis for the shares allocated to the Plan account, those shares will be considered "unvoted." If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by your signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends. The Trustee will vote all unvoted and all unallocated shares held by the Plan as follows: if the Trustee receives instructions on a timely basis for at least 50% of the votable allocated shares in the Plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives instructions for less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the Trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: The Allstate Corporation Notice of 2013 Annual Meeting, Proxy Statement and 2012 Annual Report are available at www.proxyvote.com. M52517-P34767 THE ALLSTATE CORPORATION Annual Meeting of Stockholders May 21, 2013 11:00 a.m. This proxy card/voting instruction form is solicited on behalf of the Board of Directors You hereby authorize Susan L. Lees, Mary J. McGinn, and Thomas J. Wilson to vote all shares of common stock of The Allstate Corporation that you would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 21, 2013 and at any adjournments thereof. The authority conferred by this Proxy Card/Voting Instruction Form shall be exercised by a majority of these persons present and acting at the meeting or, if only one of them is present, by that person. Each such person has the authority to designate a substitute to act for him or her. These persons are authorized to vote such shares on the matters shown, and in the manner directed, on the reverse hereof and in their discretion on any other matters that may properly come before the meeting. If you return a signed proxy but do not indicate how the shares should be voted on a matter, the shares represented by your signed proxy will be voted as the Board of Directors recommends. You acknowledge receipt of The Allstate Corporation's Notice of 2013 Annual Meeting and Proxy Statement, dated April 10, 2013, and its 2012 Annual Report. You hereby revoke any instructions previously given to vote the shares represented by this Proxy Card/Voting Instruction Form. Allstate and the Trustee have instructed the tabulation agent to keep your voting instructions strictly confidential. Sign on reverse side

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date w SCAN TO VIEW MATERIALS & VOTE THE ALLSTATE CORPORATION ANNUAL MEETING FOR HOLDERS AS OF 3/22/13 TO BE HELD ON 5/21/13 Your vote is important. Thank you for voting. Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 pm ET the night before the meeting. To vote by Internet 1) Go to website www.proxyvote.com. To vote by Telephone 1) Call 1-800-454-8683. To vote by Mail 1) Check the appropriate boxes on the voting instruction form below. 2) Sign and date the voting instruction form. 3) Return the voting instruction form in the envelope provided. SHAREHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to "shareholder meeting registration" link at www.proxyvote.com. If you do not have access to the Internet you can register by phone at 1-888-247-6053. M52548-P34666 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 21, 2013. The following material is available at www.proxyvote.com: Notice of 2013 Annual Meeting, Proxy Statement and 2012 Annual Report The Board of Directors recommends you vote FOR the following proposals: ! PLEASE "X" HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON 1. Election of Directors Abstain Against For Abstain Against For Nominees: 2. Advisory vote to approve the executive compensation of the named executive officers. ! ! ! ! ! ! 1a. F. Duane Ackerman ! ! ! ! ! ! 3. Approve the 2013 Equity Incentive Plan. 1b. Robert D. Beyer 4. Ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2013. ! ! ! ! ! ! 1c. Kermit R. Crawford ! ! ! 1d. Jack M. Greenberg ! ! ! The Board of Directors recommends you vote AGAINST the following proposals: 1e. Herbert L. Henkel ! ! ! ! ! ! 1f. Ronald T. LeMay 5. Stockholder proposal on equity retention by senior executives. ! ! ! ! ! ! 1g. Andrea Redmond 6. Stockholder proposal on reporting lobbying expenditures. ! ! ! 1h. H. John Riley, Jr. ! ! ! 1i. John W. Rowe ! ! ! 1j. Judith A. Sprieser ! ! ! 1k. Mary Alice Taylor ! ! ! 1l. Thomas J. Wilson